Exhibit 10.1
Execution Version

Fourth Amended and Restated Credit Agreement
Dated as of November 5, 2025,
Among
Northern Oil and Gas, Inc.,
As Borrower,
Wells Fargo Bank, National Association,
As Administrative Agent and Collateral Agent,
and
The Lenders Party Hereto From Time to Time

Joint Lead Arrangers and Joint Book Runners
Wells Fargo Securities, LLC

and
Bank of America, N.A., Capital One, National Association, Citibank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., PNC Capital Markets, LLC, Truist Securities, Inc., RBC Capital Markets LLC, U.S. Bank National Association, Citizens Bank, N.A., Canadian Imperial Bank of Commerce, New York Branch

Documentation Agents

Wells Fargo Securities, LLC, Bank of America, N.A., Capital One, National Association, Citibank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., PNC Bank, National Association, Truist Bank, RBC Capital Markets LLC, U.S. Bank National Association, Citizens Bank, N.A., Canadian Imperial Bank of Commerce, New York Branch

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	Schedule of Elected Commitments and Term Commitments

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Term Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guaranty and Collateral Agreement
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Borrowing Request
Exhibit F	Form of Interest Election Request
Exhibit G	Form of Reserve Report Certificate
Exhibit H	Form of Solvency Certificate
Exhibit I-1	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Prepayment/Cancellation Notice

Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries and Partnerships; Location of Businesses and Offices
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.25	Deposit Accounts
Schedule 7.26	Mortgage Jurisdictions
Schedule 8.16	Post-Closing Obligations
Schedule 9.02	Closing Date Indebtedness
Schedule 9.03	Closing Date Liens
Schedule 9.05	Closing Date Investments
Schedule 9.13	Closing Date Affiliate Transaction

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THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of November 5, 2025, is among Northern Oil and Gas, Inc., a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”).
R E C I T A L S
A.    The Borrower has requested that the Lenders, and the Lenders have agreed to, amend and restate in its entirety that certain Third Amended and Restated Credit Agreement dated as of June 7, 2022, among the Borrower, the Administrative Agent and the lenders and other parties party thereto (such agreement, as previously amended prior to the date hereof and as existing immediately prior to giving effect to this Agreement, the “Existing Credit Agreement”), subject to the terms and conditions of this Agreement.
B.    The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained herein and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above. As used in this Agreement, each capitalized term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following capitalized and other terms have the meanings specified below:
“Account Control Agreement” means, as to any Deposit Account, Commodity Account, or Securities Account of any Credit Party, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent among such Credit Party owning such Deposit Account, Commodity Account, or Securities Account, the Administrative Agent, the Collateral Agent and, as applicable, the depositary bank, securities intermediary, securities broker or any other Person with respect thereto, which agreement or agreements shall provide a first-priority perfected Lien (subject to Excepted Liens of the type described in clause (e) of the definition thereof) in favor of the Administrative Agent for the benefit of the Lenders in such Deposit Account, Commodity Account, or Securities Account (in each case, other than an Excluded Account).
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Public Company

Accounting Oversight Board, the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto, or agencies with similar functions).
“Acquisition Hedges” has the meaning assigned to such term in Section 9.16(a)(ii).
“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).
“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).
“Additional Term Lender” has the meaning assigned to such term in Section 2.10(c).
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor, for purposes of this Agreement.
“Administrative Agent” has the meaning assigned to such term in the preamble.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“AFE” means an authorization for expenditure.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Loans” has the meaning assigned to such term in Section 5.05.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Solely for purposes of this definition, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other governing body of a Person (other than as a limited partner of such Person) will be deemed to “control” such other Person; provided that (a) such Person is not a mutual fund or any similar investment fund (or an affiliated group of such funds) having at least $100 billion of assets under management (individually or in the aggregate with its affiliated funds) owning or controlling Equity Interests of the Borrower for investment purposes and such Person would be permitted to report its ownership interest on Schedule 13G pursuant to Rule 13d-1(b) and (b) such Person did not acquire Equity Interests in such other Person in connection with, or as payment of consideration for, a purchase or acquisition.
“Agents” means the Administrative Agent and the Collateral Agent.
“Aggregate Elected Commitment Amount” means, at any time, an amount equal to the sum of the aggregate Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(c). The Aggregate Elected Commitment Amount as of the Effective Date is $1,600,000,000.
“Aggregate Maximum Credit Amounts” means, as of the Effective Date, $3,500,000,000, as the same may be reduced or terminated pursuant to Section 2.06.
“Agreement” means this Credit Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.
“AML Laws” means any and all applicable laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Anti-Corruption Laws” means all laws, rules, and regulations of the United States or any other jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any other Credit Party or its Subsidiaries from time to time concerning or relating to bribery or corruption, including but not limited to the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Applicable Margin” means, for any day, with respect to any Base Rate Loan or SOFR Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	Less than or equal to 25.0%	Greater than 25.0% and less than or equal to 50.0%	Greater than 50.0% and less than or equal to 75.0%	Greater than 75.0% and less than or equal to 90.0%	Greater than 90.0%
Base Rate Loans	0.75%	1.00%	1.25%	1.50%	1.75%
SOFR Loans	1.75%	2.00%	2.25%	2.50%	2.75%
Commitment Fee Rate	0.375%	0.375%	0.50%	0.50%	0.50%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change, provided, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then until delivery of such Reserve Report, the “Applicable Margin” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
Furthermore, the Applicable Margin in respect of any Term Loans or Extended Term Loans shall be the applicable percentages per annum set forth in the applicable Term Loan Amendment or Extension Offer, respectively.
“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Elected Commitment Amount represented by such Revolving Lender’s Elected Commitment (or, if the Aggregate Elected Commitment Amount has terminated or expired, the percentage of the aggregate Revolving Credit Exposure represented by such Revolving Lender’s Revolving Credit Exposure at such time).
“Applicable Term Loan Percentage” means, with respect to any Term Lender, the percentage of the aggregate Term Commitments represented by such Term Lender’s Term Commitment (or, if the Term Commitments have terminated or expired, the percentage of the aggregate Term Loan Exposure represented by such Term Loan Lender’s Term Loan Exposure at such time).
“Approved Counterparty” means any (a) Lender or any Affiliate of a Lender, including with respect to any Swap Obligations existing as of the Effective Date and (b) other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher (or such counterparty’s obligations under any Swap Agreement have been guaranteed by an entity with such ratings) and, in each case, any and all successors thereto.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Petroleum Engineers” means (a) Cawley, Gillespie & Associates, Inc., (b) Netherland, Sewell & Associates, Inc., (c) Ryder Scott Company Petroleum Consultants, L.P., and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
“Arrangers” means Wells Fargo Securities, LLC, Bank of America, N.A., Capital One, National Association, Citibank, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., PNC Capital Markets LLC, Truist Securities, Inc., RBC Capital Markets LLC and U.S. Bank National Association, Canadian Imperial Bank of Commerce, New York Branch, Citizens Bank, N.A., each in its capacity as joint lead arranger and joint book runner hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit D or any other form approved by the Administrative Agent.
“ASU” has the meaning assigned to such term in the definition of “Capital Leases.”
“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Termination Date.
“Available Borrowing Base” means the amount of the Borrowing Base then in effect minus the principal amount of Term Loans then outstanding.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Price Deck” means the Administrative Agent’s “base case” forward curve for oil, natural gas and other Hydrocarbons as of the most recent Proposed Borrowing Base Notice, furnished to the Borrower by the Administrative Agent from time to time.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof;

provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than Floor plus 1.00%.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.02(a).
“Base Rate Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”
“Basket” means any amount, threshold, exception or value permitted or prescribed with respect to any Lien, Debt, Disposition, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03(c).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.13(c).
“Borrowing Base Deficiency” occurs if at any time the sum of (a) total Revolving Credit Exposures plus (b) the total Term Loan Exposures exceeds the Borrowing Base then in effect. The amount of any Borrowing Base Deficiency is the amount by which the sum of (a) total Revolving Credit Exposures plus (b) the total Term Loan Exposures exceeds the Borrowing Base then in effect.
“Borrowing Base Properties” means the proved Oil and Gas Properties of the Borrower and its Subsidiary Guarantors included in the most recently delivered Reserve Report hereunder.
“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures, and the denominator of which is the Borrowing Base in effect on such day.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form of Exhibit E.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a SOFR Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a U.S. Government Securities Business Day.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to Section 8.01.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, any state, territory or commonwealth of the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) deposit accounts or deposits maturing within one year from the date of acquisition thereof with, including certificates of deposit, time deposits or overnight bank deposits having maturities of twelve (12) months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 12 months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; or (e) money market or other mutual funds substantially all of whose assets comprise securities of the type described in clauses (a) through (d) above.
“Cash Management Agreement” means any agreement to provide cash management services, including, but not limited to, treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.
“Cash Receipts” means all cash received by or on behalf of any Credit Party or any of the Restricted Subsidiaries, including without limitation: (a) any amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by any Credit Party or any of the Restricted Subsidiaries; (c) proceeds from Loans; and (d) any other cash received by any Credit Party or any of the Restricted Subsidiaries from whatever source (including, without limitation, amounts received in respect of the Liquidation of any Swap Agreement).
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Credit Parties or the Restricted Subsidiaries.
“CERCLA” has the meaning assigned to such term in the definition of “Environmental Laws.”
“Change in Control” means the occurrence of the following events:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower,
(b)    the Borrower shall cease to own and control directly or indirectly 100% of the Equity Interests of any Guarantor, except pursuant to a transaction permitted by Section 9.10 or Section 9.11,

(c)    occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the members of the board of directors of the Borrower or (ii) appointed by directors so nominated, appointed or approved, or
(d)    any “change in control” under any documents governing any Material Debt.
“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated, issued or implemented.
“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Term Commitments or Extended Term Commitments of a given Extension Series and (c) when used with respect to Loans, refers to whether such Loans are Revolving Loans, Term Loans or Extended Term Loans of a given Extension Series. Loans that are not fungible for United States federal income tax purposes shall be construed to be in different Classes or tranches. Commitments that, if and when drawn in the form of Loans, would yield Loans that are construed to be in different Classes or tranches pursuant to the immediately preceding sentence shall be construed to be in different Classes or tranches of Commitments corresponding to such Loans. There shall be no more than an aggregate of three Classes of term loan facilities under this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning provided for such term in the Security Instruments; provided that, with respect to the Mortgages, “Collateral” as defined herein shall include “Mortgaged Properties”; in each case excluding Excluded Assets.
“Collateral Agent” has the meaning assigned to such term in the preamble.

“Commitment” means, with respect to any Lender, such Lender’s Term Commitment, Extended Term Commitment or Revolving Commitment, as applicable.
“Commitment Fee Rate” has the meaning assigned to such term in the definition of Applicable Margin.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.02 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means with respect to the Borrower and its Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Restricted Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein) the following (without duplication): (a) the net income of any Person in which the Borrower or a Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with

GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Consolidated Restricted Subsidiaries, (d) any extraordinary gains or losses during such period; (e) any non-cash gains, losses, or adjustments under FASB ASC Topic 815 as a result of changes in the fair market value of derivatives; (f) any gains or losses attributable to write-ups or write-downs of assets, including ceiling test write-downs; and (g) non-cash share-based payments under FASB Statement No. 123R.
“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.
“Consolidated Subsidiary” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are (or should be) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the amount of “total assets” of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis, in conformity with GAAP, but excluding any Unrestricted Subsidiaries, as shown on (x) the most recent balance sheet of the Borrower delivered pursuant to Section 8.01(a) or 8.01(b) or (y) a balance sheet of the Borrower (i) prepared by a Financial Officer of the Borrower, (ii) certified by a Financial Officer as presenting fairly in all material respects the financial position of the Borrower and its Consolidated Restricted Subsidiaries (excluding Unrestricted Subsidiaries) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (iii) delivered to the Administrative Agent and each Lender.
“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” has the meaning assigned to such term in Section 12.23.
“Covered Party” has the meaning assigned to such term in Section 12.23(a).
“Credit Bid” means an offer submitted by the Administrative Agent (on behalf of the Lenders), based upon the instruction of the Majority Lenders, to acquire the Property or Equity Interests of the Borrower or any Guarantor or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by the Administrative Agent, based upon the instruction of the Majority Lenders) of the claims and Secured Obligations under this Agreement and other Loan Documents.
“Credit Parties” means collectively the Borrower and each other Guarantor.

“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries at such date, plus the unused Commitments, but excluding all non-cash assets under FASB ASC Topic 815.
“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Restricted Subsidiaries on such date, but excluding (a) all non-cash obligations under FASB ASC Topic 815, (b) the current portion of the Loans under this Agreement and (c) the current portion of any long-term debt.
“Current Ratio” means, with respect to the Borrower and its Consolidated Restricted Subsidiaries, as of any date of determination, the ratio of (a) Current Assets as of such date to (b) Current Liabilities as of such date.
“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, loan agreements, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services (other than (i) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business and (ii) accounts payable incurred in the ordinary course of business which are either (A) not overdue by more than 60 days or (B) being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) the principal component of obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, provided that the amount of Debt for purposes of this clause (f) shall be an amount equal to the lesser of the unpaid amount of such Debt and the fair market value of the encumbered Property; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or with respect to which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business (but only to the extent of such advance payments); (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person under “take or pay” or similar agreements (other than obligations under firm transportation or drilling contracts); (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to such term in Section 12.23(a).
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose Lender Parent has, become the subject of a Bankruptcy Event or a Bail-In Action.
“Deficiency Notification Date” has the meaning assigned to such term in Section 3.04(c)(ii).
“Deposit Account” has the meaning assigned to such term in the UCC.
“Disposition” means any conveyance, sale, lease, sale and leaseback, assignment (other than assignments intended to convey a Lien), farm-out, transfer, investment, contribution, or other disposition of any Property, and including, for the avoidance of doubt, any Liquidation or Casualty Event. “Dispose” has a correlative meaning thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable (other than (A) customary offers to purchase upon (i) a change of control, to the extent such offer is subject to the previous payment in full of the Secured Obligations and (ii) asset sale or casualty or condemnation event to the extent such offer is subject to the previous payment in full of the Secured Obligations or to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the Latest Maturity Date at the time of issuance has occurred or such repurchase or redemption is otherwise permitted by this Agreement and (B) customary acceleration rights after an event of default) for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Latest Maturity Date at the time of issuance and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
“Disqualified Institution” means, on any date, (a) any Person (other than a bona fide debt fund of such Person) designated by the Borrower as a “Disqualified Institution”, (b) any Person that is a competitor of the Borrower or any of its Subsidiaries and (c) Subsidiaries and Affiliates of such Persons (in each case in clauses (b) and (c) other than such Persons, Subsidiaries or Affiliates that are bona fide fixed income investors, debt funds, regulated bank entities or unregulated lending entities generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business), that in each case in clauses (a) through (c) above, have either (i) been designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to October 29, 2025 and made available to the Lenders upon request and subject to the terms and conditions set forth in Section 12.11, or (ii) reasonably identifiable as a Subsidiary or Affiliate of such Persons on the basis of such Subsidiary’s or Affiliate’s name; provided however, with respect to clauses (a) through (c) above, in no event shall any Lender party to this Agreement as of the Effective Date constitute a Disqualified Institution.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Entity” means any Person that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“Domestic Subsidiary” means any Subsidiary (whether a Restricted Subsidiary or an Unrestricted Subsidiary) that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“EBITDAX” means, for any period, on a consolidated basis for the Borrower and its Consolidated Restricted Subsidiaries, (a) Consolidated Net Income for such period plus (b) the following expenses or charges to the extent deducted in the calculation of Consolidated Net

Income for such period: (i) exploration expenses, (ii) Interest Expense, (iii) income or franchise Taxes, (iv) depreciation, depletion, amortization and other non-cash charges and losses, (v) one time transactions costs, fees and expenses paid or accrued in connection with Debt financings, capital-raising transactions, mergers, acquisitions, Investments, Dispositions and other non-recurring corporate transactions, whether or not consummated, in an aggregate amount for this clause (v) not to exceed $10,000,000 in any four fiscal quarter period; (vi) write off of Debt issuance costs and loss (or minus any gains) on the extinguishment of Debt, (vii) extraordinary or non-recurring charges and losses (or minus any extraordinary or non-recurring gains), (viii) other non-cash charges, expenses and losses (including non-cash charges, expenses and losses associated with the granting of stock-based compensation to employees and directors, non-cash mark to market losses (or minus any gains), and non-cash impairments or accounting adjustments with respect to any Disposition permitted hereby), (ix) amounts incurred related to contingent consideration paid in connection with the acquisition of Oil and Gas Properties, (x) all losses (whether cash or non-cash) from Dispositions (other than Hydrocarbons produced in the ordinary course of business), (xi) pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, Dispositions, discontinuance of activities or operations and other specified transactions, restructurings, cost savings initiatives, operational changes and other initiatives or specified transactions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months thereafter (including any actions taken on or prior to the Effective Date) in an amount not to exceed 10% of EBITDAX for such four fiscal quarter period calculated before giving effect to this clause (xi) and (xii) one-time, non-recurring transactions costs, fees and expenses paid or accrued in connection with the Transactions; minus (c) the following income or gains to the extent included in the calculation of Consolidated Net Income for such period: (i) all non-cash income and gains, (ii) all gains (whether cash or non-cash) from Dispositions (other than Hydrocarbons produced in the ordinary course of business) and (iii) Liquidations of any Swap Agreement. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if during such Reference Period, the Borrower or any Consolidated Restricted Subsidiary shall have made any Material Disposition, EBITDAX for such Reference Period shall be reduced by an amount equal to the EBITDAX (if positive) attributable to the Property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDAX (if negative) attributable thereto for such Reference Period, (ii) if during such Reference Period, the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Acquisition, EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period and (iii) if during such Reference Period a Consolidated Subsidiary shall be redesignated as either a Consolidated Unrestricted Subsidiary or a Consolidated Restricted Subsidiary, EBITDAX shall be calculated after giving pro forma effect to such redesignation, as if such redesignation had occurred on the first day of such Reference Period.
“EDGAR” means the Electronic Data Gathering Analysis and Retrieval system operated by the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
“Elected Commitment” means, as to each Revolving Lender, the amount set forth opposite such Revolving Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an optional increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.06(b) or (c).
“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Enforcement Action” means any action to enforce any Secured Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of account debtors, setoff or recoupment, Credit Bid, action in a Credit Party’s Insolvency Proceeding or otherwise).
“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).
“Environmental Laws” means any Governmental Requirements pertaining to human health and safety (to the extent relating to exposure to Hazardous Materials), the protection of the environment or the preservation or reclamation of natural resources, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended (to the extent relating to exposure to

Hazardous Materials), the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and Hazardous Materials Transportation Act, as amended, and comparable state laws.
“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization of a Governmental Authority required under applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Credit Parties would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, Section 414 of the Code.
“ERISA Event” means (a) a reportable event described in Section 4043(c) of ERISA and the regulations issued thereunder with respect to which the reporting requirement has not been waived by applicable regulations, (b) the withdrawal of the Credit Parties or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt by the Credit Parties or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA with respect to any Multiemployer Plan, (f) the failure of a Plan to meet the minimum funding standards under Section 412 of the Code or Section 302(c) of ERISA (determined without regard to Section 412(c) of the Code or Section 303(c) of ERISA), (g) the failure of a Plan to satisfy the requirements of Section 401(a)(29) of the Code, Section 436 of the Code or Section 206(g) of ERISA or (h) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 11.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 11.13(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 11.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 11.13(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not more than 60 days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not more than 60 days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Credit Parties or the Restricted Subsidiaries or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms (pursuant to a depository institution’s standard documentation that is provided to its customers generally or pursuant to Account Control Agreements) relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Credit Parties or the Restricted Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Credit Parties or the Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, zoning restrictions, rights of way, facilities and equipment, and Liens related to surface leases and surface operations, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Credit Parties or the Restricted Subsidiaries or materially impair the value of any material Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens on any Property, including Oil and Gas Property, not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (1) limiting the transfer of properties and assets pending consummation of the subject transaction or (2) in respect of earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder, and (j) Liens arising from precautionary Uniform Commercial Code financing statement filings entered into by the Borrower and the Subsidiaries covering Property under true leases entered into in the ordinary course of business; provided, further Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced; provided further, (x) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent, the Collateral Agent and the Lenders is to be hereby implied or expressed by the permitted existence of any Excepted Liens and (y) in no event shall “Excepted Liens” secure Debt for borrowed money.
“Excess Cash” means, as of the date of any determination, cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries other than (a) any cash allocated for, reserved or otherwise set aside to pay royalty obligations, working interest obligations, suspense payments, similar payments as are customary in the oil and gas industry, rent expenses, general and administrative expenses, hedging expenses and payments, severance and ad valorem taxes, payroll, payroll taxes, Taxes, and employee wage and benefit payment obligations of the Borrower or any Restricted Subsidiary due and owing as of such date and for which the Borrower or such Restricted Subsidiary either (i) has issued checks or have initiated wires or ACH transfers or (ii) will issue checks or initiate wires or ACH transfers within three (3) Business Days of such date to make such payments, (b) any cash allocated for, reserved or otherwise set aside to pay, in the ordinary course of business, amounts (other than obligations described in clause (a) above) permitted to be paid by the Borrower or its Restricted Subsidiaries in accordance with this Agreement and the other Loan Documents due and owing as of such date to Persons who are not Affiliates of the Credit Parties and for which obligations the Borrower or any Restricted Subsidiary has issued checks or has initiated wires or ACH transfers but that have not yet been subtracted from the balance in the relevant account of the Borrower or any Restricted Subsidiary, (c) any cash of the Borrower or any Restricted Subsidiary constituting pledges and/or deposits securing any binding and enforceable purchase and sale agreement with any Persons who are not Affiliates of the Credit Parties, in each case to the extent permitted by this Agreement, (d) without duplication of any amounts under clause (e), cash reasonably expected to be used for the payment of the purchase price under any binding and enforceable purchase and sale agreement with any Persons who are not Affiliates of the Credit Parties within three (3) Business Days of such date, (e) the amount of (i) any net cash proceeds received by the Borrower from an issuance of Equity Interests (other than Disqualified Capital Stock) of the Borrower after the Effective Date (A) on or after the 90th day preceding the date of determination and (B) prior to the 90th day preceding the date of determination to the extent such amount has been reserved or otherwise set aside for payments of a Qualified AFE Amount, minus (ii) any cash and Cash Equivalents applied as a Restricted Payment in reliance on Section 9.04(a)(iii), (iv) or (v), minus (iii) any cash and Cash Equivalents applied as a Redemption of Permitted Debt in reliance on Section 9.04(b)(i), minus (iv) any cash and Cash Equivalents applied as an Investment in reliance on Section 9.05(d)(ii), (e)(iv), (g), (i), (k) and (l), in each case of clauses (ii), (iii) and (iv) hereof, following the date of the Borrower’s receipt of cash proceeds from such issuance of Equity Interests; provided that in no event shall the amount calculated pursuant to this clause (e) be less than zero, (f) any cash to the extent required to be held in cash collateral accounts for any Persons who are not Affiliates of the Credit Parties, and (g) any cash allocated for, reserved or otherwise set aside to pay, within one (1) Business Day, amounts pursuant to an optional redemption, repurchase or other repayment of Permitted Debt, so long as such cash is deposited in a deposit account subject to an Account Control Agreement.
“Excess Cash Threshold” means, as of the date of any determination, the amount that is equal to the greater of (a) 10% of the then-effective Borrowing Base and (b) $150,000,000.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Accounts” means, with respect to the Credit Parties or any Restricted Subsidiary, each deposit account set forth on Schedule 7.25 (as the same may be supplemented by the Borrower from time to time upon delivery of a written supplement to the Administrative Agent) as an “Excluded Account” and that is not subject to an Account Control Agreement, to the extent exclusively constituting (a) payroll accounts, (b) tax withholding accounts, (c) employee benefit trust accounts, (d) zero balance accounts (other than lockbox accounts, to the extent Account Control Agreements are permitted by the applicable depository bank), (e) petty cash accounts containing a balance not exceeding $5,000,000 for all such accounts in the aggregate, (f) segregated accounts, the balance of which consists exclusively of funds due and owing to unaffiliated third parties in connection with royalty payment obligations owed to such third parties, or working interest payments received from unaffiliated third parties, solely to the extent such amounts constitute property of such third party held in trust, and (g) dedicated cash collateral or surety accounts with respect to Excepted Liens of the type described in clause (g) of the definition thereof.
“Excluded Assets” means:
(a)    any fee owned real property and any leasehold rights and interests in real property (other than Oil and Gas Properties);

(b)    motor vehicles (and other assets covered by certificates of title or ownership) and Letter-of-Credit Rights (as defined in the Uniform Commercial Code in the State of New York) and Commercial Tort Claims (as defined in the Uniform Commercial Code in the State of New York), in each case, except to the extent the security interest in such assets can be perfected by the filing of an “all assets” Uniform Commercial Code financing statement;
(c)    those assets over which the granting of security interests in such assets would be prohibited by any contract, applicable law or regulation but only to the extent and for so long as a grant of a security interest therein in favor of the Administrative Agent would (x) violate or invalidate such contract, cause the acceleration or the termination thereof or create a right of termination in favor of any other party thereto (other than the Borrower or any of its Subsidiaries) or (y) violate such applicable law or regulation, other than to the extent such prohibition is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition;
(d)    particular assets if and for so long as, if reasonably agreed by the Administrative Agent and the Borrower, the cost of creating a pledge or security interest in such assets exceed the practical benefits to be obtained by the Lenders therefrom; and
(e)    except as provided in Section 8.14, any assets located outside the United States to the extent that such assets require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets under such non-U.S. jurisdiction, including any intellectual property registered in any non-U.S. jurisdiction;
provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (d) (unless such proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (a) through (d)).
“Excluded Subsidiary” means any direct or indirect subsidiary of any Credit Party (a) that is a “controlled foreign corporation” (as that term is defined in Section 957(a) of the Code) (“CFC”), (b) that owns no material assets other than equity, or equity and indebtedness, of a CFC (directly and/or indirectly through one or more subsidiaries), (c) that is a direct or indirect subsidiary described in clauses (a) or (b) above, (d) that with respect to which the provision of a guarantee by it would result in material and adverse Tax consequences to the Borrower or any of the Borrower’s direct or indirect Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent or (e) Unrestricted Subsidiaries.
“Excluded Swap Obligation” has the meaning assigned to such term in the Guaranty and Collateral Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profit Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit, or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (c) any Taxes attributable to a Recipient’s failure to comply with Section 5.03(e) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals.
“Extended Loans” means any Extended Term Loans.
“Extended Term Loan Facility” has the meaning assigned to such term in the definition of “Facility”.
“Extended Term Loans” has the meaning assigned to such term in Section 2.11(a)(ii).
“Extending Term Lender” has the meaning assigned to such term in Section 2.11(a)(ii).
“Extension” means a Term Loan Extension.
“Extension Amendment” has the meaning assigned to such term in Section 2.11(c).
“Extension Offer” means a Term Loan Extension Offer.
“Extension Series” means any Term Loan Extension Series.
“Extraordinary Expenses” means all costs, expenses or advances that the Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Credit Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Administrative Agent, any Lender, any Credit Party, any representative of creditors of a Credit Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidance of the Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or other Secured Obligations, including any lender liability or other claims; (c) the exercise of any rights or remedies of the Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Secured Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees of outside counsel, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Credit Party or independent contractors in liquidating any Collateral, and reasonable travel and other expenses.
“Facility” means each of (a) any Term Loan Facility, (b) any Extended Term Loans of a given Series (each, an “Extended Term Loan Facility”) and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor provisions that are substantively comparable and which do not impose criteria that are materially more onerous to comply with than those contained in such Sections), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means that certain Fee Letter dated November 5, 2025, among Wells Fargo Securities, LLC, Wells Fargo Bank, National Association and the Borrower.
“Financial Incurrence Test” has the meaning assigned to such term in Section 1.09.
“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references to a Financial Officer herein mean a Financial Officer of the Borrower.
“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary (whether a Restricted Subsidiary or an Unrestricted Subsidiary) that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).
“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect of any Governmental Authority.
“Guarantor” means each Restricted Subsidiary that is a party to the Guaranty and Collateral Agreement as a “Guarantor” and “Grantor” (as such terms are defined in the Guaranty and Collateral Agreement) and guarantees the Secured Obligations (including pursuant to Section 6.01 and Section 8.14(b)); provided that no Excluded Subsidiary or Immaterial Subsidiary shall be a Guarantor unless such Excluded Subsidiary or Immaterial Subsidiary guarantees any Permitted Debt, any Permitted Refinancing Debt or the Debt, in each case, of the Borrower or any Domestic Subsidiary, any other Person.
“Guaranty and Collateral Agreement” means the Fourth Amended and Restated Guaranty and Collateral Agreement, substantially in the form attached hereto as Exhibit C, executed by the Borrower, the Guarantors, the Collateral Agent and the Administrative Agent, as the same may be amended, restated, amended and restated, modified or supplemented from time to time.
“Hazardous Material” means any substance regulated or as to which liability may be imposed under any applicable Environmental Law in each case due to its hazardous or dangerous properties or characteristics and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as, or included in the definition or meaning of, “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, and crude oil; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.
“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved,

charged or received on the Notes or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws allow as of the date hereof.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” means Hydrocarbon Interests of the Borrower and the Restricted Subsidiaries, as the context requires.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of the Credit Parties, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests of the Credit Parties or other properties constituting Oil and Gas Properties of the Credit Parties.
“Illegality Notice” has the meaning assigned to such term in Section 3.03(b).
“Immaterial Subsidiary” means any Restricted Subsidiary that is (a) not a Material Subsidiary, (b) an Excluded Subsidiary, (c) a captive insurance company, (d) a not-for-profit Subsidiary, (e) a special purpose entity, (f) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Effective Date or at the time such Restricted Subsidiary is acquired (and not entered into in contemplation of such acquisition), as applicable, from guaranteeing the Secured Obligations or which would require consent, approval, license or authorization from a Governmental Authority unless such consent, approval, license or authorization has been received or (g) any Subsidiary excluded from the guarantee requirements under this Agreement where the Borrower and the Administrative Agent reasonably agree that the cost of providing such guarantee is excessive in relation to the value afforded thereby.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 12.03(b).
“Information” has the meaning assigned to such term in Section 12.11.
“Initial Reserve Report” means the Reserve Report as of July 1, 2025 prepared by or under the supervision of the chief engineer of the Borrower and audited by an Approved

Petroleum Engineer with respect to the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries.
“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04 in substantially the form of Exhibit F.
“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Borrower and the Consolidated Restricted Subsidiaries for such period, including (a) to the extent included in interest expense under GAAP, unless otherwise provided in (iii) below: (i) amortization of debt discount, (ii) capitalized interest and (iii) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP and (b) cash dividend payments made by any Credit Party or the Restricted Subsidiaries in respect of any Disqualified Capital Stock; but excluding non-cash gains, losses or adjustments under FASB ASC Topic 815 as a result of changes in the fair market value of derivatives.
“Interest Payment Date” means (a) with respect to any Base Rate Loan, (i) the last day of each March, June, September and December and (ii) the Maturity Date and (b) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date.
“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period tenor which has been removed pursuant to Section 3.03(c)(iv) may be elected by the Borrower and (d) no Interest Period may extend beyond the applicable Maturity Date of the Loans made under such SOFR Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
“Investment” means, for any Person: (a) an acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person and (without duplication) any amount committed to be advanced, lent, or extended to such Person (valued at the lesser of the amount of the Debt that is the subject of such guarantee or contingent obligation and the maximum stated amount of such guarantee or contingent obligation).
“Issuing Bank” means (a) Wells Fargo and (b) any other Lender reasonably acceptable to the Administrative Agent and the Borrower that has agreed in its sole discretion to become an Issuing Bank hereunder pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Term Loan, Extended Term Loan, Revolving Loan, Term Commitment, Extended Term Commitment or Revolving Commitment, in each case, as extended in accordance with this Agreement from time to time.
“LC Commitment” means, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.08. The LC Commitment of each Issuing Bank (i) as of the Effective Date, shall be the amount set forth opposite such Issuing Bank’s name on Annex I under the caption “LC Commitment” and (ii) after the Effective Date, shall be the amount from time to time agreed to by such Issuing Bank pursuant to the definition of Issuing Bank.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.
“LC Sublimit” at any time means the greater of (a) $50,000,000 and (b) 5.00% of the Aggregate Elected Commitment Amount.
“LCT Election” has the meaning assigned to such term in Section 1.09(a).
“LCT Test Date” has the meaning assigned to such term in Section 1.09(a).
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender Party” means the Administrative Agent, each Issuing Bank or any Lender.
“Lenders” means the Persons listed on Annex I, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, any Person that shall have become a party hereto pursuant to Section 2.06(c) and any Person that is holding outstanding Term Loans.
“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Credit Parties and the Restricted Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Limited Condition Transaction” means (1) any Investment or acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change in Control, and any incurrence of Debt or Liens in connection therewith, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt, Disqualified Capital Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (3) any Restricted Payment requiring irrevocable notice in advance thereof, (4) any Disposition, (5) any asset sale or a disposition excluded from the definition of “Asset Sale,” and (6) any combination of any of the foregoing.
“Liquidate” means, with respect to any Swap Agreement, (a) the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or (b) the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.
“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Fee Letter and any other document, instrument or agreement (other than Secured Swap Agreements or Secured Cash Management Agreements) now or hereafter delivered by or on behalf of a Credit Party under this Agreement.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Revolving Loans, Term Loans and any Extended Loans.
“Majority Lenders” means, at any time, Lenders having Total Credit Exposures having at least fifty percent (50%) of the sum of the Total Credit Exposures of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that (a) if at any time there are no more than two Lenders, then all of the Lenders shall constitute the Majority Lenders and (b) the Total Credit Exposures of each Defaulting Lender (if any) shall be excluded from the determination of Majority Lenders to the extent set forth in Section 2.09(a)(i).
“Majority Revolving Lenders” means, at any time while no Revolving Loans or LC Exposure are outstanding, Revolving Lenders having more than fifty percent (50%) of the sum of the Aggregate Elected Commitment Amount; and at any time while any Revolving Loans or LC Exposure are outstanding, Revolving Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Revolving Loans and participation interests in Letters of Credit (without regard to any sale by a Revolving Lender of a participation in any Revolving Loan under Section 12.04(c)); provided that, if at any time there are two or fewer Revolving Lenders, then all Revolving Lenders shall constitute the Majority Revolving Lenders; provided further that the Elected Commitment and the outstanding principal amount of the Revolving Loans of, and the participation interests in Letters of Credit held by, each Defaulting Lender (if any) shall be excluded from the determination of Majority Revolving Lenders to the extent set forth in Section 2.09(a)(i).

“Majority Term Lenders” means Term Lenders having more than fifty percent (50%) of the total Term Loan Exposures at the time of determination.
“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and the Consolidated Restricted Subsidiaries in excess of the greater of (a) $50,000,000 and (b) 2.5% of the Borrowing Base then in effect.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Credit Parties, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents (including payment obligations), (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents.
“Material Debt” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Credit Parties and the Restricted Subsidiaries, in an aggregate principal amount exceeding the greater of (a) $100,000,000 and (b) 5% of the Borrowing Base then in effect. For purposes of determining Material Debt, the “principal amount” of the obligations of the Credit Parties and the Restricted Subsidiaries in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.
“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that yields gross proceeds to the Borrower and the Consolidated Restricted Subsidiaries in excess of the greater of (a) $50,000,000 and (b) 2.5% of the Borrowing Base then in effect.
“Material Subsidiary” means, as of any date, any Restricted Subsidiary (a) that owns or has an interest in any Property assigned value in the Borrowing Base then in effect, as determined by the Administrative Agent; (b) that has any outstanding Debt for borrowed money or guarantees any Permitted Debt, any Permitted Refinancing Debt or the Debt of any other Person; or (c) that contributed greater than (i) two and a half percent (2.5%) of EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b) or (ii) two and a half percent (2.5%) of Consolidated Total Assets as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or Section 8.01(b); provided that, if at any time the aggregate amount of EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceeds two and a half percent (2.5%) of EBITDA for any such period or two and a half percent (2.5%) of Consolidated Total Assets as of the last day of any such fiscal quarter, then the Borrower shall (or, in the event the Borrower has failed to do so, the Administrative Agent shall), on the date on which financial statements for such fiscal quarter are delivered pursuant to Section 8.01(a) or Section 8.01(b), designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” to eliminate any such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries; provided further, that, no

Material Subsidiary shall cease to be a Material Subsidiary solely because it is not a Wholly-Owned Subsidiary.
“Maturity Date” means the Term Loan Maturity Date or the Revolving Termination Date, as applicable.
“Minimum Extension Condition” has the meaning assigned to such term in Section 2.11.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on real Property and other Property in favor of the Collateral Agent, for the benefit of the Secured Parties, which shall be in a form reasonably satisfactory to the Collateral Agent.
“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to a Mortgage.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001 (a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within the six calendar years preceding the date hereof, made or accrued an obligation to make contributions and liability to a Credit Party remains.
“Net Leverage Ratio” means, with respect to the Borrower and its Consolidated Restricted Subsidiaries, as of any date of determination, the ratio of (a) Total Net Debt as of such date to (b) EBITDAX for the period of four consecutive fiscal quarters ending on such date.
“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, discharge, termination or amendment to any provision of this Agreement or any other Loan Document requested by the Borrower (including any reaffirmation or decrease in the Borrowing Base) that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 2.07 or Section 12.02(b) and (ii) has been approved by the Majority Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the lands pooled or unitized therewith, or the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or the lands pooled or unitized therewith; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests or the lands pooled or unitized therewith and (g) all Properties, rights, titles, interests and estates, real or personal, now owned or hereafter acquired and situated upon, or used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) or the lands pooled or unitized therewith, or with the production, sale, purchase, exchange, treatment, processing, handling, storage, transporting or marketing of Hydrocarbons from or attributable to such Hydrocarbon Interests or the lands pooled or unitized therewith, including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering lines and systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, processing plants, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, facilities, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means Oil and Gas Properties of the Borrower and the Restricted Subsidiaries.
“Ongoing Hedges” has the meaning assigned to such term in Section 9.16(a)(i).
“OPA” has the meaning assigned to such term in the definition of “Environmental Laws.”
“Organizational Documents” means, with respect to any Person, its charter, certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).
“Participant” has the meaning assigned to such term in Section 12.04(c).
“Participant Register” has the meaning assigned to such term in Section 12.04(c).
“Patriot Act” has the meaning assigned to such term in Section 12.16.
“Payment Recipient” has the meaning assigned to such term in Section 11.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR.”
“Permitted Business” has the meaning assigned to such term in Section 9.06.
“Permitted Debt” means Permitted Senior Notes and any Permitted Refinancing Debt thereof.
“Permitted Refinancing Debt” means senior or senior subordinated Debt or Debt securities (whether registered or privately placed and whether convertible into Equity Interests or not), in each case whether secured or unsecured, issued or incurred by the Borrower (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, refund, renew, replace or extend all or any portion of any Permitted Debt (the “Refinanced Debt”); provided that (a) such new Debt shall not be Revolving Loans; (b) such new Debt is in an aggregate principal amount not in excess of the aggregate principal amount then outstanding of the Refinanced Debt, plus an amount necessary to pay accrued and unpaid interest and any fees and expenses, including premiums (and, for the avoidance of doubt, make-whole amounts) related to such exchange, refinancing, refunding, renewal, replacement or extension and original issue discount, related to such new Debt; (c) such new Debt does not have any scheduled principal amortization prior to the date that is 91 days after the Latest Maturity Date at the time of issuance; (d) such new Debt does not mature sooner than the date that is 91 days after the Latest Maturity Date at the time of issuance; (e) no Subsidiary is required to guarantee such new Debt unless such Subsidiary has guaranteed the Secured Obligations pursuant to the Guaranty and Collateral Agreement; (f) the terms and conditions of such new Debt and any guarantees thereof, taken as a whole, are not materially less favorable to the Borrower and its

Restricted Subsidiaries as market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower in good faith and are not materially more restrictive, taken as a whole, than those contained in this Agreement and the other Loan Documents or the Refinanced Debt, as reasonably determined by the Borrower in good faith unless such terms and conditions are incorporated into this Agreement, mutatis mutandis, are offered to the Lenders in good faith or are otherwise applicable only after the payment in full of the Loans; (g) if such Refinanced Debt is senior subordinated Debt, such Debt is expressly subordinate to the payment in full of all of the Secured Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; and (h) if such Refinanced Debt constitutes Term Loans, such new Debt shall comply with Section 2.10.
“Permitted Senior Notes” means (a) the 8.125% senior unsecured notes of the Borrower due 2028 in an aggregate principal amount up to $20.165 million, as amended, amended and restated, supplemented or otherwise modified from time and time, (b) the 8.750% senior unsecured notes of the Borrower due 2031 in an aggregate principal amount up to $500.0 million, as amended, amended and restated, supplemented or otherwise modified from time and time, (c) the 7.875% senior unsecured notes of the Borrower due 2033 in an aggregate principal amount up to $725.0 million, as amended, amended and restated, supplemented or otherwise modified from time and time, (d) the 3.625% convertible senior unsecured notes of the Borrower due 2029 in an aggregate principal amount up to $700.0 million, as amended, amended and restated, supplemented or otherwise modified from time and time and (e) any unsecured senior or unsecured senior subordinated Debt securities (whether registered or privately placed and whether convertible into Equity Interests or not) issued or incurred by the Borrower, as issuer, to the extent permitted by Section 9.02(f).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity of whatever nature.
“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, which (a) is currently or during the period of applicability of this Agreement sponsored, maintained or contributed to by a Credit Party or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by a Credit Party or an ERISA Affiliate if liability to a Credit Party remains.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect for dollar denominated loans in the United States for such day; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of the commercial or other loans of Wells Fargo are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Net Leverage Ratio” means, with respect to the Borrower and its Consolidated Restricted Subsidiaries, as of any date of determination, the ratio of (a) Total Net Debt as of such date determined on a pro forma basis after giving effect to any applicable transactions to occur on such date to (b) EBITDAX for the period of four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 8.01(a) or (b).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proposed Acquisition” has the meaning assigned to such term in Section 9.16(a)(ii).
“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
“proved”, with respect to any Oil and Gas Properties, has the meaning assigned to the term “Proved Reserves” in the Definitions of Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Proved Reserves” has the meaning assigned to the term “Proved Reserves” in the Definitions of Oil and Gas Reserves (in this paragraph, the “Definitions”) as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to such term in Section 12.23.
“QFC Credit Support” has the meaning assigned to such term in Section 12.23.
“Qualified AFE Amount” means an amount designated by the Borrower as a “Qualified AFE Amount” in a written notice delivered to the Administrative Agent within ten (10) Business Days of the date of the closing of an acquisition of Oil and Gas Properties that were acquired by a Credit Party from any Person who is not an Affiliate of the Credit Parties with net cash proceeds described in clause (e) of the definition of “Excess Cash” within 90 days following the date of the Borrower’s receipt of such net cash proceeds; provided that (a) such amount does not exceed the amount of any AFE with respect to such Oil and Gas Properties that has been received by the applicable Credit Party at the time of designation (or, to the extent an AFE has not been received by the applicable Credit Party at the time of designation, such amount is supported by (i) publicly available materials filed with the SEC or (ii) such other form evidencing the amount of the anticipated AFE as is reasonably acceptable to the Administrative Agent), and (b) such amount shall cease to be a “Qualified AFE Amount” if any AFE with respect to such amount ceases to be binding on the applicable Credit Party or has been paid by such Credit Party or otherwise satisfied.
“Qualifying Net Cash Proceeds” has the meaning assigned to such term in Section 9.05(d).
“Recipient” means (a) the Administrative Agent, (b) the Collateral Agent, (c) any Lender and (d) any Issuing Bank, as applicable.
“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt. “Redeem” has the correlative meaning thereto.
“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
“Reference Period” has the meaning assigned to such term in the definition of Consolidated Net Income.
“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt.”
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts), controlling Persons, holders of Equity Interests, partners, members, trustees, managers, administrators and other representatives of such Person and such Person’s Affiliates, and the respective successors and assigns of each of the foregoing.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Remedial Work” has the meaning assigned to such term in Section 8.10.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures having at least sixty-six and two-thirds percent (66-⅔%) of the sum of the Total Credit Exposures of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that (a) if at any time there are no more than two Lenders, then all of the Lenders shall constitute the Required Lenders and (b) the Total Credit Exposures of each Defaulting Lender (if any) shall be excluded from the determination of Required Lenders to the extent set forth in Section 2.09(a)(i).
“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the Strip Price on such date of determination, adjusted for historical basis differential, quality and gravity, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and adjusted to give effect to the Swap Agreements with Approved Counterparties then in effect; provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.04(b), (i.e., as a result of the Borrower having acquired Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having an aggregate value in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition), the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition.
“Reserve Report Certificate” has the meaning assigned to such term in Section 8.12(c).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person (or in the case of any Person that is a partnership, of such Person’s general partner). Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Credit Parties or the Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Credit Parties or the Restricted Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Credit Parties or the Restricted Subsidiaries; provided, however, neither (i) the entry into any capped call or call spread arrangements in connection with convertible notes otherwise permitted to be issued hereunder nor (ii) any payment (prior to conversion) on convertible notes otherwise permitted to be issued hereunder shall be a Restricted Payment hereunder.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Revolving Availability” means, at any time of determination, an amount equal to the difference of (a) the Aggregate Elected Commitment Amount minus (b) the aggregate Revolving Credit Exposure of all Lenders.
“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as such Lender’s Elected Commitment hereunder as such Elected Commitment may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 12.04(b) and (c) extended from time to time pursuant to Section 2.11.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Facility” has the meaning assigned to such term in the definition of “Facility”.
“Revolving Lender” means a Lender with a Commitment or Revolving Credit Exposure.
“Revolving Loan” means any revolving loan made to the Borrower pursuant to Article II, and “Revolving Loans” means, collectively, two or more such revolving loans, as the context requires.
“Revolving Termination Date” means with respect to the Revolving Commitments, the earlier of (i) November 5, 2030 and (ii) the date of termination of the Revolving Commitments; provided that, if on any date, (x) the outstanding principal amount of all Permitted Senior Notes that matures or is otherwise due and payable within 91 days of such date exceeds $100,000,000 in the aggregate (all Permitted Senior Notes meeting the criteria of this clause (x) (individually or in the aggregate) as of such date, “Applicable Permitted Senior Notes”) and (y) (I) Revolving Availability minus (II) the aggregate outstanding principal amount of all Applicable Permitted Senior Notes (provided that, solely for the purposes of this clause (II), the aggregate outstanding principal amount of Applicable Permitted Senior Notes shall be deemed reduced by the amount of cash that has been irrevocably deposited with the trustee for such Applicable Permitted Senior Notes for the satisfaction and discharge or defeasance of such Applicable Permitted Senior Notes in accordance with the applicable indenture or other agreement governing such Applicable Permitted Senior Notes) is less than 15% of the Aggregate Elected Revolving Commitment Amount (the first such date on which the circumstances in clauses (x) and (y) of this definition of Revolving Termination Date shall exist, the “Springing Revolving Termination Date”), then the Revolving Termination Date shall be the Springing Revolving Termination Date.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.
“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic (DNR) region of Ukraine, the so-called Luhansk People’s Republic (LNR) region of Ukraine, the Crimea region of Ukraine, Cuba, Iran, and North Korea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or the United Kingdom), (b) any Person operating from, or organized or resident, in a Sanctioned Country, (c) the government of a Sanctioned Country or the Government of Venezuela (d) any Person 50% or more owned or (where relevant under applicable Sanctions) controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b) and (c), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (e) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all applicable economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, and the U.S. Department of State or through any existing or future statute or Executive Order), the United Nations Security Council, the European Union, or the United Kingdom.
“Scheduled Redetermination” has the meaning assigned to such term in Section 2.07(b).
“Scheduled Redetermination Date” means the date on which the Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Cash Management Agreement” means a Cash Management Agreement between (a) any Credit Party or any Restricted Subsidiary and (b) a Secured Cash Management Provider.
“Secured Cash Management Obligations” means any and all amounts and other obligations owing by any Credit Party to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.
“Secured Obligations” means, without duplication, any and all amounts owing or to be owing by the Borrower or any other Credit Party (whether direct or indirect (including those acquired by assumption or novation), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Arrangers, any Issuing Bank or any Lender or any Related Party of any of the foregoing under any Loan Document; and all renewals, extensions and/or rearrangements of any of the above, (b) all Secured Swap Obligations and (c) all Secured Cash Management Obligations. For the avoidance of doubt, Secured Obligations shall include all (a) principal of and premium, if any, on the Loans, (b) LC Disbursements, LC Exposure, reimbursement obligations (including, without limitation, to reimburse LC Disbursements), obligations to post cash collateral in respect of Letters of Credit and other obligations of the Credit Parties with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by the Credit Parties under Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (d) all payments in respect of Secured Swap Obligations, and (e) other Debts, amounts, fees, expenses, indemnities, costs, obligations and liabilities of any kind owing by Credit Parties pursuant to the Loan Documents, any Secured Swap Agreement or any Secured Cash Management Agreement, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks, the Secured Swap Parties, the Secured Cash Management Providers and for purposes of Section 12.03(b), each Related Party thereof.
“Secured Swap Agreement” means any Swap Agreement between any Credit Party or any Restricted Subsidiary and any Secured Swap Party.
“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations) to the extent the transactions under such Secured Swap Agreement were entered into prior to, or at the time such Secured Swap Party was a Lender or Affiliate of a Lender.
“Secured Swap Party” means any (a) Person that is a party to a Swap Agreement with any Credit Party or any Restricted Subsidiary and entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender (including with respect to any Swap Agreements in existence on the Effective Date), whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender at the time of such assignment.
“Securities Account” has the meaning assigned to such term in the UCC.
“Security Instruments” means collectively (a) the Guaranty and Collateral Agreement, (b) the Mortgages, (c) each Account Control Agreement and (d) any and all other agreements or instruments now or hereafter executed by the Borrower or any other Credit Party (other than Secured Swap Agreements or Secured Cash Management Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) pursuant to Section 8.11 or Section 8.14 in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” has the meaning assigned to such term in Section 1.03.
“SOFR Loan” has the meaning assigned to such term in Section 1.03.
“Solvency Certificate” means the Solvency Certificate substantially in the form of Exhibit H.
“Solvent” means with respect to any Person, that (a) the aggregate assets of such Person at a fair valuation exceed the aggregate Debt of such Person, (b) such Person has not incurred, and does not intend to incur, and does not believe that they will incur or have incurred Debt beyond their ability to pay such Debt (after taking into account the timing and amounts of cash to be received by such Person and the timing and amounts to be payable on or in respect of such Person’s liabilities) as such Debt becomes absolute and matures, and (c) such Person does not have (and does not have reason to believe such Person will have at any time) unreasonably small capital for the conduct of its business.
“Specified Conditions” means that: (a) no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom; (b) at least 20% of the Revolving Commitments are unused (or 15% with respect to any Investment made pursuant to Section 9.05(l)); and (c) the Pro Forma Net Leverage Ratio is equal to or less than 3.00 to 1.00 (or 2.75 to 1.00 with respect to any Investment made pursuant to Section 9.05(l)).
“Specified Event of Default” means any Event of Default pursuant to Section 10.01(a), (b), (h), (i) or (j).
“Specified Person” has the meaning assigned to it in the definition of “Division”.

“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing reasonably acceptable to the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60 month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60 month periods, the longest period of quotes of less than 60 months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in the Administrative Agent’s reasonable opinion is the most comparable exchange to the NYMEX at such time.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which Equity Interests representing more than 50% of the ordinary voting power for the election of the board of directors (or equivalent governing body) (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, in each case, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower.
“Subsidiary Guarantor” means each Restricted Subsidiary of the Borrower that is a Guarantor.
“Successor Borrower” has the meaning assigned to such term in Section 9.10(g).
“Super Majority Lenders” means, at any time, Lenders having Total Credit Exposures having at least eighty percent (80%) of the sum of the Total Credit Exposures of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Total Credit Exposures of each Defaulting Lender (if any) shall be excluded from the determination of Super Majority Lenders to the extent set forth in Section 2.09(a)(i).
“Supported QFC” has the meaning assigned to such term in Section 12.23.
“Swap Agreement” means any transaction or agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, emissions reduction, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that none of (i)

phantom stock nor similar plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Credit Parties or the Restricted Subsidiaries nor (ii) the issuance of preferred stock or the issuance of Equity Interests upon conversion of any preferred stock nor (iii) capped call nor call spread arrangements entered into in connection with convertible notes otherwise permitted to be issued hereunder nor (iv) deferred purchase price or purchase price adjustment arrangements entered into in connection with any acquisition permitted hereunder shall be a Swap Agreement.
“Swap Obligations” means, with respect to the Borrower or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap PV” means, with respect to any Swap Agreement, the present value as of the applicable measurement date, discounted at 9% per annum, of the future receipts expected to be paid to the Credit Parties or any Restricted Subsidiary under such Swap Agreement netted against the Bank Price Deck in effect as of the later of the Effective Date and the date of the most recent Proposed Borrowing Base Notice, as reasonably determined by the Administrative Agent; provided, however, that the “Swap PV” shall never be less than $0.00.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed, administered or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” shall mean a Borrowing of Term Loans.
“Term Commitment” shall have the meaning set forth in Section 2.10(a), as the same may be modified from time to time pursuant to any assignment permitted by Section 12.04.

“Term Lender” shall mean a Lender with a Term Commitment or Term Loan Exposure and, unless the context otherwise requires, shall include the Lenders with respect to any Extended Term Loans.
“Term Loan” means the term loans made to the Borrower by the Term Lenders pursuant to Article II, or any portion thereof, as the context requires, and, unless the context otherwise requires, any Extended Term Loan.
“Term Loan Amendment” has the meaning set forth in Section 2.10(f).
“Term Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans.
“Term Loan Extension” has the meaning assigned to such term in Section 2.11(a).
“Term Loan Extension Offer” has the meaning assigned to such term in Section 2.11(a).
“Term Loan Extension Series” has the meaning assigned to such term in Section 2.11(a).
“Term Loan Facility” means any term loan facility established pursuant to Section 2.10 and, unless the context shall otherwise require, shall include any Extended Term Loan Facility.
“Term Loan Facility Closing Date” has the meaning assigned to such term in Section 2.10(d).
“Term Loan Increase” has the meaning assigned to such term in Section 2.10(a).
“Term Loan Maturity Date” shall mean, (a) with respect to any Term Loans, the final maturity date as specified in the applicable Term Loan Amendment and (b) with respect to any Extended Term Loans of a given Extension Series, the final maturity date as specified in the applicable Extension Amendment.
“Term Loan Request” has the meaning assigned to such term in Section 2.10(a).
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding

U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.
“Total Debt” means, on any date of determination, all Debt of the Borrower and the Consolidated Restricted Subsidiaries of the type described in (i) clauses (a), (b) and (d) of the definition of “Debt” and (ii) clauses (f), (g) and (k) of the definition of “Debt”, but only to the extent such liabilities relate to Debt described in clause (i) of this definition; provided, that with respect to obligations under letters of credit, such obligations shall be included in Total Debt only to the extent such letters of credit have been drawn and not reimbursed as of such date of determination.
“Total Net Debt” means, on any date of determination, (a) Total Debt minus (b) the positive difference (if any) of (i) the aggregate amount of cash and Cash Equivalents held in Deposit Accounts or Securities Accounts of the Credit Parties that are subject to Account Control Agreements (provided that such aggregate amount shall not exceed 10% of the Aggregate Elected Commitment Amount so long as any Loans are outstanding and/or any LC Disbursements have been made without reimbursement) minus (ii) the amount of any Borrowing Base Deficiency existing as of such date of determination.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other

Properties pursuant to the Security Instruments, (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations under the Guaranty and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments and (c) each Credit Party, the payment of fees and expenses in connection with all of the foregoing.
“Type” means, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate or the Adjusted Term SOFR.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.03, 2.04, 3.01 and 3.04, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.23.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(e)(ii)(B)(3).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary after the date hereof in accordance with, and subject to the satisfaction of the conditions set forth in, Section 1.06.
“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying

(i) the amount of each then remaining amortization, installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.
“Wells Fargo” has the meaning assigned to such term in the preamble.
“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries of the Borrower or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries of the Borrower.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “SOFR Loan” or a “SOFR Borrowing”).
Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated, replaced, substituted or otherwise modified (subject to any restrictions on such amendments, supplements, restatements, replacements, substitutions or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this

Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth in Section 9.01 are computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. In the event that any Accounting Change shall occur and such change results in a change in the method or result of calculation of financial covenants, standards or terms, then the Lenders and the Credit Parties shall enter into negotiations in order to amend such provisions of the Loan Documents so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Credit Parties, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in the Loan Documents shall continue to be calculated or construed as if such Accounting Changes had not occurred.
Section 1.06    Designation and Conversion of Restricted and Unrestricted Subsidiaries.
(a)    Unless designated in writing to the Administrative Agent by the Borrower in accordance with clause (b) below, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries after the date hereof (whether by formation, acquisition or merger) shall be classified as a Restricted Subsidiary. On the date hereof, all Subsidiaries of the Borrower are Restricted Subsidiaries.
(b)    The Borrower may designate, by prior or concurrent written notice thereof to the Administrative Agent, any Restricted Subsidiary (including a newly formed or newly acquired Subsidiary) as an Unrestricted Subsidiary, provided that (i) both before, and immediately after giving effect, to such designation, (A) no Event of Default or Borrowing Base Deficiency exists or would result from such designation, (B) the Pro Forma Net Leverage Ratio shall not exceed 3.50 to 1.00 and the Borrower shall be in compliance, on a pro forma basis, with the financial covenant set forth in Section 9.01(b) (determined on a pro forma basis using Current Assets and Current Liabilities as of the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b)) and (C) the representations and warranties of the Credit Parties and the Restricted Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such date); (ii) such Subsidiary is not a “restricted subsidiary” for purposes of any indenture or other agreement governing Debt of the Credit Parties or a Restricted Subsidiary; (iii) such designation shall be deemed to be an Investment in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary on the date of such designation and such designation shall be permitted only to the extent such Investment is permitted under Section 9.05 on the date of such designation; (iv) such designation shall be deemed to be a Disposition of Equity Interests in such Unrestricted Subsidiary pursuant to which the provisions of Section 2.07(f) shall apply; (v) after giving effect to such designation, the Borrower is in compliance with the requirements of Section 9.19; and (vi) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(v) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating that the Pro Forma Net Leverage Ratio will not exceed 3.50 to 1.00 and the Borrower will be in compliance, on a pro forma basis, with the financial covenant set forth in Section 9.01(b) (determined on a pro forma basis using Current Assets and Current Liabilities as of the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b) or Section 6.01(j))). Except as provided in this Section 1.06, no Subsidiary may be designated (and no Restricted Subsidiary may be redesignated) as an Unrestricted Subsidiary.
(c)    The Borrower may designate, by prior or concurrent written notice thereof to the Administrative Agent any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) both before, and immediately after giving effect, to such designation, (A) no Event of Default exists or would result from such designation, (B) the Pro Forma Net Leverage Ratio shall not exceed 3.50 to 1.00 and the Borrower shall be in compliance, on a pro forma basis, with the financial covenant set forth in Section 9.01(b) (determined on a pro forma basis using Current Assets and Current Liabilities as of the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b)) and (C) the representations and warranties of the Credit Parties and the Restricted Subsidiaries contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such date), (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt, or Liens of such Subsidiary existing at such time, and the Borrower shall be in compliance with Article IX after giving effect to such designation, (iii) immediately after giving effect to such designation, the Borrower and such Subsidiary shall be in compliance with the requirements of Section 8.14 giving effect to any time periods therein, and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iii) above (and in the case of clause (i)(B) above, setting forth reasonably detailed calculations demonstrating that the Pro Forma Net Leverage Ratio will not exceed 3.50 to 1.00 and the Borrower will be in compliance, on a pro forma basis, with the financial covenant set forth in Section 9.01(b) (determined on a pro forma basis using Current Assets and Current Liabilities as of the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b) or Section 6.01(j))).
Section 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.08    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.03(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.09    Certain Calculations.
(a)    Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating (x) compliance with the financial covenants contained in Section 9.01, compliance with a Net Leverage Ratio or Pro Forma Net Leverage ratio, or compliance with a minimum percentage of available Revolving Commitments (“Financial Incurrence Test”) or (y) the amount or availability under any Basket determined by reference to the Net Leverage Ratio or Consolidated Total Assets, (b) determining (x) compliance with any provision of this Agreement which requires that no Default or Event of Default (other than a Specified Event of Default) or Borrowing Base Deficiency has occurred, is continuing or would result therefrom, (y) compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth or referenced herein or (z) the satisfaction of any other conditions precedent to the making of acquisitions and/or the making of Restricted Payments, in each case under the foregoing clauses (a) and (b), in connection with the incurrence or occurrence of any Limited Condition Transaction, the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (other than a Specified Event of Default) or Borrowing Base Deficiency has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (in its sole discretion) (the Borrower’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a)(x), (a)(y), (b)(x), (b)(y) and (b)(z) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (or, in the case of any Restricted Payment, the date such Restricted Payment becomes irrevocable) (such date, the “LCT Test Date”); provided that, no Specified Event of Default may exist upon the consummation of any Limited Condition Transaction. If, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Financial Incurrence Tests, Baskets or other provisions (and any related requirements and conditions), such provisions (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (A) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to re-determine availability under such Financial Incurrence Tests, Baskets or other provisions on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Financial Incurrence Tests, Baskets or other provisions, (B) if the Borrowing Base shall have been subsequently re-determined or adjusted, the Borrower may elect, in its sole discretion, to re-determine availability under such Financial Incurrence Tests, Baskets or other provisions on the basis of such redetermined or adjusted Borrowing Base, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Baskets or other provisions, and (C) compliance with such Baskets or other provisions (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction, any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto (unless, for the avoidance of doubt, otherwise elected by the Borrower in its sole discretion in accordance with the foregoing clause (A)).
(b)    For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such Financial Incurrence Test or Basket, including due to the fluctuations in the Borrowing Base, EBITDAX or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations, (2) if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default, Event of Default (other than a Specified Event of Default), or Borrowing Base Deficiency and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default, Event of Default (other than a Specified Event of Default), failure to satisfy any representations and warranties or any re-determination or adjustment of the Borrowing Base), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default, Event of Default or Borrowing Base Deficiency shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied) and (3) in calculating the availability under any Financial Incurrence Test or Basket in connection with any action or transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such Financial Incurrence Test or Basket (excluding, for the avoidance of doubt, any calculation, determination or re-determination of the Borrowing Base) shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.
(c)    Notwithstanding the foregoing, this Section 1.09 shall not apply for the purposes of determining the satisfaction of any conditions contained in Section 6.02 of this Agreement on the occasion of any Borrowing of Revolving Loans or the issuance, increase, renewal or extension of any Letter of Credit, and shall apply to any Borrowing of Term Loans to the extent agreed by the applicable Term Lender providing such Term Loans or Term Commitments in the applicable Term Loan Amendment.
ARTICLE II.
THE CREDITS
Section 2.01    Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans in U.S. dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Elected Commitment, (ii) the total Revolving Credit Exposures exceeding the Aggregate Elected Commitment Amount and (iii) the total Revolving Credit Exposures exceeding the then-effective Available Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.
(b)    Subject to the terms and conditions set forth herein and in the applicable Term Loan Amendment, each Term Lender severally agrees to make a Term Loan to the Borrower in an aggregate principal amount that will not result in (i) the amount of the Term Loan made by such Term Lender hereunder exceeding such Term Lender’s Term Commitment or (ii) the aggregate amount of the Term Loans made by all Term Lenders hereunder exceeding the total Term Commitments. Once borrowed, the Borrower may not reborrow any portion of the Term Loans that has been repaid or prepaid, whether in whole or in part. Upon any funding of any Term Loan hereunder by any Term Lender, such Term Lender’s Term Commitment shall terminate immediately and without further action in an amount equal to, and on the date of, such funding of such portion of such Term Loan.
Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. Each Term Loan shall be made as part of a Term Borrowing consisting of Term Loans made by the Term Lenders in an amount equal to each Term Lender’s Term Commitment. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of Base Rate Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) SOFR Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
(d)    Notes. Upon the request of a Lender, the Loans made by such Lender shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A-1 in the case of a Revolving Loan and in substantially the form of Exhibit A-2 in the case of a Term Loan, dated (i) as of the date of this Agreement in the case of any Lender party hereto as of the date of this Agreement, (ii) as of the effective date of the Assignment and Assumption in the case of any Lender that becomes a party hereto pursuant to an Assignment and Assumption or (iii) in the case of any Lender that becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amount pursuant to Section 2.06(c) or in connection with a Term Loan Amendment, as of the effective date of such increase or such Term Loan Amendment, in each case payable to such Lender in a principal amount equal to (A) in the case of a Revolving Lender, its Elected Commitment as in effect on such date and (B) in the case of a Term Lender, the principal amount of its Term Loans on such date, and otherwise duly completed. In the event that any Lender’s Elected Commitment or Term Loans increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall, upon the request of such Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Elected Commitment or its Term Loans, as applicable, after giving effect to such increase or decrease, and otherwise duly completed, and such Lender shall promptly return to the Borrower the previously issued Note held by such Lender. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on a Schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a Schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Requests for Borrowings. Each Borrowing shall be subject to each of the conditions set forth in Section 6.02. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a SOFR Borrowing, not later than 11:00 a.m., Houston time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12:00 noon, Houston time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or electronic communication to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(a)    the aggregate amount of the requested Borrowing and whether such Borrowing shall be a Borrowing of Revolving Loans or Term Loans;
(b)    the date of such Borrowing, which shall be a Business Day;
(c)    whether such Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing;
(d)    in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(e)    the amount of the then effective Borrowing Base, the amount of the then-effective Aggregate Elected Commitment Amount, the current total Revolving Credit Exposures and the total Term Loan Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures and the total Term Loan Exposures (giving effect to the requested Borrowing);
(f)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and
(g)    each of the conditions set forth in Section 6.02 has been satisfied.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall deliver to the Administrative Agent by hand delivery, fax or electronic communication an Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing; and
(iv)    if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a SOFR Loan having an Interest Period of one month. Notwithstanding any contrary provision hereof, (i) if an Event of Default has occurred and is continuing: (A) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective) and (B) unless repaid, each SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto; and (ii) if a Borrowing Base Deficiency exists: (A) outstanding Borrowings in excess of the Borrowing Base then in effect may not be converted or continued as SOFR Borrowings and (B) unless sooner repaid, any SOFR Borrowing in excess of the Borrowing Base then in effect shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower subject to an Account Control Agreement and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.
Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts; Increase, Reduction and Termination of Aggregate Elected Commitment Amount.
(a)    Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the applicable Maturity Date. If at any time the Aggregate Maximum Credit Amounts, the Borrowing Base or the Aggregate Elected Commitment Amount, as applicable, are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction. Notwithstanding anything to the contrary herein, the Term Commitments that are funded on any Term Loan Facility Closing Date shall be terminated upon such funding and, if the total Term Commitments as of such Term Loan Facility Closing Date are not drawn on such Term Loan Facility Closing Date, any Term Commitments in respect of the undrawn amount shall automatically be cancelled.
(b)    Optional Termination and Reduction of Aggregate Maximum Credit Amounts.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), (x) the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount or (y) there would be a Borrowing Base Deficiency and (C) upon any reduction of the Aggregate Maximum Credit Amounts that would otherwise result in the Aggregate Maximum Credit Amounts being less than the Borrowing Base, the Borrowing Base shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Revolving Percentage) so that it equals the Aggregate Maximum Credit Amounts as so reduced.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under

Section 2.06(b)(i) by delivery of a notice of cancellation in substantially the form of Exhibit J hereto at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of reduction or termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon (i) the effectiveness of other credit facilities or other securities offerings or (ii) the consummation of a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts, and any mandatory prepayments made as a result thereof, shall be made among the Lenders in accordance with Section 3.04(c).
(c)    Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.
(i)    Subject to the conditions set forth in Section 2.06(c)(ii) and the prior written approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of a Revolving Lender and/or by causing a Person that is reasonably acceptable to the Administrative Agent that at such time is not a Revolving Lender to become a Revolving Lender (any such Person that is not at such time a Revolving Lender and becomes a Revolving Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be a natural person, the Borrower or any Affiliate of the Borrower.
(ii)    Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:
(A)    such increase shall not be less than $25,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the sum of (x) the Aggregate Elected Commitment Amount plus (y) the principal amount of the Term Loans then outstanding exceeds the Borrowing Base then in effect;
(B)    no Default or Event of Default shall have occurred and be continuing on the effective date of such increase;

(C)    the Borrower shall pay any compensation required by Section 5.02 when due;
(D)    no Revolving Lender’s Elected Commitment may be increased without the consent of such Revolving Lender;
(E)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of a Revolving Lender, the Borrower and such Revolving Lender shall execute and deliver to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent (an “Elected Commitment Increase Certificate”); and
(F)    if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its discretion, elect to waive such processing and recordation fee in connection with any such increase), the Administrative Agent and the Issuing Banks shall have given their prior written consent (to the extent that such Additional Lender is not an existing Revolving Lender’s Affiliate and in each case, such consent not to be unreasonably withheld or delayed) and the Borrower shall (1) if requested by the Additional Lender, deliver a Note payable to such Additional Lender in a principal amount equal to its Elected Commitment, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower and the Additional Lender, and, to the extent applicable and agreed to by the Borrower, the Administrative Agent.
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Borrowings of SOFR Loans are outstanding, then the last day of the Interest Period in respect of such Borrowings of SOFR Loans, unless the Borrower has paid any compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Revolving Lender under this Agreement and the other Loan Documents. In addition, the Revolving Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Revolving Loans

(and participation interests in Letters of Credit) of each of the other Revolving Lenders (and such Revolving Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Revolving Lender (including any Additional Lender, if applicable) shall hold its Applicable Revolving Percentage of the outstanding Revolving Loans (and participation interests) after giving effect to the increase in the Aggregate Elected Commitment Amount.
(iv)    Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Revolving Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), if required, the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
(v)    Upon any increase in the Aggregate Elected Commitment Amount pursuant to Section 2.06(c)(iv), (A) each Lender’s Applicable Revolving Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Revolving Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of each Revolving Lender (including any Additional Lender) as thereby increased and any resulting changes in the Revolving Lenders’ Applicable Revolving Percentages.
(vi)    The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the aggregate Revolving Credit Exposures of all Lenders would exceed the Aggregate Elected Commitment Amount as reduced.
(vii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.06(c)(vi) at least three (3) Business Days prior to the effective date of such termination or reduction (or such lesser period as may be reasonably acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable; provided that a notice of termination or reduction of the Aggregate Elected Commitment Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of such termination) if such condition is not satisfied. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Revolving Lenders in accordance with each Revolving Lender’s Applicable Revolving Percentage.
(viii)    Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Available Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Revolving Lenders in accordance with each Lender’s Applicable Revolving Percentage) so that they equal the Available Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).
(ix)    If (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Revolving Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Revolving Lenders in accordance with each Revolving Lender’s Applicable Revolving Percentage) by the amount requested by the Borrower without the requirement that any Revolving Lender deliver an Elected Commitment Increase Certificate or that the Borrower pay any amounts under Section 5.02, and Annex I shall be deemed amended to reflect such amendments to each Revolving Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).
(x)    If, after giving effect to any reduction in the Aggregate Elected Commitment Amount pursuant to this Section 2.06(c), the total Revolving Credit Exposures of all Revolving Lenders exceeds the Aggregate Elected Commitment Amount, then the Borrower shall (A) prepay the Borrowings under the Revolving Facility on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings under the Revolving Facility as a result of LC Exposure, transfer to the Administrative Agent on behalf of the Revolving Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).
Section 2.07    Borrowing Base.
(a)    Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $1,800,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f) or Section 8.13(c).
(b)    Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined in accordance with this Section 2.07 and subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, each Issuing Bank and the Lenders semi-annually on April 1st and October 1st of each year, commencing April 1, 2026 (or, in each case, as soon thereafter as is reasonably practical) (each a “Scheduled Redetermination”). In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time each calendar year, each elect to cause the Borrowing Base to be redetermined (each, an “Interim Redetermination”) in accordance with this Section 2.07. In addition to, and not including and/or limited by the annual Interim Redetermination allowed above, the Borrower may, by notice to the Administrative Agent thereof, at any time between Scheduled Redeterminations, request an additional Interim Redetermination upon any acquisition of proved Oil and Gas Properties having an aggregate value attributable to such Oil and Gas Properties in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition (it being understood that for purposes of the foregoing, the designation of an Unrestricted Subsidiary owning Oil and Gas Properties with Proved Reserves as a Restricted Subsidiary shall be deemed to constitute an acquisition by the Borrower of Oil and Gas Properties with Proved Reserves); provided that, in connection with an Interim Redetermination occurring in connection with such threshold being satisfied, the Borrower, may, as set forth in the definition of Reserve Report, elect only to provide a Reserve Report in respect of the acquired properties (in which case the most recent Reserve Report shall be used for the existing Borrowing Base Properties).
(c)    Scheduled and Interim Redetermination Procedure. Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:
(i)    Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the

Administrative Agent or the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent, in good faith, deems appropriate and consistent with its normal oil and gas lending criteria as it exists at the particular time and include adjustments to reflect hedging activities of the Credit Parties. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts. For the avoidance of doubt, in the case of an Interim Redetermination, the Administrative Agent may utilize the Engineering Reports delivered in connection with the last Scheduled Redetermination, provided, however, the Administrative Agent may in its sole discretion request Borrower-generated supplemental Engineering Reports in connection with such Interim Redetermination.
(ii)    The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
(A)    in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before March 15th and September 15th of such year following the date of delivery of such Engineering Reports or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i) and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and
(B)    in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
(iii)    Any Proposed Borrowing Base must be approved or deemed to have been approved by the Lenders (in each Lender’s sole discretion) as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate

Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be (A) if the Proposed Borrowing Base would increase the Borrowing Base then in effect, a disapproval of the Proposed Borrowing Base, or (B) if the Proposed Borrowing Base would maintain or decrease the Borrowing Base then in effect, an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base effective on the date specified in Section 2.07(d). If, however, at the end of such fifteen (15) day period, all of the Lenders or the Required Lenders, as applicable, have not approved or been deemed to have approved the Proposed Borrowing Base, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d); provided, however that nothing contained herein shall require that the Commitment of any Lender be increased without its prior written consent in connection therewith and Annex I and the Register shall each be amended to reflect such changes in Commitments and the Applicable Revolving Percentages of the Lenders.
(d)    Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders (the “New Borrowing Base Notice”) of the amount of the redetermined Borrowing Base, and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, each Issuing Bank and the Lenders on the Business Day next succeeding delivery of the New Borrowing Base Notice. Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next reduction or adjustment to the Borrowing Base, as applicable, under Section 2.07(e), Section 2.07(f) or Section 8.13(c), whichever occurs first.
(e)    Reduction of Borrowing Base Upon Issuance of Permitted Debt. After the Effective Date, if any Credit Party incurs any Debt constituting Permitted Debt in reliance on Section 9.02(f), then the Borrowing Base then in effect shall be reduced immediately upon the date of such incurrence by an amount equal to the product of 0.25 multiplied by an amount equal to the stated principal amount of such Permitted Debt. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or modification thereof hereunder. For purposes of this Section 2.07(e), if any such Debt is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount.
(f)    Reduction of Borrowing Base Related to Dispositions of Borrowing Base Properties and/or Liquidation of Swap Agreements. If (i) any Swap Agreement to which the Borrower, any Credit Party or any Restricted Subsidiary is a party is Liquidated or (ii) the Borrower, any Credit Party or any Restricted Subsidiary Disposes of any Borrowing Base Properties or Equity Interests in any Restricted Subsidiary owning Borrowing Base Properties (or party to a Swap Agreement described in clause (i)), in each case, to a Person who is not a Credit Party, and (A) the Swap PV of the Liquidated portion of such Swap Agreement (or in the case of any Disposition of Equity Interests of a Credit Party or a Restricted Subsidiary, the Swap PV of the Swap Agreements to which such Credit Party or Restricted Subsidiary is a party) or (B) the value attributable to such Disposed Borrowing Base Properties in the most recently delivered Reserve Report hereunder (or in the case of any Disposition of Equity Interests in any Restricted Subsidiary owning Borrowing Base Properties, the value attributable to such Borrowing Base Properties in the most recently delivered Reserve Report hereunder), as applicable, when combined with the sum of (I) the aggregate Swap PV of the Liquidated portion of all other Swap Agreements Liquidated since the later of the Effective Date and the most recent Scheduled Redetermination Date and (II) the aggregate value in the most recently delivered Reserve Report of all other Borrowing Base Properties Disposed of since the most recent Scheduled Redetermination Date (including, in the case of any Disposition of Equity Interests in Restricted Subsidiaries owning Borrowing Base Properties (or party to Swap Agreements as described above) in the most recently delivered Reserve Report hereunder, the aggregate value attributable to such Borrowing Base Properties and Swap PV of such Swap Agreements), exceeds five percent (5%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, then the Borrowing Base then in effect shall be reduced by the Swap PV of the Liquidated portion of such Swap Agreement in the then effective Borrowing Base, the value assigned to such Disposed Borrowing Base Properties in the then effective Borrowing Base and/or, in the case of Equity Interest Dispositions, the Borrowing Base value attributable to the Borrowing Base Properties and Swap Agreements owned or held by the applicable Credit Party whose Equity Interests were subject to such Disposition (in each case, as determined in good faith by the Administrative Agent and notified to the Lenders, which Borrowing Base reduction amount shall be deemed binding and effective unless objected to by the Required Lenders within five (5) Business Days following such notice), as the case may be. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such Disposition or Liquidation, as the case may be, effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders on such date until the next redetermination or adjustment of the Borrowing Base hereunder. Notwithstanding the foregoing, the Liquidation of any Swap Agreement required pursuant to Section 9.16 shall not constitute a Liquidation of a Swap Agreement solely for the purposes of this Section 2.07(f). If any Person owning

Borrowing Base Properties or party to Swap Agreements is designated as an Unrestricted Subsidiary, such designation shall be treated equivalently to the sale of Equity Interests for purposes of this Section 2.07(f).
Section 2.08    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to, and such Issuing Bank shall, issue dollar-denominated Letters of Credit for the account of the Borrower or the Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided further that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. To the extent any letters of credit have been issued and remain outstanding as “Letters of Credit” under the Existing Credit Agreement, such letters of credit shall be deemed Letters of Credit issued hereunder.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. Each issuance, amendment, renewal or extension of a Letter of Credit shall be subject to the conditions set forth in Section 6.02. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to any Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;
(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit;

(vi)    specifying the amounts of the then effective Borrowing Base, the then-effective Aggregate Elected Commitment Amount and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures and Term Loan Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit); and
(vii)    confirming the conditions set for in Section 6.02 have been satisfied.
A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that) after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the Revolving Credit Exposures shall not exceed the Available Borrowing Base and (iii) the amount of such Letter of Credit shall not cause the aggregate amount of all outstanding Letters of Credit issued by the Issuing Bank of such Letter of Credit to exceed such Issuing Bank’s LC Commitment.
If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) unless satisfactorily collateralized or backstopped in the applicable Issuing Bank’s sole discretion, the date selected by the Borrower that is no more than one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, no more than one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Termination Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Revolving Lender’s Applicable Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each

Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Houston time, on the date such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Houston time, on (i) the Business Day the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston time, or (ii) the Business Day immediately following the day the Borrower receives such notice, if such notice is not received prior to such time; provided that, unless the Borrower has notified the Administrative Agent that it intends to reimburse all or part of such LC Disbursement without using Loan proceeds or has submitted a Borrowing Request with respect thereto, if such LC Disbursement is not less than $1,000,000, the Borrower shall be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Revolving Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Any LC Disbursement not reimbursed by the Borrower or funded as a Loan prior to 1:00 p.m.,

Houston time, shall bear interest for such day at the Base Rate plus the Applicable Margin.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or electronic communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Revolving Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iii) the Borrower is required to cash collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.09(a)(v), then the Borrower shall deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest (subject to Excepted Liens of the type described in clause (e) of the definition thereof)), in the name of the Administrative Agent and for the benefit of the Issuing Banks and the

Revolving Lenders, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c) or in the case of a Defaulting Lender’s LC Exposure, pursuant to Section 2.09(a)(i), such Defaulting Lender’s LC Exposure, as applicable, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Credit Parties or their respective Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Credit Parties’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account; provided that investments of funds in such account in investments of the type described in clause (a) and (b) of the definition of Cash Equivalents as permitted by Section 9.05(c) may be made at the option of the Borrower at its direction, risk and expense; otherwise, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 2.09(a)(v) as a result of a Defaulting Lender’s LC Exposure, and the Borrower is not otherwise required to cash collateralize the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after (i) all Events of Default have been waived or the events giving rise to such cash collateralization pursuant to Section 2.09(a)(v) have been satisfied or resolved or (ii) or arrangements satisfactory to the relevant Issuing Bank have been made for the substitution of new payment assurances.
Section 2.09    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. The Commitments, the Elected Commitment, Revolving Credit Exposure and Term Loan Exposure of such Defaulting Lender shall not be included in determining whether the Lenders, Super Majority Lenders, the Majority Lenders, the Required Lenders or the Required Term Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender and which affects such Defaulting Lender, shall require the consent of such Defaulting Lender; and provided further that no Defaulting Lender shall participate in any reduction or adjustment of the Borrowing Base, waiver, extension or postponement of a Borrowing Base redetermination, or redetermination or affirmation of the Borrowing Base, but the Commitment of a Defaulting Lender may not be increased without the consent of such Defaulting Lender.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder; third, to cash collateralize the LC Exposure of the Issuing Banks with respect to such Defaulting Lender in accordance with this Section 2.09; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.09; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures are held by the Lenders pro rata in accordance with the Commitments under the applicable Revolving Credit Facility without giving effect to Section 2.09(a)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.09 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.05 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to this Section 2.09.

(C)    With respect to any Commitment Fee or Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposures that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s LC Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposures shall be reallocated among the Non-Defaulting Lenders which are also Revolving Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 12.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ LC Exposure.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.09(a)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.10    Term Loan Facility.
(a)    Term Commitments. The Borrower may at any time or from time to time after the Effective Date, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) (a “Term Loan Request”), request (i) the establishment of one or more new commitments which may be in the same Term Loan Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Term Commitments”) in an aggregate principal amount not to exceed, as of any date of determination, together with any Term Loan Exposure then in effect, the least of the following: (i) the Borrowing Base then in effect minus the Aggregate Elected Commitment Amount then in effect, (ii) an amount equal to the Aggregate Elected Commitment Amount then in effect and (iii) one-third (1/3) of the sum of (x) the Aggregate Elected Commitment Amount then in effect plus (y) the Term Loan Exposure then in effect plus (z) the proposed Term Loan Commitments being established on a pro forma basis.
(b)    Term Loans. Any Term Commitments effected through the establishment of one or more new Term Loans made on a Term Loan Facility Closing Date shall be designated for all purposes of this Agreement as either (x) a new Class of Term Commitments or (b) an increase to an existing Class of Term Loans. On any Term Loan Facility Closing Date on which any Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.10, (i) each Term Lender of such Class shall make a Term Loan to the Borrower in an amount equal to its Term Commitment of such Class and (ii) each Term Lender of such Class shall become a Lender hereunder with respect to the Term Commitment of such Class and the Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, any Term Loans may be treated as part of the same Class as any other Term Loans if such Term Loans are fungible for United States federal income tax purposes with such other Term Loans.
(c)    Term Loan Request. Each Term Loan Request from the Borrower pursuant to this Section 2.10 shall set forth the requested amount and proposed terms of the relevant Term Loans. Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Term Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Term Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Term Lender”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to the identity of the Lender or Additional Term Lender that is making such Term Loans or providing such Term Commitments (but not to the provision thereof or the terms thereof) to the extent such consent, if any, would be required under

Section 12.02(b) for an assignment of Loans to such Lender or Additional Term Lender, (ii) any Additional Term Lender at the time such Term Loans are made or such Term Commitments are provided shall be a commercial lender that is engaged in oil and gas reserve-based lending governed by a borrowing base, as a revolving lender, in the ordinary course of its business and (iii) no Additional Term Lender shall be the Borrower, an Affiliate of the Borrower or a natural person.
(d)    Effectiveness of Term Loan Amendment. The effectiveness of any Term Loan Amendment, and the Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Term Loan Facility Closing Date”) of each of the following conditions:
(i)    no Event of Default shall have occurred and be continuing or would exist after giving effect to such Term Commitments;
(ii)    after giving effect to such Term Commitments, the conditions of Section 6.02 shall be satisfied (it being understood that all references to “such date” or similar language in such Section 6.02 shall be deemed to refer to the effective date of such Term Loan Amendment);
(iii)    the Borrower shall be in compliance with the Specified Conditions on a pro forma basis after giving effect to the making of such Term Loans;
(iv)    each Term Commitment shall be in an aggregate principal amount that is not less than $25,000,000 unless the Administrative Agent otherwise consents;
(v)    to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) customary legal opinions addressed to the Administrative Agent, the Collateral Agent and the Lenders, board resolutions and officers’ certificates and (B) reaffirmation agreements and/or such amendments to the Security Documents (including modifications to the Mortgages), as may be reasonably requested by the Administrative Agent in order to ensure that the enforceability of the Security Documents and the perfection and priority of the Liens thereunder are preserved and maintained; and
(vi)    such other conditions as the Borrower and each Term Lender providing such Term Commitments shall agree.
(e)    Required Terms. The terms, provisions and documentation of the Term Loans and Term Commitments of any Class shall be as agreed between the Borrower and the applicable Term Lenders providing such Term Commitments. In any event:
(i)    the Term Loans:

(A)    shall rank pari passu in right of payment and of security with the Revolving Loans and any other Term Loans;
(B)    shall not mature earlier than the Latest Maturity Date at the time of incurrence of such Term Loans and no scheduled principal or amortization payments shall be required in respect of such Term Loans except to the extent such payments would not cause the Weighted Average Life to Maturity of such Term Loans at any time to be shorter than 50% of the number of years remaining until the Revolving Termination Date in effect; provided that, at no time shall there be Term Loans hereunder which have more than three different Maturity Dates unless the Administrative Agent otherwise consents to more than three different maturity dates;
(C)    shall have an applicable rate, fees, premiums and amortization determined by the Borrower and the applicable Term Lenders;
(D)    except as provided in Section 2.10(e)(i)(C) above, shall have mandatory prepayments, representations and warranties, covenants and events of default that are the same as, or no more restrictive on the Credit Parties (as determined by the Administrative Agent in its reasonable discretion) than, those set forth in this Agreement prior to the applicable Term Loan Facility Closing Date unless any more restrictive mandatory prepayments, representations and warranties, covenants and events of default are incorporated into this Agreement on the applicable Term Loan Facility Closing Date;
(E)    may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Term Loan Amendment; and
(F)    shall provide that any amortization payments or mandatory prepayments pursuant to Section 3.04(c)(iv), in each case in respect of such Term Loans shall only be required if at least 20% of the Revolving Commitments are unused on a pro forma basis after giving effect to such payments or such prepayments.
(f)    Term Loan Amendment.
(i)    Term Commitments shall become Commitments under this Agreement pursuant to an amendment (a “Term Loan Amendment”) to this Agreement and, as appropriate, amendments to the other Loan Documents, executed by the Borrower, each Term Lender providing such Term Commitments and the Administrative Agent, as applicable. The Term Loan Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.10 (including introducing additional or tightening existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders). The Borrower will use the proceeds of the Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Term Loans unless it so agrees.
(ii)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or commitments made or established pursuant to this Section 2.10 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.10, including the introduction of additional or the tightening of existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders and any amendments that are not adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Term Loans to be fungible for United States federal income tax purposes with another Class of Term Loans, which shall include any amendments that do not reduce the ratable amortization received by each Lender thereunder.
(iii)    Upon the effectiveness of such Term Loan Amendment, Annex I to this Agreement shall be deemed amended to reflect the Term Commitment of each Term Lender party thereto and any resulting changes in the Lenders’ Applicable Term Loan Percentages.
(g)    This Section 2.10 shall supersede any provisions in Section 12.02 or Section 4.01(c) to the contrary.
Section 2.11    Extension of Term Loans.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans with the same Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans of such Class with the same Maturity Date) and on the same terms to each such Term Lender, the Borrower may from time to time, with the consent of any Term Lender that shall have accepted such Term Loan Extension Offer, extend the Maturity Date of the Term Loans of each such Term Lender and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Term Loans) (each, a “Term Loan Extension” and any Term Loans extended thereby, a “Term Loan Extension Series”), so long as the following terms are satisfied:
(i)    no Event of Default shall exist at the time the notice in respect of a Term Loan Extension Offer is delivered to the Term Lenders, and no Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Term Loans;
(ii)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to Section 2.11(a)(iii), Section 2.11(a)(iv) and Section 2.11(a)(v), be determined by the Borrower and set forth in the relevant Term Loan Extension Offer), the Term Loans of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loans (each, an “Extending Term Lender”) extended pursuant to any Term Loan Extension (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Term Loan Extension Offer;
(iii)    the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date and at no time shall the Term Loans (including Extended Term Loans) have more than three different maturity dates unless the Administrative Agent otherwise consents to more than three different maturity dates;
(iv)    shall provide that any amortization payments or mandatory prepayments pursuant to Section 3.04(c)(iv), in each case in respect of such Extended Term Loans shall only be required if at least 20% of the Revolving Commitments are unused on a pro forma basis after giving effect to such payments or such prepayments;
(v)    any Extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, as specified in the applicable Term Loan Extension Offer;
(vi)    if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Term Loan Extension Offer shall exceed the maximum aggregate principal amount of Term Loans (calculated on the face amount thereof) offered to be extended by the Borrower pursuant to such Term Loan Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Term Loan Extension Offer;

(vii)    any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower; and
(viii)    all documentation in respect of such Term Loan Extension shall be consistent with the foregoing.
(b)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.11, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 3.04 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be extended. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.11 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 4.01 or any other pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.11.
(c)    Each of the parties hereto hereby (i) agrees that this Agreement and the other Loan Documents may be amended to give effect to each Extension (an “Extension Amendment”), without the consent of any Lenders other than extending Lenders, to the extent (but only to the extent) necessary to (A) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (B) modify any scheduled repayments set forth in Section 3.01 with respect to any Class of Term Loans subject to a Term Loan Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Term Loan Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans as may be required pursuant to Section 3.01), (C) modify the prepayments set forth in Section 3.04 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (D) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.11 (it being agreed and understood that any such amendment may introduce additional or tighten existing mandatory prepayments, representations and warranties, covenants or events of default for the benefit of all Lenders), and the Lenders hereby expressly and irrevocably, for the benefit of all parties hereto, authorize the Administrative Agent to enter into any such Extension Amendment and (ii) consent to the transactions contemplated by this Section 2.11 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment). Without limiting the foregoing, in connection with any Extension, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date after giving effect to such Extension (or such later date as may be advised by local counsel to the Collateral Agent).
(d)    In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.11.
(e)    This Section 2.11 shall supersede any provisions in Section 12.02 or Section 4.01(c) to the contrary.
ARTICLE III.
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Termination Date.
(b)    The Borrower shall repay to the Term Lenders and the Lenders with respect to any Extended Term Loans the aggregate principal amount of all Term Loans or Extended Term Loans of a given Extension Series, as applicable, outstanding on the date(s) and in the amounts specified in the applicable Term Loan Amendment or Extension Amendment, as applicable.
Section 3.02    Interest.
(a)    Base Rate Loans. The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)    SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, if either (A) an Event of Default pursuant to Section 10.01(a), (b), (h), (i) or (j) has occurred and is continuing, or (B) any other Event of Default has occurred and the Majority Lenders, or the Administrative Agent at the direction of the Majority Lenders, has delivered a notice to the Borrower notifying the Borrower of an election to charge default interest hereunder, then all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to Base Rate Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate (such interest to be retroactive to the date of such Event of Default).
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date, and in any case, on the applicable Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of a Base Rate Loan prior to the applicable Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted Term SOFR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
(f)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 3.03    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.02.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and payment of applicable breakage costs, if any, under Section 5.02. Notwithstanding anything the contrary in this Agreement, the Borrower shall only have the right to prepay any Term Loan Borrowing in whole or in part so long as, both before and immediately after giving effect to such prepayment, each of the Specified Conditions is satisfied (except with the proceeds of Permitted Refinancing Debt).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by delivery of a notice of prepayment in substantially the form of Exhibit J hereto via fax or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 12:00 noon, Houston time, three U.S. Government Securities Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 noon, Houston time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon (i) the effectiveness of other credit facilities or other securities offerings or (ii) the consummation of a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and payment of applicable breakage costs, if any, under Section 5.02.
(c)    Mandatory Prepayments.
(i)    If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount, then the Borrower shall, on the same Business Day, (A) prepay the Borrowings under the Revolving Facility on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings under the Revolving Facility as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), there would be a Borrowing Base Deficiency, but the total Revolving Credit Exposures would not exceed the Aggregate Elected Commitment Amount (or, if exceeded, the required payment under the immediately preceding sentence has been made), then the Borrower shall, on the same Business Day, (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess (after giving effect to any payment under the immediately preceding sentence), and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). If, after giving effect to any termination or reduction of the Aggregate Elected Commitment Amount pursuant to Section 2.06(c), (x) the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount or (y) there would be a Borrowing Base Deficiency, then the Borrower shall, on the same Business Day, (A) prepay the Borrowings under the Revolving

Facility on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings under the Revolving Facility as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j).
(ii)    Upon any Scheduled Redetermination or Interim Redetermination or adjustment to the amount of the Borrowing Base in accordance with Section 8.13(c) or any Borrowing Base reduction in accordance with Section 8.13(c), if the sum of (x) the total Revolving Credit Exposures plus (y) the total Term Loan Exposures exceeds the redetermined or adjusted Borrowing Base, then, after receiving a New Borrowing Base Notice in accordance with Section 2.07(d) or a notice of adjustment pursuant to Section 8.13(c), as the case may be (the date of receipt of any such notice, the “Deficiency Notification Date”), the Borrower shall at its option take one of the following actions:
(A)    prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency (and to the extent that any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)) within thirty (30) days following the Deficiency Notification Date;
(B)    prepay the Borrowings in six consecutive equal monthly installments, the first installment being due and payable on the 30th day after the Deficiency Notification Date and each subsequent installment being due and payable on the same day in each of the subsequent calendar months, with each payment being equal to one-sixth (1/6th) of such Borrowing Base Deficiency, so that the Borrowing Base Deficiency is reduced to zero within six months of the Deficiency Notification Date; provided that, if any excess remains after prepaying all of the Borrowings as a result of any LC Exposure, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j);
(C)    grant, within thirty (30) days following the Deficiency Notification Date, to the Administrative Agent as security for the Secured Obligations a first-priority Lien on additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion not evaluated in the most recently delivered Reserve Report (and not already subject to a Lien of the Security Instruments) pursuant to Security Instruments acceptable to the Administrative Agent with sufficient Borrowing Base value (as determined by the Required Lenders) to cure the Borrowing Base Deficiency; provided that in no event may the Borrower elect the option specified in this clause (C) if fewer than ninety (90) days remain until the Revolving Termination Date or, thereafter, any other Maturity Date, as applicable; or
(D)    (i) deliver, within ten (10) Business Days after the Deficiency Notification Date, written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clauses (B) and (C) above, and indicating the amount to be prepaid and the amount to be provided as additional Collateral, and (ii) make such payment and deliver such additional Collateral within the time periods required under clauses (B), (C) and/or (D) above;
provided that, the options set forth above shall not prejudice the occurrence of any Maturity Date and the principal payments required on such date.
The Borrower shall provide to the Administrative Agent, within ten (10) days following its receipt of the applicable New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs pursuant to Section 8.13(c), as applicable, written notice indicating which of the options specified in clauses (A), (B), (C) or (D) the Borrower elects to take in order to eliminate the Borrowing Base Deficiency. In the event the Borrower fails to provide such written notice to the Administrative Agent within the ten (10) day period referred to above, the Borrower shall be deemed to have irrevocably elected the option set forth in clause (B) above. The failure of the Borrower to comply with any of the options elected (including any deemed election) pursuant to the provisions of this Section 3.04(c)(ii) and specified in such notice (or relating to such deemed election) shall constitute an Event of Default; provided that, once the Borrowing Base Deficiency is cured, the Borrower shall not be required to continue to take any such actions specified in clauses (A) through (D).
(iii)    Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e) or Section 2.07(f) if the sum of (x) total Revolving Credit Exposures plus (y) the total Term Loan Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or cash collateralize such excess on the Business Day immediately following the date that any Credit Party or any Restricted Subsidiary receives any net, after-Tax cash proceeds as a result of (1) the applicable issuance of Debt, in the case of any adjustment to the Borrowing Base pursuant to Section 2.07(e), or (2) the consummation of a Disposition of Oil and Gas Properties or Liquidation of Swap Agreement, as applicable, in the case of any adjustment to the Borrowing Base pursuant to Section 2.07(f); provided that no payments required to be made pursuant to this Section 3.04(c)(iii) shall prejudice the occurrence of any Maturity Date and the principal payments required on such date.

(iv)    If the Borrower and its Restricted Subsidiaries have Excess Cash in an amount in excess of the Excess Cash Threshold outstanding as of the end of the last Business Day of any month and the Borrowing Base Utilization Percentage as of such date is 65% or greater, the Borrower shall, immediately, prepay on the following Business Day a principal amount of the Loans in an amount equal to the lesser of (x) the outstanding amount of the Loans at such time and (y) the aggregate amount of Excess Cash in excess of the Excess Cash Threshold; provided that prepayments under this clause (iv) shall be without premium or penalty (included any breakage under Section 5.02).
(v)    Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any Base Rate Borrowings then outstanding, and, second, to any SOFR Borrowings then outstanding, and if more than one SOFR Borrowing is then outstanding, to each such SOFR Borrowing in order of priority beginning with the SOFR Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the SOFR Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(vi)    Each prepayment of Borrowings pursuant to this Section 3.04(c) (other than as expressly provided in Section 3.04(c)(i)) shall be applied at the election of the Borrower either (x) entirely to outstanding Revolving Loans (provided that if the principal balance of the outstanding Revolving Loans is less than the amount of the required prepayment, such amount shall be applied first to prepay the outstanding Revolving Loans, second as cash collateral to secure LC Exposure as provided in Section 2.08(j), and third any remaining required prepayment shall be applied to prepay the Term Loans) or (y) pro rata, in proportion to the aggregate Revolving Credit Exposures and the aggregate Term Loan Exposures outstanding at such time, to the Revolving Loans and the Term Loans respectively in accordance with the respective Revolving Credit Exposures and the aggregate Term Loan Exposures outstanding; provided that (A) if the principal balance of the outstanding Revolving Loans is less than the amount of the required prepayment to be applied to Revolving Loans under this clause (y), the excess shall be applied as cash collateral to secure LC Exposure as provided in Section 2.08(j) and (B) any Term Loans may be prepaid on a less (but not greater) than pro rata basis if agreed to by the Term Lenders holding such Term Loans. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued and unpaid interest to the extent required by Section 3.02. Nothing in this Section 3.04(c) shall require any Credit Party to cause any amounts to be repatriated to the United States.
(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (subject to Section 2.09(a)(iii)) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Revolving Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Revolving Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest on the Secured Obligations to exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.09(a)(iii)) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to SOFR Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of such Issuing Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Revolving Termination Date and any such fees accruing after the Revolving Termination Date shall be payable on demand. During the continuation of an Event of Default, if the Majority Lenders (or the Administrative Agent at the direction of the Majority Lenders) have elected to charge the default rate on the then outstanding Loans pursuant to Section 3.02(c), the fees payable pursuant to this Section 3.05(b) shall increase by 2.00% per annum over the then applicable rate (with such increase to be retroactive to the date of the applicable Event of Default). Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.
ARTICLE IV.
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim (except for Taxes, if any, pursuant to Section 5.03(a), provided that the Borrower has complied with all of the requirements of such Section to the extent applicable). Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall take an assignment of, or purchase participations in the Loans and participations in LC Disbursements of other Lenders, in each case, for cash at face value, to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued but unpaid interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d),

Section 2.08(e), Section 4.01(c), Section 4.02, Section 5.03(h) or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender (for the benefit of the Administrative Agent or the applicable Issuing Bank) to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
ARTICLE V.
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
Section 5.01    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Bank;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or other such Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates. A certificate of a Lender or any Issuing Bank setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. No Lender or Issuing Bank may make any demand pursuant to this Section 5.01 more than 180 days after the Revolving Termination Date.
Section 5.02    Break Funding Payments. The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b)  any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Borrowing Request or notice of conversion/continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment

(regardless of whether any such notice of prepayment may be revoked under Section 3.04(b) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. All of the obligations of the Credit Parties under this Section 5.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 5.03    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any Withholding Agent shall be required by applicable law to deduct any Taxes from such payments, as determined in good faith by the applicable Withholding Agent, then (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions applicable to additional sums payable under this Section 5.03(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the applicable Withholding Agent shall make all deductions required by applicable law and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the written request of the Administrative Agent timely reimburse it for the payment of such Other Taxes.
(c)    Indemnification by the Borrower. Without duplicating the provisions of paragraphs (a) and (b) above, the Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For purposes of this Section 5.03(e), the term “Lender” shall include the Administrative Agent.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed IRS Form W-8ECI (or any successor form) and, when applicable in the case of the Administrative Agent, IRS Form W-8IMY (or successor form) certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes pursuant to Treasury Regulation Section 1.1441-1(b)(2)(iv)(A);
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS

Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party directly related to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Credit Party has paid additional amounts or indemnification payments, each affected Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower, as the Borrower may reasonably request, in challenging such Tax. The Borrower shall indemnify and hold each Lender or the Administrative Agent, as applicable, harmless against any costs and expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 5.03(g). Nothing in this Section 5.03(g) shall obligate any Lender or Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.
(h)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(h).
(i)    Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(j)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(k)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Recipient to demand compensation pursuant to this Section 5.03 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that no Credit Party shall be required to compensate a Recipient pursuant to this Section 5.03 for any amounts incurred more than 180 days prior to the date that such Recipient notifies the Borrower in writing of its intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such claim is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. No Recipient may make any demand pursuant to this Section 5.03 more than 180 days after the applicable Maturity Date.
Section 5.04    Designation of Different Lending Office; Replacement of Lenders.
(a)    Designation of Different Lending Office. If (i) any Lender requests compensation under Section 5.01, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender asserts an illegality under Section 5.05, (iv) any Lender becomes a Defaulting Lender, (v) any Lender is a Non-Consenting Lender, or (vi) any Lender does not approve a Proposed Borrowing Base that would increase the Borrowing Base then in effect pursuant to Section 2.07(c)(iii) when the Super Majority Lenders have approved such Proposed Borrowing Base pursuant to Section 2.07(c)(iii), then in any such case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement to an assignee or assignees that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (B) in the case of any such assignment resulting from a claim for compensation under Section 5.01, for payments required to be made pursuant to Section 5.03 or an illegality under Section 5.05, such assignment will result in a reduction in such compensation or payments or avoid the illegality, (C) such assignment does not conflict with applicable law, (D) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (E) in the case of any assignment resulting from a Lender not approving an increase to or reaffirmation of the Borrowing Base as contemplated by clause (vi) above, the applicable assignee shall have consented to the increase or reaffirmation of the Borrowing Base. Notwithstanding the foregoing, a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender hereby agrees to make such assignment and delegations required under this Section 5.04(b).
Section 5.05    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain SOFR Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such SOFR Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such SOFR Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans.

ARTICLE VI.
CONDITIONS PRECEDENT
Section 6.01    Effective Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
(a)    The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(b)    To the extent requested by a Lender, the Administrative Agent shall have received duly executed Notes payable to such Lender in a principal amount equal to its Elected Commitment Amount, dated as of the date hereof.
(c)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Guaranty and Collateral Agreement and the other Security Instruments (other than those listed on Schedule 8.16, if any) deemed necessary or advisable by the Administrative Agent. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:
(i)    be reasonably satisfied that the Security Instruments will create first priority, perfected Liens (subject only to Excepted Liens) on at least 85% of the total value of the Borrowing Base Properties evaluated in the Initial Reserve Report; and
(ii)    have received certificates, together with undated, blank stock powers for any such certificate, representing all of the issued and outstanding Equity Interests of the Credit Parties and their respective direct Domestic Subsidiaries, in each case, owned by the Credit Parties and to the extent such Equity Interests are certificated; provided, that such pledge shall be limited to (x) 65% of the voting Equity Interests in any Excluded Subsidiary described in clauses (a) or (b) of the definition thereof and (y) 0% of the Equity Interests in any Excluded Subsidiary described in clauses (c) or (d) of the definition thereof.
(d)    The Administrative Agent shall have received UCC financing statements for the Borrower and each Guarantor to be filed in each such Person’s state of incorporation or formation, or principal place of business, as applicable.
(e)    The Administrative Agent shall have received a certificate of the Secretary or a Responsible Officer of the Borrower and of each Guarantor setting forth (i) resolutions of the managers, board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such

Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) for the Borrower and each Guarantor, the articles or certificate of incorporation or formation (certified by the Secretary of State of the jurisdiction of organization) and the bylaws, operating agreement, partnership agreement or other Organizational Document, as applicable, in each case, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
(f)    The Administrative Agent shall have received a certificate of the chief executive officer or chief financial officer of the Borrower and each of the other Credit Parties certifying that on the Effective Date (i) all representations and warranties of the Borrower and each such other Credit Party in the Loan Documents are true and correct in all material respects, except those representations and warranties which include a materiality qualifier, which shall be true and correct as so qualified, (ii) no Default or Event of Default has occurred or is continuing or will result from the making of the Loans or the Transactions contemplated by the Loan Documents, (iii) the Credit Parties and the Restricted Subsidiaries have received all consents and approvals required by Section 7.03 and (iv) since December 31, 2024, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(g)    The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Borrower certifying that (i) the Borrower and (ii) the Borrower and the other Credit Parties taken as a whole, are Solvent.
(h)    The Administrative Agent shall have received certificates with respect to the existence, qualification and good standing or other comparable status of the Borrower and each of the other Credit Parties from the appropriate State agency of such Credit Party’s jurisdiction of organization and such other jurisdictions as may be reasonably requested by the Administrative Agent.
(i)    The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders an opinion of (i) Kirkland & Ellis LLP, New York and Texas counsel to the Borrower, (ii) Steptoe & Johnson PLLC, local counsel to the Borrower in the states of Pennsylvania, Montana, New Mexico, Ohio, and Utah and (iii) Fredrikson & Byron, P.A., local counsel to the Borrower in the states of North Dakota and South Dakota, in form and substance reasonably satisfactory to the Administrative Agent, as to such customary matters regarding this Agreement, the Security Instruments and the other Loan Documents and the Transactions as the Administrative Agent or its counsel may reasonably request.

(j)    The Administrative Agent shall have received (i) the Financial Statements referred to in Section 7.04(a) and (ii) the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).
(k)    The Administrative Agent shall have received appropriate UCC and other Lien and judgment search certificates from the jurisdiction of organization of the Borrower and each Restricted Subsidiary reflecting no prior Liens encumbering the Properties of such Credit Party (limited, in the case of any Equity Interests of an Excluded Subsidiary, to (x) 65% of the voting Equity Interests in any Excluded Subsidiary described in clauses (a) or (b) of the definition thereof and (y) 0% of the Equity Interests in any Excluded Subsidiary described in clauses (c) or (d) of the definition thereof other than Liens permitted by Section 9.03).
(l)    The Administrative Agent shall have received satisfactory title information setting forth the status of title to at least 80% of the total value of the Borrowing Base Properties evaluated in the Initial Reserve Report; provided, that the Administrative Agent hereby acknowledges that as of the Effective Date, the requirement under this clause (l) has been satisfied.
(m)    Since December 31, 2024, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(n)    The Arrangers, the Administrative Agent and the Lenders shall have received all upfront, arrangement and agency fees and, to the extent invoiced at least three (3) Business Days prior to the Effective Date, other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Latham & Watkins LLP, counsel to the Administrative Agent).
(o)    The Administrative Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the Patriot Act.
(p)    To the extent the Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Effective Date, the Administrative Agent or any Lender that has requested, in a written notice to the Borrower at least five (5) Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower or Guarantor, shall have received such Beneficial Ownership Certification.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston time, on November 7, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 6.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and be continuing.
(b)    Each of the representations and warranties of the Borrower and the Guarantors, set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except for those which have a materiality qualifier, which shall be true and correct in all respects as so qualified) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except for those which have a materiality qualifier, which shall be true and correct in all respects as so qualified) as of such specified earlier date.
(c)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower and its Restricted Subsidiaries shall not have Excess Cash in an amount greater than the Excess Cash Threshold.
(d)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a), (b) and (c).

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
The Credit Parties jointly and severally represent and warrant to the Lenders that:
Section 7.01    Organization; Powers. Each of the Credit Parties and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
Section 7.02    Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, limited liability company or partnership and, if required, shareholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower or any Guarantor is a party has been duly executed and delivered by the Borrower or such Guarantor, as applicable, and constitutes a legal, valid and binding obligation of the Borrower or such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) the filings and recordings necessary to perfect the Liens created hereby and by the Security Instruments, (iii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder or could not reasonably be expected to have a Material Adverse Effect and (iv) the filing of any required documents with the SEC, (b) will not violate any applicable law or regulation or the charter, by-laws or other Organizational Documents of the Credit Parties or any Restricted Subsidiary or any order of any Governmental Authority (except, with respect to applicable law or regulations, for such violations that would not reasonably be expected to have a Material Adverse Effect), (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Material Debt binding upon the Credit Parties, the Restricted Subsidiaries or their respective Properties, or give rise to a right thereunder to require any payment to be made by the Credit Parties or any Restricted Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Credit Parties or any Restricted Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04    Financial Position; No Material Adverse Effect.
(a)    The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of operations, stockholders’ equity and cash flows for the Borrower and its Consolidated Subsidiaries (i) as of and for the fiscal year ended December 31, 2024, reported on by Deloitte & Touche LLP, independent public accounts and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2025, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    Since December 31, 2024, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)    As of the Effective Date, no Credit Party or any Restricted Subsidiary has any Material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except (i) the Secured Obligations or (ii) as referred to or reflected or provided for in the Financial Statements delivered under Section 7.04(a).
Section 7.05    Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Credit Parties or the Restricted Subsidiaries, threatened in writing against or affecting the Credit Parties or the Restricted Subsidiaries (a) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve any Loan Document or the Transactions. Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Section 7.06    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the Credit Parties and their respective Subsidiaries and each of their respective Properties and operations thereon are, and for the last three (3) years have been, in compliance with all applicable Environmental Laws;
(b)    the Credit Parties and their respective Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Credit Parties and their respective Subsidiaries has received any written notice that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(c)    there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that are pending or, to the knowledge of any Credit Party, threatened against the Credit Parties and their respective Subsidiaries as a result of any operations at the Properties;
(d)    there has been no unauthorized Release of Hazardous Materials by any Credit Party or any of their respective Subsidiaries or, to the knowledge of the Credit Parties or the Restricted Subsidiaries, any other Person, at, on, under or from any of the Credit Parties’ or their respective Subsidiaries’ Properties; and there is no investigation, remediation, abatement, removal, or monitoring of Hazardous Materials required by any Credit Party or any of their respective Subsidiaries under applicable Environmental Laws at such Properties, in each case so as to give rise to liability to the Credit Parties or their Subsidiaries; and
(e)    neither the Credit Parties nor their respective Subsidiaries has received any written notice asserting an alleged liability or obligation of any Credit Party or any of their respective Subsidiaries under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite from the Credit Parties or their respective Subsidiaries’ Properties.
The representations and warranties set forth in this Section 7.06 constitute the sole representations and warranties of the Credit Parties and their Subsidiaries relating to environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials.
Section 7.07    Compliance with the Laws and Agreements; No Defaults.
(a)    Each of the Credit Parties and the Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default or Event of Default has occurred and is continuing.
Section 7.08    Investment Company Act. None of the Credit Parties or any of the Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09    Taxes. Each of the Credit Parties and other Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it (taking into account all applicable extensions) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Credit Party and the applicable Restricted Subsidiary, as applicable, has set aside on their books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower is treated as a corporation for U.S. federal income Tax purposes.
Section 7.10    ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)    each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code;
(b)    no ERISA Event has occurred or is reasonably expected by the Credit Parties or any ERISA Affiliate to occur;
(c)    no failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived, exists with respect to any Plan;
(d)    none of the Credit Parties or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan; and
(e)    none of the Credit Parties sponsors, maintains or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, which is maintained to provide benefits to former employees of such entities, that may not be terminated by the Credit Parties in their sole discretion without any material liability.
Section 7.11    Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Credit Parties and their respective Subsidiaries to the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document or delivered by the Borrower, any other Credit Party or any of their respective Subsidiaries to the Administrative Agent or any Lender hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading on the date when furnished; provided that with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Credit Parties each represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (a) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period(s) covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance, and (b) no representation is made with respect to information of a general economic or general industry nature. There are no statements or conclusions in any Reserve Report or in any information delivered in connection therewith which are based upon or include materially misleading information of a material fact or fail to take into account material information regarding the material matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries and production and cost estimates contained in each Reserve Report and in other information delivered in connection therewith are necessarily based upon professional opinions, estimates and projections and that no warranty is made with respect to such opinions, estimates and projections.
Section 7.12    Insurance. The Credit Parties have, and have caused all of the Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Credit Parties and the Restricted Subsidiaries. The Administrative Agent and Collateral Agent have been named as additional insured in respect of such liability insurance policies and the Administrative Agent and Collateral Agent have been named as lenders loss payee with respect to property loss insurance.
Section 7.13    Restriction on Liens. Except as permitted by Section 9.13(f), neither the Credit Parties nor the Restricted Subsidiaries is a party to any agreement or arrangement or is subject to any order, judgment, writ or decree, which either prohibits or purports to prohibit any of the Credit Parties or the Restricted Subsidiaries from granting Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations, or restricts any Restricted Subsidiary from paying dividends or making any other distributions in respect of its Equity Interests to the Credit Parties or any Restricted Subsidiary, or restricts any Restricted Subsidiary from making loans or advances or transferring any Property to the Credit Parties or any Restricted Subsidiary, or which requires the consent of or notice to other Persons in connection therewith.
Section 7.14    Subsidiaries. As of the date hereof, or as of the date of the most recent certificate delivered pursuant to Section 8.01(c), except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), and which disclosure (including updates included in certificates delivered pursuant to Section 8.01(c)) shall be a supplement to Schedule 7.14, none of the Credit Parties has any direct or indirect Subsidiaries or Unrestricted Subsidiaries. The Borrower does not have any direct or indirect Foreign Subsidiaries. Each Subsidiary Guarantor is a Wholly-Owned Subsidiary of the Borrower. Each Subsidiary listed on Schedule 7.14 (as supplemented) is (a) a Restricted Subsidiary unless specifically designated as an Unrestricted Subsidiary therein and (b) a Material Subsidiary unless specifically designated as an Immaterial Subsidiary therein.
Section 7.15    Location of Business and Offices. As of the date hereof or as of the date of the most recent certificate delivered pursuant to Section 8.01(l), the jurisdiction of organization, correct legal name as listed in the public records of its jurisdiction of organization, organizational identification number in its respective jurisdiction of organization, federal tax identification number, if applicable, and the principal place of business and chief executive office, in each case of each Credit Party and its respective Subsidiaries is set forth on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l) and delivered in accordance with Section 12.01).
Section 7.16    Properties; Titles, Etc.
(a)    Each of the Borrower and the Restricted Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than those disposed of in compliance with Section 9.11 since delivery of such Reserve Report) and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate it to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in its net revenue interest in such Property.
(b)    All leases and agreements necessary for the conduct of the business of the Credit Parties and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent any failure to be valid and subsisting and in full force and effect could not reasonably be expected to have a Material Adverse Effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or agreement, which could reasonably be expected to have a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Credit Parties and the Restricted Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit the Credit Parties and the Restricted Subsidiaries to conduct their business, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.
(d)    All of the Properties of the Credit Parties and the Restricted Subsidiaries (other than the Oil and Gas Properties, which are addressed in Section 7.17) which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(e)    Each of the Credit Parties and the Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Credit Parties and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties and the Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and the Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Borrower and the Restricted Subsidiaries is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower and the Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower and the Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower and the Restricted Subsidiaries, in a manner consistent with the Borrower’s and the Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section 7.18    Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent Reserve Report Certificate, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower and the Restricted Subsidiaries to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries at some future time without then or thereafter receiving full payment therefor.

Section 7.19    Marketing of Production. Except for contracts listed and in effect on the Effective Date on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report Certificate (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s and the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date of delivery of such Reserve Report Certificate.
Section 7.20    Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d) (as of the relevant period end), sets forth, a true and complete list of all Swap Agreements of the Borrower, any other Credit Party and each of the Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto (including any margin required or supplied), if applicable, and the counterparty to each such agreement.
Section 7.21    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital for lease acquisitions, for exploration and production operations and for development (including the drilling and completion of producing wells), (b) for the acquisition, exploration and development of Oil and Gas Properties permitted hereunder, (c) for the issuance of Letters of Credit, (d) to refinance obligations outstanding under the Existing Credit Agreement, (e) to pay certain fees and expenses hereunder and (f) for other lawful general corporate purposes, including Restricted Payments permitted hereunder. The Credit Parties and the Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates Regulation T, U or X of the Board.
Section 7.22    Solvency. Immediately after giving effect to the Transactions and immediately prior to and after giving effect to each Borrowing and each issuance, amendment, renewal, or extension of a Letter of Credit, (i) the Borrower is Solvent and (ii) the Borrower and the other Credit Parties taken as a whole, are Solvent.
Section 7.23    Affected Financial Institutions. No Credit Party is an Affected Financial Institution.
Section 7.24    Anti-Corruption, AML and Sanctions. Neither any of the Credit Parties nor any of their respective Subsidiaries, nor any director, officer, employee or, to the knowledge of the Credit Parties, any agent of the Credit Parties or their respective Subsidiaries, in its capacity as such, (i) is a Sanctioned Person, (ii) has its assets located in a Sanctioned Country in violation of applicable Sanctions, (iii) directly or knowingly indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of Sanctions, or (iv) to the knowledge of the Credit Parties is under investigation for an alleged violation of Sanction(s) by a governmental authority that enforces Sanctions. Each Credit Party and its respective Subsidiaries, and each director, officer, employee and, to the knowledge of each such Credit Party, each agent of each such Credit Party and Subsidiary, is in compliance with all applicable Sanctions, Anti-Corruption Laws and AML Laws. Borrower will not use any proceeds of any Borrowing or Letter of Credit directly or knowingly indirectly, in violation of Section 9.07. Each of the Credit Parties and their respective Subsidiaries has instituted and maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions.
Section 7.25    Accounts. Set forth on Schedule 7.25 lists all Deposit Accounts, including any Excluded Accounts, Commodity Accounts and Securities Accounts maintained by or for the benefit of the Credit Parties or any Restricted Subsidiary as of the Effective Date.
Section 7.26    Security Instruments.
(a)    Guaranty and Collateral Agreement. The provisions of the Guaranty and Collateral Agreement are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral covered thereby, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Guaranty and Collateral Agreement and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Guaranty and Collateral Agreement or hereunder), the Liens created by the Guaranty and Collateral Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties in the Collateral covered thereby (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Excepted Liens and other Liens permitted by Section 9.03, and prior and superior to all other Liens other than Liens permitted by Section 9.03.
(b)    Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Mortgaged Property thereunder and the proceeds thereof, subject only to Excepted Liens and other Liens permitted by Section 9.03, and when the Mortgages are recorded or filed in the offices specified on Schedule 7.26 (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 8.11 and Section 8.14, when such Mortgage is recorded or filed in the appropriate offices), the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Borrower and Subsidiaries in the Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by Section 9.03.
(c)    Valid Liens. Each Security Instrument delivered pursuant to Section 8.11 and Section 8.14, upon execution and delivery thereof, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Governmental Requirements, such Security Instruments will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case with no other Liens except for Liens permitted by Section 9.03.
Section 7.27    International Operations. None of the Borrower nor its Restricted Subsidiaries own, nor have any of the Borrower or its Restricted Subsidiaries acquired or made any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.
Section 7.28    Casualty Events. Since December 31, 2024, neither the business nor any Properties of any Credit Party has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities or armed forces or acts of God or of any public enemy.
Section 7.29    Beneficial Ownership Certification. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 7.30    Senior Debt Status. The Secured Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any unsecured, senior subordinated or subordinated Debt and the subordination provisions set forth in each such agreement, if any, are legally valid and enforceable against the parties thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
ARTICLE VIII.
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) and all Letters of Credit shall have expired, terminated or have been cash collateralized (or as to which other arrangements satisfactory to the Administrative Agent and each Issuing Bank shall have been made) and all LC Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Lenders, and covenants and agrees with the Lenders to cause the Restricted Subsidiaries, that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    Annual Financial Statements. As soon as available and not later than ninety (90) days after the end of each fiscal year of the Borrower, the Borrower and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing, without a “going concern” or like qualification, emphasis on the matter or exception (except to the extent such “going concern” qualification, in the reasonable and good faith judgment of the Borrower (and consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)), is attributable to (i) the Maturity Date occurring within the next twelve months, (ii) the occurrence of an impending maturity date of any Permitted Debt within the next twelve months or (iii) an actual or projected financial covenant default within the next twelve months; provided that any “going concern” qualification shall be deemed attributable to such factors described in clauses (i) through (iii) above and the Borrower shall be conclusively deemed to have exercised reasonable and good faith judgment (and consent of the Administrative Agent shall be deemed provided) if such factors are the only factors expressly cited in such audit opinion as resulting in such “going concern” qualification) and without any qualification or exception as to the scope of such audit to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)    Quarterly Financial Statements. As soon as available, but in any event and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended September 30, 2025, the Borrower and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)    Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the fiscal quarter ended September 30, 2025, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B hereto (i) certifying as to whether a Default has occurred and is continuing as of the date of such certificate and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Effective Date which materially changes the calculation of any covenant or affects compliance with the terms of this Agreement and, if applicable, specifying the effect of such change on the financial statements accompanying such certificate, (iv) if, during the applicable period, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, additional financial information (which may be in the form of footnotes to the consolidated financial statements referred to in Section 8.01(a) or Section 8.01(b) above) setting forth calculations excluding the effects of any Unrestricted Subsidiaries that constitute Consolidated Subsidiaries and containing such calculations for any Unrestricted Subsidiaries as reasonably requested by the Administrative Agent, including any supporting documents used to prepare such calculations, and (v) setting forth a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors, and Unrestricted Subsidiaries as of the end of such period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, identified on the Effective Date or in the most recently delivered certificate pursuant to this Section 8.01(c) (and, to the extent necessary, designating sufficient additional Restricted Subsidiaries as Material Subsidiaries so as to comply with the definition of “Material Subsidiary”).
(d)    Certificate of Accounting Firm — Defaults. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).
(e)    Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a true and complete list of all Swap Agreements, as of the last Business Day of such fiscal quarter or fiscal year, of the Borrower, each other Credit Party and each of the Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefore, any new credit support agreements relating thereto not listed on Schedule 7.20, if applicable, any margin required or supplied under any credit support document, if applicable, and the counterparty to each such agreement.
(f)    Certificate of Insurer – Insurance Coverage. Concurrently with the renewal of each insurance policy maintained by the Credit Parties and the Restricted

Subsidiaries required by Section 8.07, an ACORD evidence of insurance certificate of such insurance coverage from the insurer providing such insurance in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, copies of all of the applicable policies.
(g)    SEC and Other Filings. To the extent applicable, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Credit Parties and the Restricted Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Credit Parties and the Restricted Subsidiaries to shareholders generally, as the case may be.
(h)    Notices Under Material Instruments. Promptly after the furnishing or receipt thereof, a copy of any notice of default received from any holder or holders of any Material Debt (other than the Secured Obligations) or any trustee or agent on its or their behalf, to the extent such notice has not otherwise been delivered to the Administrative Agent hereunder.
(i)    Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence) submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by, or on behalf of, the Borrower or any such Subsidiary to such letter or report.
(j)    Notice of Sales or Acquisitions of Oil and Gas Properties or Liquidation of Swap Agreements. In the event the Borrower or any Restricted Subsidiary intends to (i) Dispose of any Borrowing Base Properties (or any Equity Interests in any Restricted Subsidiary owning interests in Borrowing Base Properties)having an aggregate value in excess of 5% of the Borrowing Base in effect immediately prior to such Disposition or (ii) acquire any Oil and Gas Properties (or any Equity Interests in any Person owning interests in Oil and Gas Properties) having an aggregate value in excess of 5% of the Borrowing Base in effect immediately prior to such acquisition, prior written notice of such Disposition or acquisition, the price thereof, the anticipated date of closing, and any other details thereof reasonably requested by the Administrative Agent or any Lender. In the event that the Borrower, any other Credit Party or any Restricted Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Borrower, any other Credit Party or any Restricted Subsidiary is a party is Liquidated, in each case, upon which the Lenders relied in determining the most recent Borrowing Base, and the aggregate Swap PV of all such terminations or Liquidations exceeds five percent (5%) of the Borrowing Base as then in effect, prompt written notice of the receipt of such early termination notice or such Liquidation (and in the case of a voluntary Liquidation of any Swap Agreement, prior written notice thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by the Administrative Agent or any Lender.

(k)    Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days (or such later date as the Administrative Agent may agree to in its sole discretion), of the occurrence of any Casualty Event in respect of Borrowing Base Properties having an aggregate value in excess of 5% of the Borrowing Base in effect immediately prior to such Casualty Event.
(l)    Information Regarding Credit Parties. Prompt written notice of (and in any event within five (5) days after (or such later date as the Administrative Agent may agree to in its sole discretion)) any change (i) in any Credit Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of any Credit Party’s chief executive office or principal place of business, (iii) in any Credit Party’s identity or corporate structure, (iv) in any Credit Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Credit Party’s federal taxpayer identification number, if any.
(m)    Production Report and Lease Operating Statements. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12(a), a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(n)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any agreement governing any Material Debt, or any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of the Credit Parties or the Restricted Subsidiaries.
(o)    Annual Budgets. Concurrently with any delivery of financial statements under Section 8.01(a), a detailed quarterly business plan and budget, reasonably satisfactory to the Administrative Agent, for such fiscal year of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower.
(p)    Notice of Permitted Debt Issuance. Written notice on or prior to the offering of any Permitted Debt incurred in reliance on Section 9.02(f) or Section 9.02(g), the amount thereof and the anticipated date of closing and any material agreements governing such Permitted Debt.
(q)    Non-Consent Elections. At the Administrative Agent’s reasonable request, a list of any elections to withhold consent to participate in any wells located on

Oil and Gas Properties of the Borrower and its Restricted Subsidiaries during the prior twelve (12) month period.
(r)    Other Requested Information. (i) Promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Credit Parties or the Restricted Subsidiaries, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent on behalf of any Lender and required for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Beneficial Ownership Regulation and (ii) upon the Borrower’s knowledge thereof, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, prompt written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).
(s)    EDGAR Postings. In lieu of delivery of paper counterparts of financial statements or other information required to be delivered to the Administrative Agent and each Lender pursuant to this Section 8.01, to the extent such financial statements or other information has been published on EDGAR and/or on its website (at the date of this Agreement located at www.northernoil.com), the Borrower may send to the Administrative Agent and each Lender notice that such financial statements or other information is available on EDGAR or its website and delivery of such notice shall satisfy the Borrower’s requirements under this Section 8.01 to deliver to the Administrative Agent and each Lender paper counterparts of such financial statements and other information; provided, however, that if any Lender is unable to access EDGAR or the Borrower’s website, the Borrower agrees to provide such Lender with paper copies of the information required to be furnished pursuant to this Section 8.01 promptly following notice from the Administrative Agent that such Lender has requested the same. Any other information required to be delivered pursuant to this Section 8.01 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on “EDGAR” or the Borrower’s website or another website identified in such notice and accessible by the Administrative Agent without charge (and the Borrower hereby agrees to provide such notice).
Section 8.02    Notices of Material Events. The Credit Parties will furnish to the Administrative Agent and each Lender, promptly after any Credit Party obtains knowledge thereof, but in any event within five (5) Business Days thereof, written notice of the following:
(a)    the occurrence of any Default or Event of Default;
(b)    (i) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental

Authority against the Credit Parties or any Subsidiary not previously disclosed in writing to the Administrative Agent as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect and (ii) any material adverse development in any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Credit Parties or any Subsidiary (whether or not previously disclosed to the Lenders) that, in the case of either (i) or (ii) above, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c)    any other development that has had or could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. Each Credit Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except in the case of clause (b) only, where the failure to so satisfy the foregoing requirements could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 or any Disposition permitted under Section 9.11.
Section 8.04    Payment of Obligations. The Credit Parties will, and will cause each of the Restricted Subsidiaries to, pay or discharge their obligations, including Tax liabilities, before the same shall become delinquent except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Credit Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.
Section 8.05    Performance of Obligations under Loan Documents. The Borrower will repay the Loans according to the terms thereof, and the Credit Parties will, and will cause each of the Restricted Subsidiaries to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. Each Credit Party will, and will cause each of the Restricted Subsidiaries to:
(a)    operate its Oil and Gas Properties and other material Properties or take commercially reasonable efforts to cause such Oil and Gas Properties and other material

Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;
(b)    except to the extent disposed of pursuant to a transaction permitted by this Agreement, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted;
(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and
(e)    to the extent neither the Borrower nor one of its Restricted Subsidiaries is the operator of any of its Oil and Gas Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.
Section 8.07    Insurance. The Borrower and each other Credit Party will, and will cause each of the Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Collateral Agent as its interests may appear and such policies shall name or otherwise include the Collateral Agent, the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation thereof to the Collateral Agent (or ten (10) days prior notice of any cancelation on account of non-payment).
Section 8.08    Books and Records; Inspection Rights. The Borrower and each other Credit Party will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in accordance with GAAP. The Borrower and each other Credit Party will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
Section 8.09    Compliance with Laws. The Borrower and each other Credit Party will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 8.10    Environmental Matters.
(a)    Except as could not reasonably be expected to have a Material Adverse Effect, the Borrower and each other Credit Party and each of their Subsidiaries shall at its sole expense (including such contribution from third parties as may be available): (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws; (ii) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise Release, any Hazardous Material on, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws; (iii) obtain or file, and shall cause each Subsidiary to obtain or file, applications for all Environmental Permits required to be obtained or filed in connection with the operation or use of the Borrower’s, any other Credit Parties’, or their respective Subsidiaries’ Properties; and (iv) commence and prosecute to completion, and shall cause each Subsidiary to commence and prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required under applicable Environmental Laws because of or in connection with the Release of Hazardous Material on, under, about or from any of the Borrower’s, any other Credit Parties’, or their respective Subsidiaries’ Properties; provided, however, that the Borrower and each other Credit Party and each of their Subsidiaries shall not be required to undertake any such Remedial Work to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
(b)    Each Credit Party will promptly, but in any event within ten (10) Business Days thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower, any other Credit Party or their respective Subsidiaries or their Properties of which the Borrower or any other Credit Party has knowledge in connection with any Environmental

Laws (excluding routine testing and corrective action) except as could not reasonably be expected to have a Material Adverse Effect.
Section 8.11    Further Assurances.
(a)    The Borrower and each other Credit Party at its sole expense will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent and the Collateral Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent and the Collateral Agent to comply with, cure any defects (in regards to errors and mistakes), or accomplish the conditions precedent, covenants and agreements of the Credit Parties or the Restricted Subsidiaries, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any mistakes in this Agreement or the Security Instruments or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent and the Collateral Agent, in connection therewith.
(b)    The Borrower and each other Credit Party hereby authorizes the Administrative Agent or the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Each Credit Party acknowledges and agrees that any financing statement may describe the Collateral as “all assets” of the Borrower or the applicable Guarantor or words of similar effect as may be required by the Administrative Agent or the Collateral Agent. The Administrative Agent or the Collateral Agent, as applicable, will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Credit Party and the Administrative Agent will promptly send the Borrower the filing or recordation information with respect thereto.
Section 8.12    Reserve Reports.
(a)    On or before March 1st and September 1st of each year, commencing March 1, 2026, the Borrower shall furnish to the Administrative Agent, the Collateral Agent and the Lenders a Reserve Report as of the immediately preceding December 31 or June 30, as applicable. The Reserve Report as of December 31 of each year shall be prepared by or under the supervision of the chief engineer of the Borrower and audited by one or more Approved Petroleum Engineers and the June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report.
(b)    In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent, the Collateral Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared, except as otherwise specified therein, in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as reasonably required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.
(c)    With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer, in substantially the form of Exhibit G hereto (the “Reserve Report Certificate”), certifying that in all material respects: (i) the information provided by the Borrower in connection with the preparation of such Reserve Report and any other information delivered in connection therewith by the Borrower is true and correct, and any projections based upon such information have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable, subject to uncertainties inherent in all projections, (ii) the Borrower and the Restricted Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report that would require the Borrower or the Restricted Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Oil and Gas Properties evaluated in the immediately preceding Reserve Report have been sold since the date of the last Borrowing Base redetermination except as set forth on an exhibit to the certificate, which certificate shall list all of the Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Reports that are Mortgaged Properties and demonstrating that the percentage of the total value of the Oil and Gas Properties evaluated by such Reserve Reports that such Mortgaged Properties represent is then in compliance with Section 8.14(a) or the steps that will be taken to comply with Section 8.14(a) in accordance with the terms thereof.
Section 8.13    Title Information.

(a)    On or before the delivery to the Administrative Agent, the Collateral Agent and the Lenders of each Reserve Report required by Section 8.12, to the extent requested by the Administrative Agent, the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.
(b)    If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (other than Liens which are permitted by Section 9.03 having an equivalent value) or (iii) deliver title information in form and substance reasonably acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.
(c)    If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information as required by Section 8.13(a) and Section 8.13(b), such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the requirements of Section 8.13(a) and Section 8.13(b), and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information pursuant to Section 8.13(a) and Section 8.13(b). Such new Borrowing Base shall become effective immediately after receipt of such notice.
Section 8.14    Additional Collateral; Additional Guarantors.
(a)    In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(d)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the proved Oil and Gas Properties of the Borrower and the Restricted Subsidiaries evaluated in the most recently completed Reserve Report, after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties represent less than 85% of the total value of the proved Oil and Gas Properties of the Borrower and the Restricted Subsidiaries evaluated in the most recently completed Reserve Report delivered to the Administrative Agent and the Collateral Agent, then the Borrower shall, and shall cause each of its Restricted Subsidiaries to, grant, within sixty (60) days (or such later date as the Administrative Agent may agree to in its sole discretion) of the delivery of the Reserve Report Certificate, to the Collateral Agent or its designee as security for the Secured Obligations a first-priority Lien interest (subject to Liens permitted by Section 9.03 which may attach to Mortgaged Property) on additional Oil and Gas Properties of the Borrower and the Restricted Subsidiaries not already subject to a Lien of the Security Instruments such that after giving effect thereto, the value of the Mortgaged Properties is equal to or greater than 85% of the total value of the proved Oil and Gas Properties of the Borrower and the Restricted Subsidiaries evaluated in such Reserve Report. All such Liens will be created and perfected by and in accordance with the provisions of the Guaranty and Collateral Agreement, deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Collateral Agent or its designee and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).
(b)    The Borrower shall promptly cause each Material Subsidiary (other than an Excluded Subsidiary or Immaterial Subsidiary) to become a Guarantor and guarantee the Secured Obligations pursuant to the Guaranty and Collateral Agreement. In connection with any such guaranty, the Borrower shall, or shall cause the Restricted Subsidiaries to, promptly, but in any event no later than 15 days (or such later date as the Administrative Agent may agree to in its sole discretion) after the formation or acquisition (or other similar event, including an Immaterial Subsidiary becoming a Material Subsidiary or upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary) of any Material Subsidiary (other than an Excluded Subsidiary or Immaterial Subsidiary) to, (i) cause such Material Subsidiary to execute and deliver a joinder and supplement to the Guaranty and Collateral Agreement, (ii) (A) pledge all of the Equity Interests issued by such Material Subsidiary and (B) cause such Material Subsidiary to pledge all of the Equity Interests directly owned by such Material Subsidiary in its respective Subsidiaries (including, without limitation, delivery of original stock certificates evidencing such Equity Interests, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof); provided, that such pledge shall be limited to (x) 65% of the voting Equity Interests in any Excluded Subsidiary described in clauses (a) or (b) of the definition thereof and (y) 0% of the Equity Interests in any Excluded Subsidiary described in clauses (c) or (d) of the definition thereof, and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Collateral Agent or its designee.
Section 8.15    ERISA Event. The Credit Parties will promptly furnish, and if applicable, will use commercially reasonable efforts to cause any ERISA Affiliate to promptly furnish, to the Administrative Agent (a)  upon becoming aware of the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action such Credit Party or an ERISA Affiliate is taking or proposes to take with respect thereto, and, if then known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (b) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.
Section 8.16    Post-Closing Obligations. Within the time periods specified on Schedule 8.16 (as each may be extended in writing by the Administrative Agent in its sole discretion), each Credit Party shall, and shall cause each Restricted Subsidiary to, provide the documentation, and complete the undertakings, as are set forth on Schedule 8.16.
Section 8.17    Accounts. The Credit Parties shall, and shall cause each Restricted Subsidiary to, (i) in connection with any Deposit Account, Commodity Account or Securities Account established or acquired by a Credit Party (other than Excluded Accounts, but only for so long as it is an Excluded Account) promptly, but in any event within thirty (30) days of the establishment or acquisition of such account or by such later date as the Administrative Agent shall reasonably agree, cause such Deposit Account, Commodity Account or Securities Account to become and thereafter be maintained subject to an Account Control Agreement and it being agreed the applicable Credit Party or Restricted Subsidiary shall not direct or redirect funds into any such account until a duly executed Account Control Agreement has been established with respect to the applicable account, (ii) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Collateral Agent has been granted a first-priority Lien (subject to Excepted Liens of the type described in clause (e) of the definition thereof) and is subject to an Account Control Agreement (in each case, other than amounts referred to in the definition of “Excluded Accounts”, which may be deposited in Excluded Accounts) and (iii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and the Consolidated Restricted Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Collateral Agent has been granted a first-priority Lien (subject to Excepted Liens of the type described in clause (e) of the definition thereof) and that is subject to an Account Control Agreement.

ARTICLE IX.
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination) and all Letters of Credit shall have expired, terminated or have been cash collateralized (or as to which other arrangements satisfactory to the Administrative Agent and each Issuing Bank shall have been made) and all LC Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Lenders that, and covenants and agrees to cause the Restricted Subsidiaries that:
Section 9.01    Financial Covenants.
(a)    Maximum Net Leverage Ratio. The Borrower will not permit, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2025, the Net Leverage Ratio to exceed 3.50 to 1.00.
(b)    Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2025, the Current Ratio to be less than 1.00 to 1.00.
Section 9.02    Debt. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, incur, create, assume or suffer to exist any Debt, except:
(a)    the Loans, other Secured Obligations and any guaranty of or suretyship arrangement in respect thereof;
(b)    intercompany Debt between or among (i) the Borrower and any Subsidiary Guarantor, (ii) any Restricted Subsidiary that is not a Guarantor and any other Restricted Subsidiary that is not a Guarantor or (iii) the Borrower or any Subsidiary Guarantor to any Restricted Subsidiary that is not a Guarantor to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Administrative Agent or the Collateral Agent for the benefit of the Lenders, the Borrower or a Subsidiary Guarantor, and, provided further, that any such Debt for borrowed money (including without limitation intercompany receivables or other obligations) owed by either the Borrower or any Credit Party shall be subordinated to the Secured Obligations on the terms set forth in the Guaranty and Collateral Agreement;
(c)    endorsements of negotiable instruments for collection in the ordinary course of business;
(d)    Debt of the Borrower or the Restricted Subsidiaries (i) associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties in the ordinary course of business and (ii) comprised of guarantees of obligations of Restricted Subsidiaries under marketing agreements entered into in the ordinary course of business and which do not constitute Debt for borrowed money;
(e)    Debt of the Borrower and the Restricted Subsidiaries under Capital Leases and Debt incurred to finance the purchase, construction or improvement of such capital assets (excluding real property interests) secured by Liens permitted by Section 9.03(c) in an aggregate principal amount not to exceed the greater of (x) $50,000,000 and (y) 1.0% of Consolidated Total Assets;
(f)    (x) Permitted Senior Notes and any guarantees thereof existing as of the Effective Date and any Debt that is incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any Permitted Senior Notes; provided that no Subsidiary or other Person is required to guarantee such Debt unless such Subsidiary or other Person has guaranteed the Secured Obligations pursuant to the Guaranty and Collateral Agreement, and (y) Permitted Senior Notes and any guarantees thereof incurred after the Effective Date; provided that (i) both before and immediately after giving effect to the incurrence of such Debt, no Event of Default has occurred and is continuing or would result therefrom (after giving effect to any concurrent repayment of Debt with the proceeds thereof, any Borrowing Base adjustment under Section 2.07(e) and any prepayment made pursuant to Section 3.04(c)(iii)); (ii) such Debt and any guarantees thereof (A) are on terms and conditions that are not materially more restrictive, taken as a whole, than those contained in this Agreement and the other Loan Documents, as reasonably determined by the Borrower in good faith, and (B) do not contain financial covenants that are more restrictive than those contained in this Agreement and the other Loan Documents, unless in the case of clause (A) or (B), such more restrictive terms are incorporated into this Agreement, mutatis mutandis, are offered to the Lenders in good faith or are otherwise applicable only after the payment in full of the Loans; (iii) immediately after the incurrence of such Debt, the Borrowing Base shall be adjusted in accordance with and to the extent required by Section 2.07(e) and prepayment shall be made to the extent required by Section 3.04(c)(iii); (iv) such Debt does not have any scheduled principal amortization prior to the date that is 91 days after the Latest Maturity Date at the time of issuance; (v) such Debt does not mature sooner than the date that is 91 days after the Latest Maturity Date at the time of issuance; (vi) the economic terms of such Debt and any guarantees thereof, taken as a whole, are on market terms for issuers of similar size and credit quality given the then prevailing market conditions as reasonably determined by the Borrower in good faith; (vii) immediately after giving effect to the incurrence of such Debt and any guarantees thereof, the Pro Forma Net Leverage Ratio shall not exceed 3.50 to 1.00; (viii) such Debt does not have any mandatory prepayment or redemption provisions which would require a mandatory prepayment or redemption thereof in priority to the Secured Obligations (other than (a) customary change of control tender offer provisions, (b) asset sale or casualty or condemnation event tender offer provisions or incurrence of unpermitted debt prepayment or redemption provisions, to the extent such provisions in this clause (b) first permit, at the option of the Borrower, prepayment in full of the Secured Obligations (or permit at the option of the Borrower the net cash proceeds to be applied first to the prepayment of the Secured Obligations), (c) customary acceleration rights after an event of default or (d) customary fundamental change provisions with respect to convertible notes); (ix) no Subsidiary or other Person is required to guarantee such Debt unless such Subsidiary or other Person has guaranteed the Secured Obligations pursuant to the Guaranty and Collateral Agreement; (x) if such Debt is senior subordinated Debt, such Debt is expressly subordinate to the payment in full of all of the Secured Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and (xi) the Borrower shall have complied with Section 8.01(p);
(g)    Permitted Refinancing Debt and any guarantees thereof, the proceeds of which shall be used concurrently with the incurrence thereof to refinance any outstanding Permitted Debt permitted under Section 9.02(f) or to refinance any outstanding Refinanced Debt, as the case may be;
(h)    Debt in the form of guaranties by the Credit Parties of Debt of (i) the Borrower or any Subsidiary Guarantor permitted under this Section 9.02 or (ii) other Persons to the extent an Investment would be permitted in such Person under Section 9.05(g);
(i)    (i) other Debt in an aggregate principal amount not to exceed the greater of (x) $150,000,000 and (y) 2.75% of Consolidated Total Assets (measured as of the date of incurrence of such Debt) at any one time outstanding and (ii) any Permitted Refinancing Debt issued or incurred to Refinance such Debt;
(j)    To the extent constituting Debt, unsecured deferred purchase price arrangements in connection with acquisitions and/or Investments otherwise permitted by this Agreement so long as at the time of entry thereof (i) no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (ii) the Pro Forma Net Leverage Ratio is equal to or less than 3.50 to 1.00; and
(k)    Debt existing on the Effective Date and set forth on Schedule 9.02.
Section 9.03    Liens. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of their respective Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Secured Obligations.
(b)    Excepted Liens.
(c)    Liens securing Capital Leases and Liens encumbering assets (and those described in subclause (ii) below) securing Debt incurred to finance the purchase, construction or improvement of such assets (and any refinancings thereof which do not increase the principal amount thereof); provided that (i) the principal amount of the Debt secured by a purchased asset shall not exceed one hundred percent (100%) of the purchase price of such asset, (ii) such Liens shall not extend to or encumber any other asset of the Credit Parties or the Restricted Subsidiaries other than the agreement, any related contracts, intangibles and other assets that are incidental thereto, including accessions thereto and replacements thereof, and proceeds and individual financings may be cross-collateralized with other asset-specific acquisition or construction financings provided by such Person or its Affiliates, (iii) such Liens shall attach to such purchased, constructed or improved asset within 180 days after such acquisition or the completion of such construction or improvement (or substantially contemporaneously with refinancings of such Debt which do not increase the principal amount thereof) and (iv) such Liens shall not extend to or encumber Borrowing Base Properties.
(d)    Liens on Property of the Borrower and the Restricted Subsidiaries not otherwise permitted by any other clause of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(d) shall not exceed (x) $100,000,000 and (y) 1.75% of Consolidated Total Assets (measured as of the date on which such Lien or the Indebtedness secured is incurred) at any time.
(e)    Liens existing on the Effective Date and set forth on Schedule 9.03.
Section 9.04    Dividends, Distributions and Redemptions.
(a)    Restricted Payments. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to holders of its Equity Interests or make any distribution of its Property to its respective Equity Interest holders (all of which shall be referred to as a “Restricted Payment” for purposes of this Section 9.04(a)), except:
(i)    the Borrower may declare and pay Restricted Payments with respect to its Equity Interests payable solely in additional shares (or the right to acquire additional shares) of its Equity Interests (other than Disqualified Capital Stock);
(ii)    Restricted Subsidiaries of the Borrower may declare and pay Restricted Payments ratably with respect to their Equity Interests;
(iii)    so long as, both before and immediately after giving effect thereto, each of the Specified Conditions is satisfied, the Borrower may declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, in each case in cash, and with respect to dividends and distributions, ratably with respect to its Equity Interests;

(iv)    the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and
(v)    the Borrower may make Restricted Payments with the net cash proceeds of a substantially concurrent sale or issuance of Equity Interests (other than Disqualified Capital Stock) of the Borrower (to the extent contributed to the Borrower and other than a sale or issuance to a Subsidiary of the Borrower) or of a substantially concurrent cash contribution to the Equity Interests (other than Disqualified Capital Stock) of the Borrower (to the extent contributed to the Borrower and other than a contribution by a Subsidiary of the Borrower); provided, that the making of a Restricted Payment within 90 days after such sale (or by such later date as the Administrative Agent may agree), issuance or contribution shall be deemed to be substantially concurrent.
(b)    Redemption or Repayment of Permitted Debt or Permitted Refinancing Debt. The Credit Parties will not, and will not permit any Restricted Subsidiary to:
(i)    subject to the exceptions under this clause (b), call, make or offer to make any optional Redemption of or otherwise optionally Redeem whether in whole or in part or optionally repay any Permitted Debt, except (w) any optional Redemption of Permitted Debt, so long as both before and immediately after giving effect thereto, each of the Specified Conditions is satisfied, (x) with proceeds of Permitted Refinancing Debt, (y) with the net cash proceeds of any issuance or sale of or the exchange or conversion into Equity Interests (other than Disqualified Capital Stock) of the Borrower (other than the Specified Equity Issuance) or (z) in aggregate amount not to exceed the greater of (x) $150,000,000 and (y) 2.75% of Consolidated Total Assets; provided that, for the avoidance of doubt, redemptions or repurchases made pursuant to customary fundamental change repurchase provisions in convertible notes documentation shall be permitted; or
(ii)    amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any notes evidencing, or any indenture, agreement, instrument, certificate or other document relating to, any Permitted Debt if:
(A)    the effect of such amendment, modification or waiver is to shorten the final maturity to a date that is earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon;
(B)    such action adds, amends, changes or otherwise modifies covenants, events of default or other agreements to the extent such covenants, events of default or other agreements are materially more restrictive, taken as a whole, than those contained in this Agreement or the other Loan Documents, or financial covenants that are more restrictive than those contained in this Agreement, in each case, as reasonably determined by the Borrower in good faith, unless such covenants, events of default or agreements or more restrictive terms are incorporated into this Agreement, mutatis mutandis, are offered to the Lenders in good faith or are otherwise applicable only after the payment in full of the Loans;
(C)    such action creates a security interest or adds collateral in favor of the holder; or
(D)    the effect of such amendment, modification or waiver is to designate any Permitted Debt as subordinate to any other Debt (other than the Secured Obligations) unless such Permitted Debt is expressly subordinate to the payment in full of all of the Secured Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
Section 9.05    Investments, Loans and Advances. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments existing on the Effective Date set forth on Schedule 9.05;
(b)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(c)    cash and Cash Equivalents;
(d)    Investments (i) the consideration of which consists of Equity Interests (other than Disqualified Capital Stock) of the Borrower, or warrants options or other rights to purchase or acquire Equity Interests (other than Disqualified Capital Stock) of the Borrower or (ii) in an amount not to exceed the net cash proceeds of one or more offerings of Equity Interests (other than Disqualified Capital Stock) of the Borrower (the “Qualifying Net Cash Proceeds”), in each case, to the extent not constituting a Change in Control; provided that, in the case of clause (ii) above: (A) both before, and immediately after giving effect to, any such Investment, no Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom and (B) any such Investment is made within 90 days after the receipt by the Borrower of the Qualifying Net Cash Proceeds (or by such later date as the Administrative Agent may agree) (provided that Qualifying Net Cash Proceeds shall be reduced on a dollar-for-dollar basis by any Restricted Payments made by the Borrower in cash pursuant to Section 9.04(a)(v)

during such 90 day period prior to the making of Investments with such Qualifying Net Cash Proceeds);
(e)    Investments (i) made by the Borrower in or to any other Person that, prior to such Investment, is or concurrent therewith becomes a Subsidiary Guarantor; (ii) made by any Restricted Subsidiary in or to the Borrower or any other Person that, prior to such Investment, is or concurrent therewith becomes a Subsidiary Guarantor; (iii) made by any Restricted Subsidiary that is not a Guarantor in or to the Borrower or any other Restricted Subsidiary or a Person that becomes a Restricted Subsidiary concurrent therewith; or (iv) made by any Credit Party in any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, that the aggregate amount at any time outstanding pursuant to this clause (iv) shall not exceed the greater of (x) $50,000,000 and (y) 1.0% of Consolidated Total Assets at the time of such Investment and if any such Investment includes Borrowing Base Properties, it shall be subject to Section 2.07(f);
(f)    consideration (other than cash consideration) received by a Credit Party or a Restricted Subsidiary pursuant to a Disposition permitted under Section 9.11, to the extent such consideration is permitted pursuant to Section 9.11;
(g)    loans or advances to employees, officers or directors in the ordinary course of business of the Credit Parties or the Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed the greater of (x) $5,000,000 and (y) 0.10% of Consolidated Total Assets in the aggregate at any time;
(h)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Credit Parties or the Restricted Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the Credit Party in respect of such debts or upon the enforcement of any Lien in favor of the Credit Parties or the Restricted Subsidiaries;
(i)    Investments made in connection with the purchase, lease or other acquisition of tangible assets of any Person, and Investments made in connection with the purchase, lease or other acquisition of all or substantially all of the business of any Person, or all of the Equity Interests of any Person, so long as such Person becomes a Restricted Subsidiary immediately after giving effect to such Investment, or any division, line of business or business unit of any Person (including by the merger or consolidation of such Person into the Borrower or any Guarantor); provided that (i) the Borrower promptly complies with the requirements of Section 8.14 in connection with any newly acquired Restricted Subsidiary to the extent required thereby, (ii) no Event of Default or Borrowing Base Deficiency exists both before and after giving effect to any such Investment and (iii) immediately after giving effect to any such Investment, the Pro Forma Net Leverage Ratio shall not exceed 3.50 to 1.00;
(j)    Investments permitted by Section 9.10;

(k)    other Investments not to exceed in the aggregate at any time outstanding an amount equal to the greater of (x) $100,000,000 and (y) 2.0% of Consolidated Total Assets at the time of such Investment;
(l)    other Investments, so long as, both before and immediately after giving effect thereto, each of the Specified Conditions is satisfied;
(m)    any guarantee permitted under Section 9.02; and
(n)    Investments made in Unrestricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (n) that are at the time outstanding, do not exceed the greater of (x) $100,000,000 and (y) 2.0% of Consolidated Total Assets at the time of such Investment.
Except as otherwise explicitly addressed in any exception to this Section 9.05, the amount of any Investment at any time shall be (1) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) (A) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities by the Person holding such Investment and (B) the fair market value of Oil and Gas Properties received in respect of such Investment.
Section 9.06    Nature of Business. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, taken as a whole, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company and activities reasonably incidental or related, complementary, incidental, synergistic or ancillary thereto or reasonable extensions to any of the foregoing (for the avoidance of doubt, including management services provided by the Borrower or any Credit Party to any Unrestricted Subsidiary or joint venture, the “Permitted Business”); provided that, for the avoidance of doubt, the Borrower and its Restricted Subsidiaries shall be permitted to make industry related investments and expenditures otherwise permitted by this Agreement, in each case so long as the making of such investments and expenditures will not fundamentally and substantively alter the character of their business, taken as a whole, from the Permitted Business. The Borrower and Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, operate its business outside the geographical boundaries of the United States.
Section 9.07    Proceeds of Loans. The Borrower will not permit the proceeds of the Loans and Letters of Credit to be used for any purpose other than those permitted by Section 7.21. None of the Borrower, its Subsidiaries or any Person acting on behalf of the Borrower or its Subsidiaries has taken or will take any action which would cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or

Letter of Credit, and the proceeds of any Borrowing or Letter of Credit shall not, directly or knowingly indirectly, be used, or lent, contributed or otherwise made available to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activity, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (including, but not limited to, transshipment or transit through a Sanctioned Country), or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, in each case in violation of Sanctions, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, issuing bank, investor or otherwise). Borrower shall not fund any repayment of the Loans with proceeds, or provide as collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause the Lender or any other party to this agreement to be in violation of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
Section 9.08    ERISA Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Credit Parties will not at any time:
(a)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of the Credit Parties to the PBGC;
(b)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;
(c)    permit to exist, or allow any ERISA Affiliate to permit to exist, any failure to comply with the rules regarding minimum required contributions under Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code with respect to any Plan;
(d)    incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan or Multiemployer Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; and
(e)    permit any Plan to (i) fail to satisfy the minimum funding standard applicable to the Plan for any plan year pursuant to Section 412 of the Code or Section 302 of ERISA (determined without regard to Section 412(c) of the Code or Section 302(c) of ERISA), (ii) be in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) for a plan year, or (iii) fail to satisfy the requirements of Section 436 of the Code or Section 206(g) of ERISA.
Section 9.09    Sale or Discount of Receivables. Except for receivables obtained by the Credit Parties or the Restricted Subsidiaries out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction or in connection with the settlement of title disputes in the ordinary course of business, none of the Credit Parties or any of the Restricted Subsidiaries will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 9.10    Mergers, Etc. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”) or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate or discontinue its business (any such transaction, a “wind-up”), divide or redomicile; provided that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Restricted Subsidiary of the Borrower may participate in a consolidation with the Borrower in a transaction in which the Borrower is the surviving entity or transferee and in which the Borrower remains a Domestic Entity;
(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary Guarantor may participate in a merger or consolidation with any other Subsidiary Guarantor;
(c)    so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Credit Parties are in compliance with Section 8.14, any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Subsidiary Guarantor;
(d)    any Restricted Subsidiary may wind-up if the Borrower determines in good faith that such wind-up is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (i) with respect to any Subsidiary Guarantor, provides written notice to the Administrative Agent not less than five (5) days (or less, as the Administrative Agent may agree in its sole discretion) prior to such wind-up, (ii) distributes all Property of the entity subject of the wind-up to the Borrower or another Restricted Subsidiary, and (iii) complies in all respects with all covenants and agreements in the Loan Documents to provide the Administrative Agent with perfected first-priority liens (subject to Excepted Liens) on all Property so distributed;
(e)    any Restricted Subsidiary that is not a Guarantor may participate in a merger or consolidation with any other Restricted Subsidiary; provided that if any Guarantor participates in such merger or consolidation, a Guarantor shall be the surviving Person;
(f)    Credit Parties and their Restricted Subsidiaries may engage in Dispositions permitted by Section 9.11;

(g)    any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be a Domestic Entity (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, (iv) such merger, amalgamation or consolidation does not adversely affect the Collateral in any material respect, (v) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance with the covenants contained in Section 9.01 on a pro forma basis immediately after giving effect to such merger, amalgamation or consolidation, (B) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guaranty and Collateral Agreement confirmed that its guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Loan Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) if requested by the Collateral Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall, within thirty (30) days following consummation of such merger, amalgamation or consolidation (or by such later date as the Collateral Agent may agree), have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Loan Documents preserve the enforceability of the guarantee under the Guaranty and Collateral Agreement and, subject to the completion of the requirements of the foregoing clauses, the perfection and priority of the Liens under the Guaranty and Collateral Agreement, (F) [reserved] and (G) such merger, amalgamation or consolidation shall otherwise be permitted under Section 9.05; and (vi) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been reasonably requested by the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement; and
(h)    any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guaranty and Collateral Agreement and, within thirty (30) days following consummation of such merger, amalgamation or consolidation (or by such later date as the Collateral Agent may agree), any applicable Mortgage, each in form and substance reasonably satisfactory to the Collateral Agent in order for the surviving Person to become a Guarantor, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance with the covenants contained in Section 9.01 on a pro forma basis immediately after giving effect to such merger, amalgamation or consolidation, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Loan Document preserve the enforceability of the guaranty under the Guaranty and Collateral Agreement and the perfection and priority of the Liens under the Guaranty and Collateral Agreement and (C) such merger, amalgamation or consolidation shall otherwise be permitted under Section 9.05; and (v) the Administrative Agent shall have received at least five (5) days prior to the date of such merger, amalgamation or consolidation all documentation and other information about such Subsidiary or other Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been reasonably requested by the Administrative Agent.
Section 9.11    Disposition of Properties. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, Dispose of any Property, except the below listed transactions:
(a)    the Disposition of inventory, including Hydrocarbons and geological and seismic data, in the ordinary course of business;

(b)    unless a Default or an Event of Default has occurred and is continuing or would result therefrom;
(i)    Disposition of Properties to the extent permitted by Section 9.04(a), Section 9.05, and Section 9.10;
(ii)    the Disposition of equipment or other Property (other than Oil and Gas Properties) that is either obsolete, worn-out or no longer necessary or useful for the business of the Borrower or any Restricted Subsidiary or is promptly replaced by equipment or Property of at least comparable value; and
(iii)    subject to Section 2.07(f) and the Borrower’s compliance with Section 3.04(c)(iii), (x) Dispositions of any Oil and Gas Properties or any interest therein or the Disposition of any Equity Interests of any Restricted Subsidiary directly or indirectly owning Oil and Gas Properties and (y) Liquidations of Swap Agreements or the Disposition of any Equity Interests of any Restricted Subsidiary directly or indirectly owning Swap Agreements; provided that (A) at least seventy-five percent (75%) of the consideration received in respect of such Disposition shall be cash or Cash Equivalents, (B) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Swap Agreement, Oil and Gas Property, interest therein or Restricted Subsidiary subject of such Disposition (as reasonably determined by a Financial Officer of the Borrower, or if the aggregate consideration received in respect of such Disposition exceeds the greater of (x) $100,000,000 and (y) 2.0% of Consolidated Total Assets, the board of directors (or equivalent body) of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect) and (C) if any such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties or Swap Agreements, such Disposition shall include all the Equity Interests of such Restricted Subsidiary;
(c)    Farm-outs of undeveloped acreage or acreage to which no proved reserves in which the Borrower or any Restricted Subsidiary has an interest are attributable and assignments in connection with such farm-outs, in each case in the ordinary course of business (for purposes of this clause, farm-out means any contract whereby any Oil and Gas Property, or any interest therein, may be earned by one party, by the drilling or committing to drill one or more wells by that party, whether directly or indirectly);
(d)    so long as no Event of Default has occurred and is continuing, (i) any Credit Party or any Restricted Subsidiary may Dispose of its Properties to the Borrower or to a Subsidiary Guarantor, so long as, after giving effect thereto, the Credit Parties are in compliance with Section 8.14 without giving effect to any grace periods specified in such section, and (ii) any Restricted Subsidiary that is not a Guarantor may Dispose of its Properties to any other Restricted Subsidiary that is not a Subsidiary Guarantor;

(e)    the Disposition of cash and Cash Equivalents in the ordinary course of business;
(f)    the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business;
(g)    Casualty Events; provided that with respect to any Casualty Event of a Borrowing Base Property, Section 2.07(f) and Section 3.04(c)(iii) shall apply;
(h)    subject to Section 2.07(f) and the Borrower’s compliance with Section 3.04(c)(iii), Dispositions of Properties not regulated by Section 9.11(a) through (g) having a fair market value not to exceed the greater of (x) $50,000,000 and (y) 1.0% of Consolidated Total Assets during any 12-month period; and
(i)    the trade or exchange of Oil and Gas Properties for Oil and Gas Properties of equivalent or higher reserve classification and equivalent discounted present value in the ordinary course of business; provided, that, the aggregate value of Dispositions of Borrowing Base Properties pursuant to this Section 9.11(i) shall not exceed the greater of (x) $50,000,000 and (y) 1.0% of Consolidated Total Assets; provided further, that, the Oil and Gas Properties received by the Borrower and its Restricted Subsidiaries in any such trade or exchange shall be acquired by a Credit Party.
Section 9.12    [Reserved].
Section 9.13    Transactions with Affiliates. The Credit Parties will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors, the Borrower, and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon terms substantially as favorable to it as it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing shall not apply to:
(a)    any Restricted Payment permitted by Section 9.04 or Investment permitted by Section 9.05;
(b)    the payment of reasonable and customary directors’ and officers’ fees and other benefits to Persons who are not otherwise Affiliates of the Borrower or any Subsidiary;
(c)    any employment or severance or other employee compensation or benefit, arrangement or plan or any amendment thereto, entered into by the Credit Parties or the Restricted Subsidiaries in the ordinary course of business or which is customary in the oil and gas business, and payments, awards, grants or issuances of Equity Interests pursuant thereto;

(d)    provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law;
(e)    transactions described in Section 9.05(e) or Section 9.11(d); provided that such transactions are on fair and reasonable financial terms from the perspective of the applicable Credit Party or Restricted Subsidiary, as applicable, as reasonably determined in good faith by a Financial Officer of the Borrower, or if the aggregate value of such transaction (or series of related transactions) exceeds or is expected to exceed $20,000,000, the board of directors (or equivalent body) of the Borrower;
(f)    transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 9.13 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;
(g)    transactions involving issuances, exchanges, repayments or other repurchases of Debt or preferred stock to any Affiliate in a transaction in which such Affiliate’s participation in such transaction is on terms no less favorable to the Borrower than the terms offered to non-Affiliates participating in such transaction;
(h)    transactions involving the entry into and performance under management services agreements and other similar agreements, in connection with management or monitoring or the provision of other services rendered to or by the Borrower (or any direct or indirect parent entity thereof) or any of its Subsidiaries or joint ventures;
(i)    loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of stock or stock equivalents in such joint venture or such Subsidiary) to the extent permitted under this Article 9; and
(j)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries.
Section 9.14    Negative Pledge Agreements; Dividend Restrictions. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments and any Permitted Refinancing Debt of any of the foregoing provided that such Permitted Refinancing Debt does not expand the scope of such prohibition or restriction) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent, the Collateral Agent and the Lenders to secure the Secured Obligations or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) any leases (other than leases of Oil and Gas Properties) or licenses or similar contracts as they affect any Property or Lien subject to such lease or license, (b) any restriction imposed pursuant to any agreement entered into for the Disposition of any Property otherwise permitted hereunder prior to the closing of such Disposition as they affect the Property subject to such pending Disposition, (c) any restriction imposed on the granting, conveying, creation or imposition of any Lien on any Property of the Credit Parties or the Restricted Subsidiaries imposed by any contract, agreement or understanding related to the Liens permitted under Section 9.03(c) so long as such restriction only applies to the Property permitted to be encumbered by such Liens, (d) restrictions imposed by any Governmental Authority or under any Governmental Requirement, (e) restrictions in the instruments creating an Excepted Lien of the type described in clause (f) of the definition thereof, so long as such restriction only applies to the Property permitted to be encumbered by such Liens, (f) customary supermajority voting provisions and other customary provisions with respect to the disposition or distribution of assets, each contained in corporate charters, bylaws, stockholders’ agreements, limited liability company agreements, partnership agreements, joint venture agreements and other similar agreements entered into in the ordinary course of business of the Credit Parties or the Restricted Subsidiaries, (g) solely with respect to restrictions on the paying of dividends or making distributions to the Borrower or Guarantor, obligations that are binding on a Person at the time such Person first becomes a Restricted Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Restricted Subsidiary and such Restricted Subsidiary is an Immaterial Subsidiary hereunder, (h) restrictions imposed by any agreement relating to Debt incurred pursuant to Section 9.02 or Permitted Refinancing Debt in respect thereof, to the extent that such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in the Loan Documents as determined by the Borrower in good faith and do not restrict Liens on the Collateral to secure the Secured Obligations.
Section 9.15    Gas Imbalances, Take-or-Pay or Other Prepayments. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments (excluding firm transportation contracts entered into in the ordinary course of business) with respect to the Oil and Gas Properties of the Borrower or the Restricted Subsidiaries that would require the Borrower or such Restricted Subsidiary to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefore.
Section 9.16    Swap Agreements.
(a)    The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, enter into (or, in the case of Section 9.16(a)(ii) below, permit to exist) any Swap Agreements with any Person, except:
(i)    Swap Agreements in respect of oil and gas commodities (x) with an Approved Counterparty and (y) the notional volumes for which (when aggregated with the notional volumes under all other commodity Swap Agreements then in effect other than swaps covering (A) basis differential or (B)

oil spread timing risks, in each case on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, for each calendar month in the remainder of the then current calendar year and for the period of five calendar years thereafter (I) the greater of (1) 80% of the reasonably anticipated projected production from the Borrower’s Oil and Gas Properties and (2) 85% of the reasonably anticipated projected production from the Borrower’s proved Oil and Gas Properties for each such month of the first twenty-four months during the period such Swap Agreement is in effect, and (II) the greater of (1) 100% of the reasonably anticipated projected production from the Borrower’s proved developed producing Oil and Gas Properties, (2) 75% of the reasonably anticipated projected production from the Borrower’s proved Oil and Gas Properties and (3) 50% of the reasonably anticipated projected production from the Borrower’s Oil and Gas Properties for each such month of the next thirty-six months during the period such Swap Agreement is in effect, in each case, for each of crude oil and natural gas, calculated separately, and as determined by reference to the Reserve Report most recently delivered pursuant to Section 8.12 (the “Ongoing Hedges”);
(ii)    In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition of Oil and Gas Properties (a “Proposed Acquisition”), the Credit Parties may, upon consultation with and approval from the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) also enter into incremental Swap Agreements (the “Acquisition Hedges”) with respect to the Credit Parties’ reasonably anticipated projected production from the Borrower’s Oil and Gas Properties to be acquired (x) with an Approved Counterparty and (y) the notional volumes for which (when aggregated with the notional volumes under all other commodity Swap Agreements then in effect other than swaps covering (A) basis differential or (B) oil spread timing risks, in each case on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (I) the greater of (1) 80% of the reasonably anticipated projected production from the Borrower’s Oil and Gas Properties and (2) 85% of the reasonably anticipated projected production from the Borrower’s proved Oil and Gas Properties for each such month of the first twenty-four months during the period such Swap Agreement is in effect, and (II) the greater of (1) 100% of the reasonably anticipated projected production from the Borrower’s proved developed producing Oil and Gas Properties, (2) 75% of the reasonably anticipated projected production from the Borrower’s proved Oil and Gas Properties and (3) 50% of the reasonably anticipated projected production from the Borrower’s Oil and Gas Properties, in each case, upon giving effect to such acquisition for each such month of the next thirty-six months during the period such Swap Agreement is in effect, in each case, for each of crude oil and natural gas, calculated separately, and as determined by reference to the Reserve Report most recently delivered pursuant to Section 8.12, during the period between (i) the date on which such Credit Party signs a definitive acquisition agreement in connection with a Proposed

Acquisition and (ii) the earliest of (A) the date of consummation of such Proposed Acquisition, (B) the date of termination of such Proposed Acquisition and (C) ninety (90) days after the date of execution of such definitive acquisition agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion). However, all such incremental Swap Agreements entered into with respect to a Proposed Acquisition must be terminated or unwound within ninety (90) days following the date of termination of such Proposed Acquisition (it being understood, for avoidance of doubt, that the Acquisition Hedges may be permitted as Ongoing Hedges to the extent such Acquisition Hedges could be entered into pursuant to this Section 9.16(a) in the absence of a Proposed Acquisition); and
(iii)    Swap Agreements in respect of interest rates with an Approved Counterparty, (i) effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties or any Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Credit Parties or their respective Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed at any time 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.
(b)    If, at any time, the Borrower determines that the notional amounts of Swap Agreements in respect of interest rates exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate, then the Borrower shall, within thirty (30) days of such determination, terminate, create off-setting positions or otherwise unwind existing Swap Agreements in order to comply with this Section 9.16.
(c)    If, as of the end of any fiscal quarter, the Borrower determines that the aggregate volume of all commodity Swap Agreements (other than swaps (x) covering (A) basis differential or (B) oil spread timing risks, in each case on volumes already hedged pursuant to other Swap Agreements, or (y) entered into in connection with the Acquisition Hedges) for which settlement payments were calculated in such fiscal quarter exceeded the actual production of Hydrocarbons in such fiscal quarter, then the Borrower shall, within thirty (30) days of such determination, terminate, create off-setting positions or otherwise unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed, on a quarterly basis, 100% of reasonably anticipated projected production for the then-current and any succeeding fiscal quarters.
(d)    Notwithstanding anything to the contrary in this Section 9.16, there shall be no prohibition against the Borrower, any other Credit Party or any Restricted

Subsidiary entering into any “put” contracts or commodity price floors with an Approved Counterparty so long as (i) such agreements are entered into for non-speculative purposes and in the ordinary course of business for the purpose of hedging against fluctuations of commodity prices, (ii) such agreements are not related to corresponding calls, collars or swaps and (iii) neither the Borrower nor any Restricted Subsidiary has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such agreement is entered into.
(e)    For purposes of entering into or maintaining Swap Agreement trades or transactions under Section 9.16(a) and Section 9.16(c), forecasts of reasonably anticipated production from the Credit Parties’ Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement or as otherwise projected by a Responsible Officer of the Borrower and acceptable to the Administrative Agent shall be revised to account for any increase or decrease therein anticipated based on information obtained by the Credit Parties and delivered to the Administrative Agent subsequent to the publication of such Reserve Report or projection, including the Credit Parties’ internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells, completed acquisitions coming on stream or failing to come on stream and Dispositions of Oil and Gas Properties; provided that (A) any such supplemental information shall be in form and detail reasonably satisfactory to the Administrative Agent and (B) if any such supplemental information is delivered, such information shall be presented on a net basis (i.e., it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report).
(f)    In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Borrower or any Credit Party to post collateral, credit support (including in the form of letters of credit) or margin (other than, in each case, pursuant to the Security Instruments) to secure their obligations under such Swap Agreement or to cover market exposures.
(g)    For the purposes of this Section 9.16, it is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes.
Section 9.17    Subsidiaries. Neither the Borrower nor any Restricted Subsidiary shall have any Restricted Subsidiary that is a Foreign Subsidiary.
Section 9.18    Account Control Agreements. The Credit Parties will not, and will not permit any Restricted Subsidiary to deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other Property into, any Deposit Account, Commodity Account, or Securities Account other than (a) Deposit Accounts, Commodity Accounts, and Securities Accounts in which the Collateral Agent has been granted a first-priority Lien (subject to Excepted Liens of the type described in clause (e) of the definition thereof) and that, in each case, is subject to an Account Control Agreement, (b) Excluded Accounts (solely with respect to amounts referred to in the definition thereof) and (c) Deposit Accounts, Commodity Accounts, and Securities Accounts that were acquired pursuant to an acquisition not prohibited by this Agreement; provided, that the Credit Parties and Restricted Subsidiaries shall not transfer Property in excess of $10,000,000 in the aggregate from any Deposit Accounts, Commodity Accounts and Securities Accounts subject to an Account Control Agreement to any such acquired Deposit Accounts, Commodity Accounts, and Securities Accounts.
Section 9.19    Certain Restrictions with respect to Unrestricted Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, the Credit Parties:
(a)    will cause the management, business and affairs of its Unrestricted Subsidiaries to be conducted in such a manner, including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and shall not permit Properties of Credit Parties and the Restricted Subsidiaries to be commingled with Properties of Unrestricted Subsidiaries; in each case, so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Credit Parties and the Restricted Subsidiaries;
(b)    will not, and will not permit any of their Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries;
(c)    will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, any Credit Party or any Restricted Subsidiary; and
(d)    will not engage in any transactions with, or permit any the Restricted Subsidiaries to engage in any transaction with an Unrestricted Subsidiary other than transactions that are permitted by Section 9.13.
Section 9.20    Sale and Leaseback Transactions. The Credit Parties will not, and will not permit any Restricted Subsidiaries to, enter into any Sale and Leaseback Transactions.
Section 9.21    Organizational Documents; Fiscal Year End. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, amend, modify or supplement in any material respect (or vote to enable, or take any other action to permit, such amendment, modification or supplement of) any Organizational Document of the Credit Parties or such Restricted Subsidiaries in any manner materially adverse to the interests of the Administrative Agent and the Lenders. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.
Section 9.22    Marketing Activities. The Credit Parties will not, and will not permit any of the Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business, (c) in connection with the redemption of any equity securities of a Restricted Subsidiary in accordance with the Organizational Documents of such Restricted Subsidiary and (d) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
ARTICLE X.
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days.
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Guarantor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.
(d)    the Borrower, any Guarantor or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a), Section 8.03 (with respect to the legal existence of the Borrower or any Guarantor), Section 8.14, Schedule 8.16, Section 8.17 or in Article IX.
(e)    the Borrower, any Guarantor or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a) to (d) or (f) to (n)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Credit Parties or any Restricted Subsidiary otherwise becoming aware of such failure.
(f)    the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable (after the expiration of any applicable period of grace and/or notice and cure period).
(g)    any event or condition occurs (after the expiration of any applicable period of grace and/or notice and cure period) that (i) results in any Material Debt becoming due prior to its scheduled maturity or (ii) that enables or permits the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Credit Parties to make an offer in respect thereof, in each case other than with respect to (1) Debt consisting of any Swap Obligations, if the event or condition is a termination event rather than an event of default under the applicable Swap Agreements, (2) secured Debt that becomes due (or in respect of which an offer to Redeem must be made) as a result of a Disposition (including as a result of a Casualty Event) of the property or assets securing such Debt permitted under this Agreement and (3) Permitted Debt that becomes due (or in respect of which an offer to Redeem must be made) as a result of any event requiring prepayment pursuant to customary asset sale, casualty event, change of control or fundamental change or other conversion provisions with respect to convertible notes.
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its or their respective debts, or of a substantial part of its or their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its or their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)    any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its or their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the holders of any Equity Interests of the Borrower shall make any request or take any action for the purpose of calling a meeting of the shareholders or members of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs.
(j)    any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of the greater of (x) $100,000,000 and (y) 2.0% of Consolidated Total Assets at such time (to the extent not covered by independent third-party insurance provided by reputable and financially sound insurers as to which the insurer has not issued a notice denying coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be entered by a court of competent jurisdiction against any Credit Party or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged or unsatisfied for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Credit Party or any Restricted Subsidiary to enforce any such judgment.
(l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Credit Party that is party thereto or shall be repudiated by any of them, or any Credit Party shall so state in writing; or the Loan Documents after delivery thereof cease to create a valid and perfected Lien of the priority required thereby on any material portion of Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Credit Party shall so state in writing.
(m)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.
(n)    a Change in Control shall occur.
Section 10.02    Remedies.
(a)    In the case of an Event of Default other than one described in Section 10.01(h) or Section 10.01(i) at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
(b)    In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(c)    Except as provided in Section 2.09(a)(ii), all proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied: first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such; second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders; third, pro rata to payment of accrued interest on the Loans; fourth, pro rata to payment of (i) principal outstanding on the Loans, (ii) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.08(e) (and cash collateralization of LC Exposure hereunder), (iii) Secured Swap Obligations owing to Secured Swap Parties and (iv) Secured Cash Management Obligations owing to Secured Cash Management Providers; fifth, pro rata to any other Secured Obligations; and sixth, any excess, after all of the Secured Obligations shall have been paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement. Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Secured Cash Management Obligations or Secured Swap Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.
(d)    Without limiting any other provision of this Article X, after the occurrence of, and during the continuation of, an Event of Default, the Administrative Agent may give instructions directing the disposition of funds, securities or other Property credited or deposited into any Deposit Account, Commodity Account, or Securities Account subject to an Account Control Agreement (including without limitation sweeping such proceeds for payment of the Secured Obligations) and/or withhold any withdrawal rights of any Credit Party with respect to any or all funds, securities or other Property credited or deposited into any Deposit Account, Commodity Account, or Securities Account subject to an Account Control Agreement.
Section 10.03    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and the Credit Parties unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s and each Credit Party’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower or its Subsidiaries, as applicable and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower or its Subsidiaries, as applicable.
Section 10.04    Credit Bidding. Each of the Borrower, the other Credit Parties, the Restricted Subsidiaries and the Lenders hereby irrevocably authorize (and by entering into a Swap Agreement, each Approved Counterparty shall be deemed to authorize) the Administrative Agent, based upon the instruction of the Majority Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Borrower, each other Credit Party and the Restricted Subsidiaries shall approve the Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by the Administrative Agent, based upon the instruction of the Majority Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by the Borrower the other Credit Parties or the Restricted Subsidiaries, any interim receiver, manager, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (a) the Majority Lenders may not direct the Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (b) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (c) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (d) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).
ARTICLE XI.
THE AGENTS
Section 11.01    Appointment; Powers. Each of the Lenders and each Issuing Bank hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent as its agent and authorizes each of the Administrative Agent and the Collateral Agent, respectively, to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and to the Collateral Agent, respectively, by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and each Issuing Bank, and neither the Credit Parties nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions. In performing its functions and duties hereunder, the Administrative Agent shall act solely as a non-fiduciary agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any Affiliate thereof.
Section 11.02    Duties and Obligations of the Agents. Neither the Administrative Agent or the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither of the Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Agents, the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Agents shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Agents shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Credit Parties or their respective Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall each be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Credit Parties or their respective Subsidiaries or any other Credit Party or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
Section 11.03    Action by the Agents. Neither the Administrative Agent or the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent and the Collateral Agent shall each be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), as applicable, specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent or the Collateral Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent and the Collateral Agent shall each take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent or the Collateral Agent, as applicable, shall have received such directions, the Administrative Agent and the Collateral Agent may each (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent or the Collateral Agent be required to take any action which exposes the Administrative Agent or the Collateral Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. Neither the Administrative Agent or the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise neither the Administrative Agent or the Collateral Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04    Reliance by the Agents. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s or the Collateral Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent or the Collateral Agent. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each of the Administrative Agent and the Collateral Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
Section 11.05    Subagents. Each of the Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, respectively. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of each of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or the Collateral Agent, as applicable.
Section 11.06    Resignation of Administrative Agent and Collateral Agent. Subject to the appointment and acceptance of a successor Administrative Agent or Collateral Agent, as applicable, as provided in this Section 11.06, each of the Administrative Agent and the Collateral Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower and with the consent of the Borrower (unless an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent; provided that in no event shall any such successor Agent be a Defaulting Lender. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to the successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and

Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as the case may be.
Section 11.07    Administrative Agent, Collateral Agent and Lenders. Each of the Administrative Agent and the Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, as applicable, and each of the Administrative Agent and the Collateral Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or the Collateral Agent, as applicable, hereunder.
Section 11.08    No Reliance.
(a)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Neither the Administrative Agent or the Collateral Agent shall be required to keep itself informed as to the performance or observance by the Credit Parties or their respective Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, none of the Administrative Agent, the Collateral Agent and the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent, the Collateral Agent, the Arrangers or any of their respective Affiliates. In this regard, each Lender acknowledges that Latham & Watkins LLP is acting in this transaction as special counsel to the Administrative Agent and the Collateral Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
(b)    The Lenders acknowledge that the Administrative Agent, the Collateral Agent and the Arrangers are acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder. In structuring, arranging or syndicating this facility, each Lender acknowledges that the Administrative Agent, the Collateral Agent and/or the Arrangers may be agents or lenders under this Agreement, other loans or other securities and waives any existing or future conflicts of interest associated with their role in such other debt instruments.
Section 11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Credit Parties or their respective Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.10    Authority of Collateral Agent to Release Collateral and Liens. Each Lender, each Issuing Bank, each Secured Swap Party and Secured Cash Management Provider hereby authorizes the Collateral Agent to release any Collateral and the guarantees of any Guarantor under the Guaranty and Collateral Agreement, and to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, releases of guaranty from the Guaranty and Collateral Agreement, termination statements, assignments or other documents reasonably requested by the Borrower, in accordance with Section 12.20.
Section 11.11    The Arrangers. The Arrangers and Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their respective duties, responsibilities and liabilities in their respective individual capacities as a Lender hereunder to the extent such Person is a party to this Agreement as a Lender.
Section 11.12    Disqualified Institutions. Neither the Administrative Agent or the Collateral Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent or the Collateral Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 11.13    Erroneous Payments.
(a)    Each Lender, each Issuing Bank and each other Secured Party hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.13 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Secured Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Secured Obligations, and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Secured Obligations, the Secured Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 11.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 11.13 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE XII.
MISCELLANEOUS
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Borrower or any Guarantor, to it at:

Northern Oil and Gas, Inc.
4350 Baker Road – Suite 400
Minnetonka, MN 55343

Attention: Nick O’Grady; Chad Allen
Telephone: 952-476-9800
Facsimile: 952-885-7434
Electronic Mail: nogrady@northernoil.com; callen@northernoil.com with a copy to:
Kirkland & Ellis LLP
609 Main Street
Suite 4700
Houston, TX 77002
Attention: Mary Kogut, P.C.
Telephone: 713-836-3650
Facsimile: 713-836-3601
Electronic Mail: mkogut@kirkland.com
(ii)    if to the Administrative Agent or the Collateral Agent, to it at:
Wells Fargo Energy Group
1700 Lincoln Street, 12th Floor
Denver, CO 80203
Attention: Jonathan Herrick
Telephone: 303-863-5793
Facsimile: 303-863-5196
Electronic Mail: Jonathan.Herrick@wellsfargo.com
(iii)    if to any other Lender, in their capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, the Collateral Agent, any other agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Collateral Agent, any other agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any other agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Subject to Section 2.09(a)(ii), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the written consent of the Majority Lenders. Notwithstanding the foregoing, no such agreement shall (i) increase the Commitment or Elected Commitment of any Lender without the written consent of such Lender, (ii) (A) increase the Borrowing Base without the written consent of each Lender, (B) maintain or decrease the Borrowing Base without the written consent or deemed consent of the Required Lenders, (C) modify Section 2.07 in a manner that results in the increase of the Borrowing Base without the written consent of each Lender; provided that (x) a Scheduled Redetermination may be postponed (1) for not more than 90 days with the consent of the Majority Lenders and the Administrative Agent and (2) beyond 90 days with the consent of the Required Lenders and (y) a reduction in the Borrowing Base pursuant to Section 2.07(e) or Section 2.07(f) may be waived by the Required Lenders, or (D) modify Section 2.07 in any other manner not provided in the preceding clauses without the consent of the Majority Revolving Lenders and Majority Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the waiver of interest at the default rate pursuant to Section 3.02(c)), or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Revolving Termination Date or the applicable Maturity Date without the written consent of each Lender affected thereby; provided that mandatory prepayments may be waived or postponed by the Majority Lenders other than as provided under clause (vi) below, (v) change Section 2.06(b)(ii), Section 2.06(c)(vii), Section 4.01(b), Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata reduction of the Aggregate Elected Commitment Amount, the Aggregate Maximum Credit Amount or the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (vi) waive or amend Section 3.04(c)(ii) or Section 6.01, in each case without the written consent of each Revolving Lender (and, in the case of Section 3.04(c)(ii), the Majority Lenders), (vii) release any Guarantor or release all or substantially all of the Collateral (in each case, other than as provided in Section 11.10 and Section 12.20) without written consent of each Lender, (viii) modify the definitions of “Swap Agreement”, “Secured Swap Agreement”, “Secured Swap Obligations”, “Secured Swap Party”, “Secured Parties” or “Secured Obligations”, or the terms of Section 10.02(c), Section 12.14, any of the provisions of this Section 12.02(b) or Section 12.20, in each case without the written consent of each Secured Swap Party adversely affected thereby and the Majority Lenders, (ix) change any of the provisions of this Section 12.02(b) or the definition of “Applicable Revolving Percentage”, “Applicable Term Loan Percentage”, “Majority Lenders”, “Majority Revolving Lenders”, “Majority Term Lenders”, “Super Majority Lenders”, “Required Lenders”, “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender adversely affected thereby, (x) reduce the percentage set forth in Section 8.14(a) to less than eighty-five percent (85%) without the written consent of Required Lenders, (xi) amend or otherwise modify this Agreement or any Security Instrument in a manner that results in the Secured Swap Obligations no longer being secured on an equal and ratable basis with the principal of the Loans pursuant to this Agreement or such Security Instrument, without the written consent of each Secured Swap Party adversely affected thereby, (xii) (A) amend, modify or waive any condition precedent set forth in Section 2.08 or Section 6.02 without the consent of the Majority Revolving Lenders or (B) amend or modify the definition of “Available Borrowing Base”, “Borrowing Base”, “Borrowing Base Deficiency”, “Borrowing Base Properties”, “Utilization Percentage”, “Excess Cash”, “Excess Cash Threshold”, “Swap PV”, Section 3.04(c)(iv), Section 8.12, Section 8.13, Section 8.14, Section 8.17, or Section 9.18, in each case without the consent of the Majority Revolving Lenders and the Majority Lenders, (xiii) amend, modify or otherwise affect in any adverse manner, the interests, rights or obligations of the Revolving Lenders hereunder if such waiver, amendment or modification affects the interests, rights or obligations of the Revolving Lenders in a manner substantially different from and more adverse than the effect of such waiver, amendment or modification on the Term Lenders without the written consent of the Majority Revolving

Lenders and the Majority Lenders, (xiv) amend, modify or otherwise affect in any adverse manner, the interests, rights or obligations of the Term Lenders hereunder if such waiver, amendment or modification affects the interests, rights or obligations of the Term Lenders in a manner substantially different from and more adverse than the effect of such waiver, amendment or modification on the Revolving Lenders without the written consent of the Majority Term Lenders and the Majority Lenders, (xv) no change may be made to modify the order of applicable payments pursuant to Section 10.02(c) without the written consent of each Lender adversely affected thereby or (xvi) contractually subordinate the Liens on all or substantially all of the Collateral securing any of the Secured Obligations to the Liens securing any other Debt for borrowed money or contractually subordinate the right of payment of the Secured Obligations (in each case, as such definitions were in effect on the Effective Date) to the right of payment of any other Debt without the consent of each adversely affected Lender (it being understood that this clause (xvi) shall not apply to the incurrence of any debtor-in-possession financing); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, or such Issuing Bank, as the case may be. Notwithstanding the foregoing, (i) any supplement to any Schedule permitted or required to be delivered under this Agreement or any other Loan Document shall be effective simply by delivering to the Administrative Agent a supplemental Schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders and the Collateral Agent, and (ii) any Security Instrument may be supplemented to add additional collateral with the consent of the Collateral Agent. and (iii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 3.02(f) or Section 3.03(c), respectively, in accordance with the terms of Section 3.02(f) or Section 3.03(c), respectively. Notwithstanding the foregoing, (1) the Borrower, the Administrative Agent and the Collateral Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or to modify or add financial ratio covenants, negative covenants or Events of Default to cause such financial ratio covenants, negative covenants or Events of Default to be more onerous to the Borrower than those contained in this Agreement (prior to giving effect to such amendment) in connection with any incurrence of Debt permitted by this Agreement and (2) the Administrative Agent, the Collateral Agent and the Borrower may, without the consent of any Lender, enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to add additional Guarantors as contemplated in Section 8.14(b) or to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or Property to become Collateral to secure the Secured Obligations for the benefit of the Lenders or as required by any Governmental

Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and the Collateral Agent. The Administrative Agent shall post any amendment, modification or waiver of this Agreement or any other Loan Document to the Lenders reasonably promptly after the effectiveness thereof.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the applicable Term Lenders as provided in Section 2.10 and Section 2.11, as applicable, may enter into any Term Loan Amendment in accordance with Section 2.10 and any Extension Amendment in accordance with Section 2.11 and such Term Loan Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document (other than as set forth in Section 2.10 or Section 2.11, as applicable).
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower and each other Credit Party shall jointly and severally pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of consultants and of one primary counsel to the Administrative Agent, the Collateral Agent and all Lenders and one local counsel to the Administrative Agent, the Collateral Agent and all Lenders in each jurisdiction deemed reasonably necessary by the Administrative Agent and, solely in the event of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one local counsel in each relevant material jurisdiction or for each matter), and the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in each case in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent, the Collateral Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, assessments and other charges incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent (and its Affiliates), the Collateral Agent (and its Affiliates) and the

Lenders (including (A) the fees, charges and disbursements of counsel to the Administrative Agent and to the Collateral Agent and (B) the fees, charges and disbursements of one primary counsel to the Lenders as a group unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel (plus no more than one additional counsel in each jurisdiction that is reasonably necessary to such enforcement or protection of rights)) incurred during any workout or restructuring or in connection with the enforcement of any rights or remedies in respect of such Loans or Letters of Credit.
(b)    THE BORROWER AND EACH OTHER CREDIT PARTY SHALL JOINTLY AND SEVERALLY INDEMNIFY THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ARRANGERS, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ONE PRIMARY COUNSEL FOR ALL INDEMNITEES AND, IF REASONABLY NECESSARY, A SINGLE OUTSIDE LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION (WHICH MAY INCLUDE A SINGLE SPECIAL COUNSEL IN MULTIPLE JURISDICTIONS) FOR ALL INDEMNITEES TAKEN AS A WHOLE (AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST, AN ADDITIONAL COUNSEL FOR ALL INDEMNITEES SUBJECT TO SUCH CONFLICT TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN EXPENSES IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS DATED OF EVEN DATE HEREWITH, WHICH EXPENSES SHALL ONLY BE PAID BY THE CREDIT PARTIES TO THE EXTENT PROVIDED IN SECTION 12.03(A)) OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE SECURED OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE CREDIT PARTIES OR THEIR RESPECTIVE SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM,

INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE CREDIT PARTIES OR THEIR RESPECTIVE SUBSIDIARIES BY THE CREDIT PARTIES OR THEIR RESPECTIVE SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) THE CREDIT PARTIES’, OR THEIR RESPECTIVE SUBSIDIARIES’, BREACH OF, OR NON-COMPLIANCE WITH, ANY ENVIRONMENTAL LAW APPLICABLE TO THE CREDIT PARTIES OR THEIR RESPECTIVE SUBSIDIARIES, (ix) THE USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS IN VIOLATION OF ENVIRONMENTAL LAWS BY THE CREDIT PARTIES OR THEIR RESPECTIVE SUBSIDIARIES, (x) ANY ENVIRONMENTAL LIABILITY ARISING UNDER ENVIRONMENTAL LAW OF THE CREDIT PARTIES OR THEIR RESPECTIVE SUBSIDIARIES, (xi) THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEM IN CONNECTION WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR (xii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY, THE BORROWER OR ANY GUARANTOR, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (I) THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT OF ANY INDEMNITEE, ANY OF ITS AFFILIATES OR CONTROLLING PERSONS OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR MEMBERS OF ANY OF THE FOREGOING AND (II) A MATERIAL BREACH OF FUNDING OBLIGATIONS UNDER THE LOAN DOCUMENTS BY SUCH INDEMNITEE, AND PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT APPLY TO DISPUTES SOLELY BETWEEN LENDERS UNLESS SUCH DISPUTE RESULTS FROM ANY CLAIM ARISING OUT OF ANY REQUEST, ACT OR OMISSION ON THE PART OF ANY CREDIT PARTY OR AGAINST THE ARRANGERS, THE ADMINISTRATIVE AGENT OR ANY ISSUING BANK IN ITS CAPACITY AS SUCH, IN EACH CASE, IN CONNECTION WITH THE LOAN DOCUMENTS. WITH RESPECT TO THE OBLIGATION TO REIMBURSE AN INDEMNITEE FOR FEES, CHARGES AND DISBURSEMENTS OF COUNSEL, EACH INDEMNITEE AGREES THAT ALL INDEMNITEES WILL AS A GROUP UTILIZE ONE PRIMARY COUNSEL (PLUS NO MORE THAN ONE ADDITIONAL COUNSEL IN EACH JURISDICTION WHERE A PROCEEDING THAT IS THE SUBJECT MATTER OF THE INDEMNITY IS LOCATED) UNLESS (1) THERE IS A CONFLICT OF INTEREST AMONG INDEMNITEES, (2) DEFENSES OR CLAIMS EXIST WITH RESPECT TO ONE OR MORE INDEMNITEES THAT ARE NOT AVAILABLE TO ONE OR MORE OTHER INDEMNITEES OR (3) SPECIAL COUNSEL IS REQUIRED TO BE RETAINED AND THE BORROWER CONSENTS TO SUCH RETENTION (SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED). THIS SECTION 12.03 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETCETERA, ARISING FROM ANY NON-TAX CLAIM.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, Arrangers or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Arrangers or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Arrangers or such Issuing Bank in its capacity as such.
(d)    TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER SUCH PERSON, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY

OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN SHALL LIMIT OR BE DEEMED TO LIMIT THE CREDIT PARTIES’ OBLIGATION TO INDEMNIFY THE INDEMNITEE’S FOR ANY SUCH CLAIMS BROUGHT BY THIRD PARTIES.
(e)    All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor attaching the relevant invoices and/or a certificate, in each case setting forth the basis for such demand in reasonable detail.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 or as required under Section 5.04(b), and (iii) no Lender may assign to the Borrower or any other Credit Party or their respective Subsidiaries, or an Affiliate of the Borrower or any other Credit Party or their respective Subsidiaries, or a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under the Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender or an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof (other than a Disqualified Institution); and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender or an Approved Fund, immediately prior to giving effect to such assignment.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned (it being understood that assignments under separate Facilities shall not be required to be made on a pro rata basis);
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)    no assignment shall be made to a natural Person, or to any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or any Disqualified Institution.
(iii)    Subject to Section 12.04(b)(ii) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and obligations) of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment and Elected Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender. This Section 12.04(b)(iv) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    (i)    Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities other than an Affiliate of the Borrower or any other Credit Party (a

“Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that any such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such Participant. In addition, such agreement must provide that the Participant be bound by the provisions of Section 12.11. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender) and Section 5.03(k)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). No participation shall be effective unless it has been recorded in the Participant Register as provided in this Section 12.04(c); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such entitlement to receive a greater payment result from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 12.05    Survival; Revival; Reinstatement.
(a)    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03, Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
(c)    Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, facsimile, as an attachment to an email or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
(d)    The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, Swap Obligations) at any time owing by such Lender or Affiliate to or for the credit or the account of the Credit Parties or the Restricted Subsidiaries against any of and all the obligations of the Credit Parties or the Restricted Subsidiaries owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. Each Lender or its Affiliate agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this

Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
Section 12.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    THIS AGREEMENT AND THE NOTES AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND APPELLATE COURTS FROM ANY THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
(c)    EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; PROVIDED THAT SUCH WAIVER OF SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER UNDER SECTION 12.03; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each Lender Party agrees to use the Information (as defined below) solely for the purpose of evaluating, maintaining and administering the Loans or any other transaction contemplated hereby and further agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Related Parties’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower, any other Credit Party or any Restricted Subsidiary and their obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, (i)

to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) on a confidential basis to any actual or potential insurer or reinsurer or (k) on a confidential basis to (i) any rating agency in connection with rating the Credit Parties or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers for this Agreement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents. For the purposes of this Section 12.11, “Information” means all information received from the Credit Parties or their respective Subsidiaries relating to the Credit Parties or their respective Subsidiaries and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Credit Parties or their respective Subsidiaries; provided that, in the case of information received from the Credit Parties, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Credit Parties and their respective Affiliates and Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and agrees that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Credit Parties or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Credit Parties and their respective Affiliates and Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.
For the avoidance of doubt, nothing herein prohibits or impedes any individual from communicating or disclosing Information regarding suspected violations of laws, rules or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
Section 12.13    Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS,

CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.14    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to each Secured Swap Party and each Secured Cash Management Provider on a pro rata basis in respect of any Secured Swap Obligations owed to such Secured Swap Party and any Secured Cash Management Obligations owed to such Secured Cash Management Provider. Except as set forth in Section 12.02(b), no Secured Swap Party or Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of any Secured Swap Obligations or Secured Cash Management Obligations owed to it.
Section 12.15    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and each Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any Credit Party, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a), but only to the extent and for so long as each constitutes a Secured Swap Party.
Section 12.16    USA Patriot Act and Beneficial Ownership Notice. Each Lender hereby notifies the Borrower and other Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address and tax identification number of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 12.17    No Fiduciary Duty. The Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the Guarantors, their respective stockholders and/or their affiliates. The Borrower agrees that nothing in the Loan Documents and nothing in connection with the transactions related thereto will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower and any Guarantor, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any Guarantor, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any Guarantor, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower or any Guarantor except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any Guarantor, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any Guarantor, in connection with such transaction or the process leading thereto.
Section 12.18    Flood Insurance Provisions.
(a)    Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder and (v) the Biggert-Waters Flood Reform Act of 2012 and any regulations promulgated thereunder.
(b)    The Collateral Agent have each adopted internal policies and procedures that address requirements placed on federally regulated Lenders under the Flood Insurance Regulations. The Collateral Agent will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Insurance Regulations. However, the Collateral Agent reminds each Lender and participant in the facility that, pursuant to the Flood Insurance Regulations, each federally regulated Lender (whether acting as a Lender or participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.
Section 12.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
Section 12.20    Releases.
(a)    Full Release. Upon the request of the Borrower, if (i) all Secured Obligations under this Agreement and the other Loan Documents shall have been paid in full in cash (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made as of the time of determination), (ii) all Letters of Credit shall have expired, terminated or other arrangements satisfactory to the Administrative Agent and the relevant Issuing Bank shall have been made, (iii) commitments of the Lenders under the Loan Documents shall have been terminated, (iv) all Secured Swap Agreements have expired or been terminated (and all amounts owing thereunder paid in full) or other arrangements made to the satisfaction of the applicable Secured Swap Party, (v) all Secured Cash Management Agreements have expired or been terminated (and all amounts owing thereunder paid in full) or other arrangements made to the satisfaction of the applicable Secured Cash Management Provider and (vi) this Agreement and the other Loan Documents shall have been terminated (other than those provisions that by their terms survive termination), the Administrative Agent and the Collateral Agent at the request and sole expense of the Credit Parties shall execute and deliver or cause to be executed and delivered such instruments as may be necessary to evidence the release of the Liens and any guarantees granted pursuant to the Security Instruments.

(b)    Partial Release. If (i) any of the Collateral shall be sold, transferred, conveyed or otherwise disposed of by the Borrower or any Subsidiary Guarantor in a transaction permitted by this Agreement (other than any sale, transfer, conveyance, transfer of other disposition to the Borrower or another Subsidiary Guarantor) or (ii) the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.02(b)), then upon written request delivered to the Collateral Agent, the Collateral Agent, at the sole expense of the Borrower and the applicable Subsidiary Guarantor, shall promptly execute and deliver to the Borrower or such Subsidiary Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence the release of Liens on such Collateral created under the applicable Loan Documents; provided that the Borrower shall have delivered to the Collateral Agent a written request for release, termination statements and other documents identifying the Borrower or such Subsidiary Guarantor together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, and (y) no Collateral other than the Collateral required to be released is being released. The Collateral Agent is authorized to release a Guarantor from its obligations under the Loan Documents (including, without limitation, any guarantee under the Guaranty and Collateral Agreement) and any Liens on the Property of such Guarantor granted pursuant to the Security Instruments in the event that (i) all the capital stock or other Equity Interests of such Guarantor are sold, transferred, conveyed, associated or otherwise disposed of in a transaction permitted by the Loan Documents, (ii) upon written request by the Borrower to the Collateral Agent, such Guarantor ceases to be a Material Subsidiary or (iii) such Guarantor is designated as an Unrestricted Subsidiary. In such event, the Collateral Agent, at the sole expense of the Borrower and the applicable Guarantor, shall promptly execute and deliver to the Borrower or such Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence such release; provided that the Borrower shall have delivered to the Collateral Agent a written request for release identifying the relevant Guarantor together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, and (y) no Guarantor or Collateral other than the Guarantor or Collateral required to be released is being released.
Section 12.21    Amendment and Restatement of Existing Credit Agreement.
(a)    On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein. This Agreement and any Notes issued hereunder have been given in renewal, extension, rearrangement and increase, and not in extinguishment of the obligations under the Existing Credit Agreement and the notes and other documents related thereto. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities. All Liens, deeds of trust, mortgages, assignments and security interests securing the Existing Credit Agreement and the obligations relating thereto are hereby ratified, confirmed, renewed, extended, brought forward and rearranged as security for the Secured Obligations. None of the Liens and security interests created pursuant to the “Security Instruments” as defined in the Existing Credit Agreement are released. The substantive rights and obligations of the parties hereto shall be governed by this Agreement, rather than the Existing Credit Agreement. Without limitation of any of the foregoing, (a) this Agreement shall not in any way release or impair the rights, duties, Secured Obligations (as defined in the Existing Credit Agreement) or Liens (as defined in the Existing Credit Agreement) created pursuant to the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Secured Obligations and Liens are assumed, ratified and affirmed by the Borrower and each of the Guarantors; (b) any and all references to the Existing Credit Agreement in any Security Instrument or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Security Instruments or Loan Documents in any such Security Instruments or any other Loan Documents shall be deemed a reference to the Security Instruments or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; and (c) the Liens granted pursuant to the Security Instruments to which any Credit Party is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Effective Date.
(b)    The Lenders that are lenders under the Existing Credit Agreement hereby waive any requirements for notice of prepayment, minimum amounts of prepayments of Loans (as defined in the Existing Credit Agreement), ratable reductions of the commitments of the Lenders under the Existing Credit Agreement and ratable payments on account of the principal or interest of any Loan (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the extent such prepayment, reductions or payments are required under the Existing Credit Agreement.
(c)    To the extent that any Loans are outstanding under the Existing Credit Agreement on the Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 6.01, to the extent necessary to allocate the Loans ratably in accordance with the allocation of Commitments after giving effect to this Agreement, (a) each of the Lenders with a Commitment shall be deemed to have assigned to each other Lender with a Commitment, and each of such Lenders shall be deemed to have purchased from each of such other Lenders, at the principal amount thereof (together with accrued interest, if any), such interests in the Loans outstanding on the Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by Lenders with Commitments ratably in accordance with their Commitments set forth on Annex I. The Lenders hereby confirm that, from and after the

Effective Date, all participations of the Lenders in respect of Letters of Credit outstanding hereunder pursuant to Section 2.08(d) shall be based upon the Applicable Revolving Percentages of the Lenders (after giving effect to this Agreement).
Section 12.22    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing among the Administrative Agent, the Borrower and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 12.23    Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 12.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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BORROWER:	NORTHERN OIL AND GAS, INC.

	By:	/s/ Chad Allen
	Name:	Chad Allen
	Title:	Chief Financial Officer

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ Erin Grasty
	Name:	Erin Grasty
	Title:	Vice President

COLLATERAL AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

	By:	/s/ Erin Grasty
	Name:	Erin Grasty
	Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

ISSUING BANK AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank and a Lender

	By:	/s/ Erin Grasty
	Name:	Erin Grasty
	Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

Bank of America, N.A., as a Lender

By:	/s/ Greg Smothers
Name:	Greg Smothers
Title:	Director

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

Capital One, National Association, as a Lender

By:	/s/ John Owen
Name:	John Owen
Title:	Vice President

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(Northern Oil and Gas, Inc.)

CITIBANK, N.A., as a Lender

By:	/s/ Todd Mogil
Name:	Todd Mogil
Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

CITIZENS BANK, N.A., as a Lender

By:	/s/ Cameron Spence
Name:	Cameron Spence
Title:	Vice President

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(Northern Oil and Gas, Inc.)

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

By:	/s/ Thomas Kleiderer
Name:	Thomas Kleiderer
Title:	Managing Director

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Hadrien Chain
Name:	Hadrien Chain
Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

MIZUHO BANK, LTD., as a Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Managing Director

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(Northern Oil and Gas, Inc.)

PNC Bank, National Association, as a Lender

By:	/s/ Danielle Hudek
Name:	Danielle Hudek
Title:	Vice President

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(Northern Oil and Gas, Inc.)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Michael Sharp
Name:	Michael Sharp
Title:	Authorized Signatory

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(Northern Oil and Gas, Inc.)

LENDERS:	Truist Bank

	By:	/s/ Farhan Iqbal
	Name:	FARHAN IQBAL
	Title:	Director

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

US BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ryan Watson
Name:	Ryan Watson
Title:	Senior Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Scott W. Danvers
Name:	Scott W. Danvers
Title:	Authorized Signatory

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Authorized Signatory

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

FIRST-CITIZENS BANK & TRUST COMPANY, as a Lender

By:	/s/ John Feeley
Name:	John Feeley
Title:	Managing Director

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

Cathay Bank, as a Lender

By:	/s/ Dale T Wilson
Name:	Dale T Wilson
Title:	Senior Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

Morgan Stanley Senior Funding, Inc., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

COMERICA BANK, as a Lender

By:	/s/ William Goodrich
Name:	William Goodrich
Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

LENDERS:	CADENCE BANK

	By:	/s/ Molly Zlomik
	Name:	Molly Zlomik
	Title:	Vice President

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

BOKF, NA, as a Lender

By:	/s/ Benjamin H. Adler
Name:	Benjamin H. Adler
Title:	Senior Vice President

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to Credit Agreement
(Northern Oil and Gas, Inc.)

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Andrew B. Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

Signature Page
to Credit Agreement
(Northern Oil and Gas, Inc.)

ANNEX I

SCHEDULE OF ELECTED COMMITMENTS AND TERM COMMITMENTS

Name of Lender	Elected Commitment	Applicable Revolving Percentage	Term Commitment	Applicable Term Loan Percentage
Wells Fargo Bank, National Association	$105,000,000.00	6.562500000%	$0.00	0.0%
Bank of America, N.A.	$105,000,000.00	6.562500000%	$0.00	0.0%
Capital One, National Association	$105,000,000.00	6.562500000%	$0.00	0.0%
Citibank, N.A.	$105,000,000.00	6.562500000%	$0.00	0.0%
Citizens Bank, N.A.	$105,000,000.00	6.562500000%	$0.00	0.0%
Fifth Third Bank, National Association	$105,000,000.00	6.562500000%	$0.00	0.0%
JPMorgan Chase Bank, N.A.	$105,000,000.00	6.562500000%	$0.00	0.0%
Mizuho Bank, Ltd.	$105,000,000.00	6.562500000%	$0.00	0.0%
PNC Bank, National Association	$105,000,000.00	6.562500000%	$0.00	0.0%
Royal Bank of Canada	$105,000,000.00	6.562500000%	$0.00	0.0%
Truist Bank	$105,000,000.00	6.562500000%	$0.00	0.0%
U.S. Bank National Association	$105,000,000.00	6.562500000%	$0.00	0.0%
Canadian Imperial Bank of Commerce, New York Branch	$100,000,000.00	6.250000000%	$0.00	0.0%
First-Citizens Bank and Trust Company	$40,000,000.00	2.500000000%	$0.00	0.0%
Cathay Bank	$40,000,000.00	2.500000000%	$0.00	0.0%
Morgan Stanley Senior Funding, Inc.	$40,000,000.00	2.500000000%	$0.00	0.0%
Annex I
Credit Agreement

Name of Lender	Elected Commitment	Applicable Revolving Percentage	Term Commitment	Applicable Term Loan Percentage
Comerica Bank	$40,000,000.00	2.500000000%	$0.00	0.0%
Cadence Bank	$35,000,000.00	2.187500000%	$0.00	0.0%
BOKF, NA dba Bank of Oklahoma	$35,000,000.00	2.187500000%	$0.00	0.0%
Goldman Sachs Lending Partners LLC	$10,000,000.00	0.625000000%	$0.00	0.0%
TOTAL	$1,600,000,000.00	100.00%	$0.00	0.0%

LC COMMITMENT

Name of Lender	LC Commitment
Wells Fargo Bank, National Association	$20,000,000.00

Annex I
Credit Agreement